     As filed with the Securities and Exchange Commission on April 25, 2000
                                                      Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                           LIBERTY MEDIA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                     4841                    84-1288730
        DELAWARE
                               (Primary Standard          (I.R.S. Employer
     (State or Other              Industrial             Identification No.)
     Jurisdiction of          Classification Code
    Incorporation or                Number)
      Organization)

                               ----------------

                            9197 South Peoria Street
                           Englewood, Colorado 80112
                                 (720) 875-5400
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                            Charles Y. Tanabe, Esq.
                           Liberty Media Corporation
                            9197 South Peoria Street
                           Englewood, Colorado 80112
                                 (720) 875-5400
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ----------------

                                    Copy to:
                           Robert W. Murray Jr., Esq.
                               Baker Botts L.L.P.
                              599 Lexington Avenue
                         New York, New York 10022-6030
                                 (212) 705-5000

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
 Title of Each Class of                  Proposed Maximum  Proposed Maximum   Amount of
    Securities To Be       Amount To Be   Offering Price  Aggregate Offering Registration
       Registered           Registered     Per Unit(1)         Price(1)         Fee(2)
-----------------------------------------------------------------------------------------
8 1/4% Senior Debentures
 due 2030...............  $1,000,000,000       100%         $1,000,000,000     $264,000
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act.
(2) Calculated pursuant to Rule 457(f)(2) under the Securities Act.

                               ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS                                                               [LOGO]

                           Liberty Media Corporation

                               Offer to Exchange
                                $1,000,000,000
                       8 1/4% Senior Debentures due 2030
                     which have been registered under the
                            Securities Act of 1933
                   for any and all outstanding unregistered
                       8 1/4% Senior Debentures due 2030

  The terms of the new debentures that we are offering in this prospectus are substantially identical to the terms of the outstanding debentures, except that the new debentures will be freely transferable and will not have covenants regarding registration rights or additional interest.

                     Material Terms of the Exchange Offer

  .  The exchange offer will expire at 5:00 p.m., New York City time, on
           , 2000, unless the offer is extended. We do not currently intend to extend the exchange offer.

  . We do not intend to apply for listing of the new debentures on any securities exchange or to arrange for them to be quoted on any quotation system.

                               ----------------

Investing in the new debentures involves risks. See "Risk Factors" beginning on page 10.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is       , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Use of Proceeds..........................................................  18
Capitalization...........................................................  19
Selected Historical Financial Data.......................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Corporate History........................................................  37
Business.................................................................  39
Management...............................................................  73
Relationship with AT&T and Certain Related Transactions..................  88
The Exchange Offer.......................................................  97
Description of the Debentures............................................ 106
Certain United States Federal Income Tax Considerations.................. 124
Plan of Distribution..................................................... 125
Legal Matters............................................................ 126
Experts.................................................................. 126
Where to Find More Information........................................... 126
Index to Financial Statements............................................ F-1

                               ----------------

  We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the debentures offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You may read and copy the registration statement, including all of its exhibits, as set forth under "Where to Find More Information."

                               ----------------

  This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus.

  This prospectus includes information concerning The News Corporation Limited, Time Warner Inc., TV Guide, Inc., Gemstar International Group Limited, USA Networks, Inc., Sprint Corporation, Telewest Communications plc, Motorola Inc., Todd-AO Corporation, Teligent, Inc., Cendant Corp., Antec Corporation, America Online, Inc., ICG Communications, Inc., TCI Satellite Entertainment, Inc., IDT Corporation, Ascent Entertainment Group, Inc., UnitedGlobalCom, Inc., Primedia Inc., Corus Entertainment Inc. and On Command Corporation, all of which are public companies that file reports and other information with the SEC in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information contained in this prospectus concerning those companies has been derived from the reports and other information filed by them with the SEC. Liberty had no part in the preparation of those reports and other information, nor are they incorporated by reference in this prospectus.You may read and copy any reports and other information filed by those companies as set forth under "Where to Find More Information."

                               ----------------

  You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old debentures for new debentures only in jurisdictions where offers and sales are permitted.

                               ----------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualification of, or recommended or given approval to, any person, security or transaction. It is unlawful to make or cause to be made to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                               PROSPECTUS SUMMARY

  The following summary highlights selected information from this prospectus to help you understand Liberty and the debentures. For a more complete understanding of Liberty and the debentures, we encourage you to read this entire document, including the "Risk Factors" section. All references to "Liberty," "we," "us" and words to similar effect refer to Liberty Media Corporation and, unless the context indicates otherwise, its consolidated subsidiaries.

                           Liberty Media Corporation

  We are a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Our subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA, QVC, CNN, TBS, Motorola and Sprint PCS.

  The media, entertainment and communications industries are currently undergoing tremendous changes due in part to the growth of new distribution technologies, led by the Internet and the implementation of digital compression. The growth in distribution technologies has, in turn, created strong demand for an ever increasing array of multimedia products and services. Liberty is working with its subsidiaries and business affiliates to extend their established brands, quality content and networks across multiple distribution platforms to keep them at the forefront of these ongoing changes.

  The following table lists our principal subsidiaries and business affiliates and our direct equity interests or indirect attributed equity interests, based on ownership of capital stock. Our direct or attributed equity interest in a particular company does not necessarily represent our voting interest in that company. Our indirect attributed interest is determined by multiplying our ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of December 31, 1999, and, in the case of convertible securities we hold, assume conversion to common stock by us and, to the extent known by us, other holders. In some cases our interest is subject to buy/sell procedures, rights of first refusal or other obligations. See "Business."

     Subsidiary/Business Affiliate                       Attributed Ownership %
     -----------------------------                       ----------------------
     Starz Encore Group LLC. ...........................          100%
     Liberty Digital, Inc. .............................           87%
     Discovery Communications, Inc. ....................           49%
     TV Guide, Inc. ....................................           44%
     QVC Inc. ..........................................           43%
     Flextech, plc......................................           37%
     Sprint PCS Group...................................           23%
     Telewest Communications plc........................           22%
     USA Networks, Inc. ................................           21%
     Time Warner Inc. ..................................            9%
     The News Corporation Limited.......................            8%
     Motorola Inc. (successor to General Instrument
      Corporation)......................................            3%

                               Business Strategy

  Our business strategy is to maximize the value of Liberty by (1) working with the management teams of our existing subsidiaries and business affiliates to grow their established businesses and create new businesses and (2) identifying and executing strategic transactions that improve the value or optimize the efficiency of Liberty's assets. Key elements of our business strategy include the following:

  . Promoting the internal growth of our subsidiaries and business affiliates;

  .  Maintaining significant involvement in governance;

  .  Participating with experienced management and strategic partners; and

  . Executing strategic transactions that optimize the efficiency of our assets.

                          Relationship with AT&T Corp.

  We have been a subsidiary of AT&T Corp. since March 9, 1999. On that date, AT&T acquired by merger our parent company, the former Tele-Communications, Inc., which has since been renamed AT&T Broadband LLC. As part of that merger, AT&T issued AT&T common stock (NYSE: T) and Class A and Class B Liberty Media Group common stock (NYSE: LMG.A and LMG.B). AT&T's Liberty Media Group common stock is a tracking stock designed to reflect the economic performance of the businesses and assets of AT&T attributed to the "Liberty Media Group." We are included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of the Liberty Media Group. On March 14, 2000, the shareholders of AT&T approved the creation and issuance of the AT&T Wireless Group tracking stock, which is designed to reflect the economic performance of the wireless services businesses and assets of AT&T that will be attributed to the new AT&T Wireless Group. The AT&T common stock is intended to reflect all other assets and businesses of AT&T, which we refer to as the AT&T Common Stock Group. The businesses and assets to be attributed to the AT&T Wireless Group are currently attributable to the AT&T Common Stock Group, and the new tracking stock will be distributed to holders of AT&T Common Stock and/or sold in an initial public offering by AT&T. For a more detailed description of the relationship between AT&T and Liberty, see "Relationship with AT&T and Certain Related Transactions" starting on page 88.

  We have a substantial degree of managerial autonomy from AT&T as a result of our corporate governance arrangement with AT&T. Our board of directors is controlled by persons designated by TCI prior to its acquisition by AT&T, and our board will continue to be controlled by those persons, or others chosen by them, until at least 2006. Our management consists of individuals who managed the businesses of Liberty prior to the AT&T merger. We have entered into agreements with AT&T which provide us with a level of financial and operational separation from AT&T, define our rights and obligations as a member of AT&T's consolidated tax group, enable us to finance our operations separately from those of AT&T and provide us with certain programming rights with respect to AT&T's cable systems. See "Relationship with AT&T and Certain Related Transactions" starting on page 88.

  Our principal executive offices are located at 9197 South Peoria Street, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

      Relationship of Liberty Media Corporation to the Liberty Media Group

  Liberty Media Corporation and its consolidated subsidiaries are attributed to the Liberty Media Group. The businesses and assets of Liberty and its subsidiaries currently constitute substantially all of the businesses and assets of the Liberty Media Group. The following diagram illustrates the assets of AT&T that are attributed to the Liberty Media Group and to the AT&T Common Stock Group. The new AT&T Wireless Group is not reflected in the diagram because the AT&T Wireless Group tracking stock has not been issued at the date of this prospectus. The following diagram also illustrates the assets of Liberty, which is a holding company. For a more complete description of the relationship of Liberty Media Corporation to AT&T and the Liberty Media Group, see "Relationship with AT&T and Certain Related Transactions" starting on page
88. For a discussion of Liberty's consolidated subsidiaries and principal business affiliates, see "Business" starting on page 39.

                                    [GRAPH]

                               The Exchange Offer

  On February 2, 2000, we completed the private offering of $1,000,000,000 aggregate principal amount of our 8 1/4% senior debentures due 2030. These debentures were not registered under the Securities Act and, therefore, they are subject to significant restrictions on resale. Accordingly, when we sold these debentures, we entered into a registration rights agreement with the initial purchasers that provides for the exchange offer. In the registration rights agreement, we agreed to deliver to you this prospectus and to permit you to exchange your old debentures for new debentures that have substantially identical terms to the old debentures except that the new debentures will be freely transferable and will not have covenants regarding registration rights or additional interest. In order to exchange your old debentures, you must properly tender them and we must accept your tender. We will exchange all old debentures that are validly tendered and not validly withdrawn. The new debentures will be issued under the same indenture under which the old debentures were issued and, as a holder of new debentures, you will be entitled to the same rights under the indenture that you had as a holder of old debentures. The old debentures and the new debentures will be treated as a single series of debt securities under the indenture.

  Set forth below is a summary description of the terms of the exchange offer. We refer you to "The Exchange Offer," beginning on page 97, for a more complete description of the terms of the exchange offer.

Exchange Offer.............  We are offering to exchange up to $1,000,000,000 aggregate principal amount of new debentures for a like aggregate principal amount of old debentures. Old debentures may be tendered only in integral multiples of $1,000.

Resale of New Debentures...  We believe that the new debentures issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

                             . you are acquiring the new debentures in the
                               ordinary course of your business;

                             . you have no arrangements or understandings with
                               any person to participate in the exchange offer for the purpose of distributing the new debentures; and

                             . you are not our "affiliate," within the meaning
                               of Rule 405 under the Securities Act.

                             If any of the statements above are not true and you transfer any new debentures without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new debentures from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

                             Each broker-dealer that receives new debentures for its own account in exchange for old debentures that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new debentures. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new debentures. See "Plan of Distribution."

Consequences of Failure to
 Exchange..................
                             If you do not exchange your old debentures for new debentures, you will not be able to offer, sell or otherwise transfer the old debentures except:

                             . in compliance with the registration requirements
                               of the Securities Act and any other applicable securities laws;

                             . pursuant to an exemption from the securities
                               laws; or

                             . in a transaction not subject to the securities
                               laws.

                             Old debentures that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of old debentures registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old debentures that remain outstanding after completion of the exchange offer.

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on       , 2000, unless we extend
                             it. We do not currently intend to extend the exchange offer.

Interest on the New          Interest on the new debentures will accrue at the
 Debentures................  rate of 8 1/4% from the date of the last periodic payment of interest on the old debentures or, if no interest has been paid, from the original issue date of the old debentures. No additional interest will be paid on old debentures tendered and accepted for exchange.

Conditions to the Exchange   The exchange offer is subject to customary
 Offer.....................  conditions, including that:

                             . the exchange offer does not violate applicable
                               law or any applicable interpretation of the SEC staff;

                             . the old debentures are validly tendered in
                               accordance with the exchange offer; and

                             . no action or proceeding would impair our ability
                               to proceed with the exchange offer.

Procedures for Tendering
 Old Debentures............
                             If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal and mail or otherwise deliver it, together with your old debentures to be exchanged and any other required documentation, to The Bank of New York, as exchange agent, at the address specified on the cover page of the letter of transmittal. Alternatively, you can tender your old debentures by following the procedures for book-entry transfer, as described under "The Exchange Offer-- Book-Entry Transfer." Questions regarding the tender of old debentures or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in "The Exchange Offer--Exchange Agent."

Guaranteed Delivery          If you wish to tender your old debentures and you
 Procedures................  cannot get the required documents to the exchange agent by the expiration date, you may tender your old debentures according to the guaranteed delivery procedures described under the heading
                             "The Exchange Offer--Guaranteed Delivery
                             Procedures."

Withdrawal Rights..........  You may withdraw the tender of your old debentures at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in "The Exchange Offer-- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Old
 Debentures and Delivery
 of New Debentures.........
                             We will accept for exchange any and all old debentures that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new debentures promptly following the expiration date.

Certain Tax                  We believe that the exchange of old debentures for
 Considerations............  new debentures should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under "Certain United
                             States Federal Income Tax Considerations" beginning on page 124 for more information.

Exchange Agent.............  The Bank of New York is serving as exchange agent for the exchange offer.

Use of Proceeds............  We will not receive any proceeds from the issuance of the new debentures. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

                          TERMS OF THE NEW DEBENTURES

  Set forth below is a summary description of the terms of the new debentures. We refer you to "Description of the Debentures," beginning on page 106, for a more complete description of the terms of the new debentures.

 Issuer.......................... Liberty Media Corporation
 Securities Offered.............. $1,000,000,000 aggregate principal amount of
                                  8 1/4% Senior Debentures due February 1,
                                  2030
 Maturity Date................... February 1, 2030
 Interest Payment Dates.......... February 1 and August 1, commencing August
                                  1, 2000
 Form and Denominations of
  Debentures..................... The new debentures will be issued in denominations of $1,000 and integral
                                  multiples thereof. The new debentures will
                                  be in book-entry form and will be
                                  represented by one or more global
                                  debentures, deposited with, or on behalf of
                                  The Depository Trust Company. Interests in
                                  the global debentures will be shown on, and
                                  transfers will be effected only through,
                                  records maintained by DTC and its
                                  participants. See "Description of the
                                  Debentures--General" and
                                  "--Form, Denomination and Registration."
 Ranking......................... The new debentures will be unsecured general obligations and will rank equally with all
                                  of our existing and future unsecured and
                                  unsubordinated indebtedness. The new
                                  debentures will effectively rank junior to
                                  all of our secured indebtedness with respect
                                  to the value of our assets securing that
                                  indebtedness and to all of the liabilities,
                                  including trade payables, of our
                                  subsidiaries.
 Redemption...................... The debentures will not be subject to redemption by us prior to maturity.
 Certain Covenants............... The indenture governing the debentures contains certain covenants, including
                                  covenants with respect to:

                                    .   limitations on liens;

                                    .   limitations on sale and leasebacks;
                                        and

                                    .   limitations on certain merger,
                                        consolidation and similar
                                        transactions.

                                  These covenants are subject to a number of important qualifications and exceptions. See
                                  "Description of the Debentures--Certain
                                  Covenants."

                                  RISK FACTORS

  An investment in the debentures involves risks. See "Risk Factors" beginning on page 10 for a discussion of factors you should carefully consider before deciding to invest in the debentures.

                       Summary Historical Financial Data

  In the table below we provide you with selected historical consolidated financial data of Liberty. We derived the historical consolidated financial data from our consolidated financial statements included elsewhere in this prospectus.

  Liberty has been a wholly owned subsidiary of TCI since August 1994. On March 9, 1999, AT&T acquired TCI in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of Liberty were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to as "New Liberty." In connection with the merger, TCI effected an internal restructuring as a result of which certain assets and approximately $5.5 billion in cash were contributed to Liberty.

  The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21.

                                New Liberty          Old Liberty
                                ------------ ---------------------------------
                                 Ten months   Two months     Year ended
                                   ended         ended      December 31,
                                December 31, February 28,  -------------------
                                    1999         1999       1998       1997
                                ------------ -----------------------  --------
                                             (in millions, except ratios)
Operating Data:
Revenue.......................    $   729             235      1,359     1,225
Operating loss................     (2,214)           (158)      (431)     (260)
Interest expense..............       (287)            (25)      (104)      (40)
Share of losses of affiliates,
 net..........................       (904)            (66)    (1,002)     (785)
Gain on dispositions, net.....          4              14      2,449       406
Net income (loss).............     (1,975)            (70)       622      (470)
Balance Sheet Data (at period
 end):
Cash and cash equivalents.....    $ 1,714              31        228       100
Short-term investments........        378             125        159       248
Investments in affiliates.....     15,922           3,971      3,079     2,359
Investment in Time Warner,
 Inc..........................      8,202           7,361      7,083     3,538
Investment in Sprint
 Corporation..................     10,186           3,381      2,446       --
Total assets..................     58,650          16,886     15,783     7,735
Debt including current
 portion......................      3,277           2,087      2,096       785
Stockholder's equity..........     38,408           9,449      9,230     4,721
Other Data:
Ratio of earnings to fixed
 charges (a)..................        --            5.12x     11.03x     2.06x

--------
(a) The ratio of earnings to fixed charges of Liberty was less than 1.00x for the ten-month period ended December 31, 1999. Thus, earnings available for fixed charges were inadequate to cover fixed charges for that period. The amount of the coverage deficiencies for the ten-month period ended December 31, 1999, was $2,797 million. For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes plus fixed charges, distributions from and losses of less than 50%- owned affiliates with debt not guaranteed by Liberty (net of earnings not distributed of less than 50%-owned affiliates) and minority interests in (earnings) losses of consolidated subsidiaries. Fixed charges consist of:

  . interest on debt, including interest related to debt guaranteed by Liberty of less than 50%-owned affiliates where the investment in such affiliates results in the recognition of a loss;
  . Liberty's proportionate share of interest of 50%-owned affiliates;
  . that portion of rental expense which Liberty believes to be representative of interest (one-third of rental expense); and . amortization of debt issuance costs.

                                  RISK FACTORS

  An investment in the new debentures involves risk. You should carefully consider the following factors as well as the other information included in this prospectus before deciding to exchange your old debentures for new debentures. Any of the following risks could have a material adverse effect on our business, financial condition or results of operations or on the value of the new debentures.

  Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the debentures. Creditors of those companies have a claim on their assets that is senior to that of holders of the debentures. Liberty is a holding company with no significant assets other than its equity interests in its subsidiaries and cash, cash equivalents and marketable securities. Liberty is the only company obligated to make payments under the debentures. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due under the debentures or to make any funds available for any of those payments. In addition, neither AT&T nor any of its subsidiaries other than Liberty have any obligation to make payments under the debentures or to make any funds available for those payments.

  All of the liabilities of our subsidiaries effectively rank senior to the debentures. A substantial portion of the consolidated liabilities of Liberty consists of liabilities incurred by its subsidiaries. Moreover, the indenture governing the debentures does not limit the amount of indebtedness that may be incurred by Liberty's subsidiaries in the future. The rights of Liberty and of its creditors, including holders of the debentures, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent Liberty may itself be a creditor with recognized claims against the subsidiary. Where Liberty is itself a creditor of a subsidiary, its claims will still be subject to the prior claims of any secured creditor of that subsidiary and to the claims of any holder of indebtedness that is senior to the claim held by Liberty. As of December 31, 1999, the aggregate amount of the total liabilities of our consolidated subsidiaries was approximately $16.2 billion, of which approximately $14.1 billion was deferred income taxes.

  We could be unable in the future to obtain a sufficient amount of cash with which to service our financial obligations. Our ability to meet our debt service requirements, including those with respect to the debentures, is dependent upon our ability to access cash. Liberty's sources of cash include its available cash balances, net cash from the operating activities of its subsidiaries, dividends and interest from its investments, availability under credit facilities and proceeds from asset sales. Although at December 31, 1999, Liberty had cash and cash equivalents of approximately $1,714 million and short-term investments of approximately $378 million, there is no requirement in the indenture governing the debentures that any of Liberty's cash or cash equivalents or proceeds from the sale of any of its short-term investments be reserved for the payment of Liberty's obligations under the debentures. We cannot assure you that Liberty will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

  Liberty obtained from one of its subsidiaries net cash of $5 million in 1998 and net cash of $6 million in 1999. Liberty did not obtain cash, in the form of dividends, loans, advances or otherwise, from any of its other operating subsidiaries during those periods. The ability of Liberty's operating subsidiaries to pay dividends or to make other payments or advances to Liberty depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners.

  Liberty generally does not receive cash, in the form of dividends, loans, advances or otherwise, from its business affiliates. In this regard, we do not have voting control over most of our business affiliates and cannot cause those companies to pay dividends or make other payments or advances to their shareholders or partners (including us).

  AT&T has no obligation to provide financing for our operations and we do not expect AT&T to provide us with any financing during the term of the debentures. In addition, AT&T does not guarantee any of our indebtedness, and it will have no obligations to the holders of the debentures in the event of a payment default or other default by Liberty.

  We may secure future indebtedness of Liberty with the capital stock of our subsidiaries or other securities, in which case that indebtedness will effectively rank senior to the debentures. The indenture does not restrict the ability of Liberty to pledge shares of capital stock or other securities that it owns to secure indebtedness. To the extent Liberty pledges shares of capital stock or other securities to secure indebtedness, the indebtedness so secured will effectively rank senior to the debentures to the extent of the value of the shares or other securities pledged. The indenture also does not restrict the ability of Liberty's subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness.

  We have entered into bank credit agreements that contain restrictions on how we finance our operations and operate our business, which could impede our ability to engage in transactions that would be beneficial for us. Liberty and its subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, our ability or the ability of our subsidiaries to:

  .  borrow more funds;

  .  pay dividends or make other distributions;

  .  make investments;

  .  engage in transactions with affiliates; or

  .  create liens.

  The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

  .  we could be unable to obtain additional capital in the future to:

    . fund capital expenditures or acquisitions that could improve the value of Liberty;

    . permit us to meet our loan and capital commitments to our business affiliates or allow us to help fund their operating losses or future development; or

    .  allow us to conduct necessary corporate activities;

  . we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

  . we could be unable to invest in companies in which we would otherwise invest; and

  . we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

  In addition, some of the credit agreements to which our subsidiaries are a party require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If Liberty or its subsidiaries fail to comply with the covenant restrictions contained in their credit agreements, that could result in a default which accelerates the maturity of the indebtedness borrowed pursuant to those agreements. Such a default could also result in indebtedness under other credit agreements and the debentures becoming due and payable due to the existence of cross-default or cross-acceleration provisions of our credit agreements and in the indenture governing the debentures.

  We have agreements with AT&T that restrict our ability to incur debt and impede our ability to use AT&T Liberty Media Group tracking stock to effect acquisitions or engage in other transactions. Liberty has entered into an Inter-Group Agreement with AT&T that restricts the amount of indebtedness that Liberty may incur as a member of the Liberty Media Group. Under the Inter-Group Agreement, no subsidiary of AT&T that is attributed to the Liberty Media Group may incur any debt, other than the refinancing of debt without any increase in amount, that would cause the total indebtedness of all the subsidiaries of AT&T that are attributed to the Liberty Media Group at any time to be in excess of 25% of the total market capitalization of the Class A and Class B Liberty Media Group tracking stock, unless the excess would not adversely affect the credit rating of AT&T. See "Relationship with AT&T and Certain Related Transactions-- Relationship with AT&T--Inter-Group Agreement." To the extent we are unable to incur additional debt due to this restriction, the effects set forth in the preceding risk factor arising out of restrictions on our ability to borrow funds will be exacerbated. The AT&T Liberty Media Group tracking stock is a common stock of AT&T, and we cannot use that stock to effect acquisitions or for any other purpose without the prior approval of the AT&T board of directors or of a three person capital stock committee of the AT&T board of directors. Only one member of that committee, Dr. Malone, is also a director of Liberty. All of Liberty's common stock is owned by a subsidiary of AT&T.

  We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover operating losses and fund development and growth, which could limit the amount of cash available to pay Liberty's own financial obligations. The development of video programming, communications, technology and Internet businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Liberty's results of operations include Liberty's and its consolidated subsidiaries' share of the net losses of their affiliates. The share of net losses amounted to $785 million for 1997, $1,002 million for 1998, $66 million for the two months ended February 28, 1999, and $904 million for the ten months ended December 31, 1999.

  We may make significant capital contributions and loans to our existing and future subsidiaries and business affiliates to help cover their operating losses and fund the development and growth of their respective businesses and assets. We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At December 31, 1999, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling $1,662 million. It is expected that these commitments will be funded over the next two years.

  To the extent Liberty makes loans and capital contributions to its subsidiaries and business affiliates or Liberty is required to expend cash due to a default by a subsidiary or business affiliate of any obligation guaranteed by Liberty, there will be that much less cash available to Liberty with which to pay its own financial obligations, including the debentures.

  If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to shareholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular company, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other shareholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "--We could be unable in the future to obtain a sufficient amount of cash with which to service our financial obligations" above.

  We are a member of the Liberty Media Group of AT&T, and, as a result, we may incur substantial financial obligations on behalf of other members of that group. We have entered into agreements with AT&T pursuant to which we have agreed, on a joint and several basis with each other member of the Liberty Media Group, to indemnify AT&T against any liabilities arising from the operations and businesses of any of the members of the Liberty Media Group. Hence, we may be obligated to indemnify AT&T against liabilities incurred by members of the Liberty Media Group other than Liberty Media Corporation and its consolidated subsidiaries. Although we anticipate that if we were required to indemnify AT&T against such a liability we would seek reimbursement or contribution from the other members of the Liberty Media Group, we cannot assure you that those members would be financially capable of making that reimbursement or contribution or that any indemnification obligation that Liberty ultimately is required to fund will not be substantial. Liberty is also jointly and severally liable with the other members of the Liberty Media Group for any amounts owed by members of the Liberty Media Group to AT&T under a tax sharing agreement, and those amounts could be substantial. See "Relationship with AT&T and Certain Related Transactions."

  Some of our officers have managerial obligations to other members of the Liberty Media Group, which may divert their attention from Liberty. Some of the officers of Liberty Media Corporation are also officers of other members of the Liberty Media Group. Hence, to the extent those officers devote attention to the operations of the other members of the Liberty Media Group, that attention may be diverted from the assets and businesses of Liberty Media Corporation and its consolidated subsidiaries.

  We may use our assets and management time to effect acquisitions that only benefit other members of the Liberty Media Group. Although we anticipate that acquisitions involving companies that are attributed to the Liberty Media Group will be effected through Liberty Media Corporation or its consolidated subsidiaries, it is possible that some of these acquisitions will be effected through other members of the Liberty Media Group. In addition to the diversion of management's attention from the assets and business of Liberty Media Corporation, acquisitions outside of Liberty Media Corporation and its consolidated subsidiaries could have important consequences to the holders of the debentures, including the following:

  . Liberty may provide cash or other assets with which to effect these acquisitions; and

  . Liberty may provide cash for the purpose of funding subsequent operating losses or the development and growth of the businesses of the acquired companies.

  To the extent we use our cash or other assets for the foregoing purposes, that cash and those assets, as well as the businesses acquired with them, will not be available to satisfy our obligations under the debentures. Hence, in any bankruptcy proceeding owners of the debentures will not have any claims against those businesses or the cash or other assets used by Liberty to effect their acquisition.

  The liquidity and value of our interests in our business affiliates may be adversely affected by shareholder agreements and similar agreements to which we are a party. A significant portion of the equity securities we own is held pursuant to shareholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting the equity security to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of Liberty or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based on the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

  We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to Liberty. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights, at most, may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to prevent the sale by a business affiliate in which we own less than a majority voting interest of assets or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

  Our business is subject to risks of adverse government regulation. In the United States, the Federal Communications Commission regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems and other forms of video distribution in the United States are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests and regulatory carriage requirements could adversely affect the number of channels available to carry the programming services in which we have an interest. In addition, Liberty's programming subsidiaries and business affiliates may be limited in their ability to sell programming to AT&T's cable television subsidiaries and affiliates as a result of federal regulations. See "Business--Regulatory Matters."

  The regulation of programming services, cable television systems, satellite carriers, television stations and telephony providers is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation. See "Business-- Regulatory Matters."

  In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite, telephony and Internet services. Regulations or laws that exist at the time we make an investment in a subsidiary or business affiliate may subsequently change, and there can be no assurance that material and adverse changes in the regulation of the services provided by our foreign subsidiaries and business affiliates will not occur in the future. Regulation can take the form of price controls, service requirements and programming and other content restrictions, among others. Moreover, some countries where we have or may in the future acquire interests in a cable television operator do not issue exclusive licenses or franchises to provide multi-channel television services within a geographic area, and in those instances we may be adversely affected by an overbuild by one or more competing cable operators. In certain countries where multi-channel television is less developed, there is minimal regulation of cable television and other forms of video distribution, and, hence, the protections of the distributor's investment available in the United States and other countries (such as rights to renewal of licenses, franchises and pole attachment) may not be available in these countries.

  The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. Due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions.

  Our operations are subject to constraints imposed by the Investment Company Act. Our operations are primarily conducted through subsidiaries and business affiliates, and certain of our investments in those companies have been made with strategic partners where we have a less than 50% voting interest. Under the Investment Company Act of 1940, a company that is deemed to be an "investment company," and which is not exempt from the provisions of the Investment Company Act, is required to register as an investment company under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner Liberty operates its business, nor are registered investment companies permitted to have many of the relationships that Liberty has with its affiliated companies.

  Liberty's current holdings in its subsidiaries and business affiliates are such that Liberty is not an "investment company" required to register under the Investment Company Act, and Liberty intends to conduct its business in a manner designed to avoid becoming subject to regulation under the Investment Company Act. To avoid regulation under the Investment Company Act, Liberty's operations will to an extent be limited by concerns that it acquire investments in companies that assure to it majority ownership or primary control of a magnitude sufficient to cause Liberty not to fall within the definition of an investment company. These considerations could require Liberty to dispose of otherwise desirable assets at disadvantageous prices, structure transactions in a manner that assures Liberty has a majority interest or primary control, irrespective of whether such a structure is the one that is most desirable, or avoid otherwise economically desirable transactions, including the addition of strategic partners in Liberty's current majority-owned subsidiaries and business affiliates that it primarily controls. In addition, events beyond our control, including significant appreciation in the market value of certain of our publicly traded investments that may be deemed investment securities, could result in our becoming an inadvertent investment company. If Liberty were to become an inadvertent investment company, it would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause Liberty to no longer be an investment company subject to registration under the Investment Company Act.

  If it were established that Liberty is an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

  We are dependent on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. AT&T's cable television subsidiaries and affiliates, which as a group comprise one of the two largest operators of cable television systems in the United States, are collectively the largest single customer of Liberty's programming companies. With respect to some of our programming services and those of our business affiliates, this is the case by a significant margin. The existing agreements between AT&T's cable television subsidiaries and affiliates and the program suppliers owned or affiliated with Liberty were entered into prior to the AT&T merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with AT&T's cable television subsidiaries and affiliates. Although AT&T has agreed to extend any existing affiliation agreement of Liberty and its affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. For more information about our relationship with AT&T, see "Relationship with AT&T and Certain Related Transactions."

  The absence of a public market for the new debentures could limit opportunities to sell your debentures in the future. The new debentures will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the new debentures may experience difficulty in reselling the new debentures or may be unable to sell them at all. We cannot assure you that an active public or other market for the new debentures will develop or be maintained. If a market for the new debentures develops, it may be discontinued at any time. Although the initial purchasers of the old debentures have advised us that they currently intend to make a market in the new debentures, they are not obligated to do so and may discontinue market-making activity at any time without notice. In addition, any market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Securities Exchange Act and may be limited during the exchange offer. We do not intend to apply for the listing of the new debentures on any securities exchange or automated quotation system.

  The liquidity of any market for the new debentures will depend upon the number of holders of the new debentures, our operating performance, the interest of securities dealers in making a market in the new debentures and other factors. A liquid trading market may not develop for the new debentures. Furthermore, the market price for the new debentures may be subject to substantial fluctuations. Factors such as the following may have a significant effect on the market price of the new debentures:

  .  actual or anticipated fluctuations in our operating results;

  .  our perceived business prospects;

  .  general economic conditions, including prevailing interest rates; and

  .  the market for similar securities.

  The issuance of the new debentures may adversely affect the market for the old debentures. If old debentures are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old debentures could be adversely affected.

  Your failure to participate in the exchange offer could limit opportunities to sell your debentures in the future. We issued the old debentures in a private offering exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your old debentures except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old debentures for new debentures in the exchange offer, or if you do not properly tender your old debentures in the exchange offer, your old debentures will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after completion of the exchange offer, you will no longer be able to obligate us to register the old debentures under the Securities Act.

  Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new debentures. Based on certain no-action letters issued by the SEC staff, we believe that, in general, you may offer for resale, resell or otherwise transfer the new debentures without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new debentures. In these instances, if you transfer any new debenture without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new debentures under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

  This prospectus contains forward-looking statements concerning future events that are subject to risks, uncertainties and assumptions. Certain statements made in this prospectus under the captions entitled "Prospectus Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate,"

"expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:

  . general economic and business conditions and industry trends;

  . the continued strength of the industries in which we are involved;

  . uncertainties inherent in our proposed business strategies;

  . our future financial performance, including availability, terms and deployment of capital;

  . availability of qualified personnel;

  . changes in, or our failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

  . changes in the nature of key strategic relationships with partners and business affiliates;

  . uncertainties inherent in the change over to the year 2000;

  . rapid technological changes;

  . our inability to obtain regulatory or other necessary approvals of any strategic transactions; and

  . social, political and economic situations in foreign countries where we do business.

  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from the issuance of the new debentures in exchange for the old debentures. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. In consideration for issuing the new debentures, we will receive old debentures in an aggregate value equal to the value of the new debentures. The old debentures surrendered in exchange for the new debentures will be retired and canceled. Accordingly, the issuance of the new debentures will not result in any change in our indebtedness.

  We received approximately $983 million in net proceeds from the sale of the old debentures, after deducting discounts but before deducting other offering expenses. We used these net proceeds for general corporate purposes.

                                 CAPITALIZATION

  The following table sets forth (i) our consolidated capitalization as of December 31, 1999, (ii) as adjusted to give pro forma effect to our sale of the old debentures on February 2, 2000, and our use of the net proceeds from that sale, and (iii) as further adjusted to give pro forma effect to our sale of $750 million principal amount of our 3 3/4% senior exchangeable debentures due 2030 on February 10, 1999, an additional $60 million principal amount of our 3 3/4% senior exchangeable debentures due 2030 on March 8, 2000, our incurrence of $1,116 million at March 31, 2000, of obligations in a series of securities lending transactions that we effected between January 7 and March 31 of this year and our use of the net proceeds from the sales of the 3 3/4% debentures and the securities lending transactions. This table should be read in conjunction with Liberty's consolidated financial statements and the related notes included elsewhere in this prospectus. See "Index to Financial Statements."

                                                       December 31, 1999
                                                   ----------------------------
                                                         (in millions)
                                                             Pro     Pro Forma
                                                   Actual   Forma   As Adjusted
Cash and cash equivalents......................... $ 1,714   2,697     3,594
                                                   =======  ======    ======
Marketable securities.............................     378     378       378
                                                   =======  ======    ======
Cash collateral under securities lending
 agreement........................................      --      --     1,013(a)
                                                   =======  ======    ======
Long-term debt (including current portion):
  Bank credit facilities.......................... $   963     963       963
  Other debt......................................      57      57        57
  7 7/8% Senior Notes due 2009....................     741     741       741
  8 1/2% Senior Debentures due 2029...............     494     494       494
  4% Senior Exchangeable Debentures due 2029......   1,022   1,022     1,022
  8 1/4% Senior Debentures due 2030...............      --   1,000     1,000
  3 3/4% Senior Exchangeable Debentures due 2030..      --      --       810
  Obligations under securities lending agreement..      --      --     1,116
                                                   -------  ------    ------
    Total debt.................................... $ 3,277   4,277     6,203
                                                   -------  ------    ------
Stockholder's equity:
  Common stock....................................      --      --        --
  Additional paid-in capital...................... $33,838  33,838    33,838
  Accumulated other comprehensive earnings, net of
   taxes..........................................   6,518   6,518     6,518
  Retained earnings (deficit).....................  (1,975) (1,975)   (1,975)
                                                   -------  ------    ------
                                                    38,381  38,381    38,381
                                                   -------  ------    ------
  Due to related parties..........................      27      27        27
                                                   -------  ------    ------
    Total stockholder's equity....................  38,408  38,408    38,408
                                                   -------  ------    ------
    Total capitalization.......................... $41,685  42,685    44,611
                                                   =======  ======    ======

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(a) The cash collateral under securities lending agreement is maintained in a collateral account for our benefit by a third party. On March 31, 2000, we could have drawn up to $790 million from this collateral account on demand. The remaining $223 million would have been required to remain in the collateral account. See "Management's Discussion and Analyses of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                       SELECTED HISTORICAL FINANCIAL DATA

  In the table below we provide you with selected historical consolidated financial data of Liberty. We derived the historical consolidated financial data from our consolidated financial statements included elsewhere in this prospectus.

  Liberty has been a wholly owned subsidiary of TCI since August 1994. On March 9, 1999, AT&T acquired TCI in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of Liberty were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to as "New Liberty." In connection with the merger, TCI effected an internal restructuring as a result of which certain assets and approximately $5.5 billion in cash were contributed to Liberty.

  The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21.

                          New Liberty                 Old Liberty
                          ------------ ----------------------------------------
                           Ten months   Two months
                             ended        ended       Year ended December 31,
                          December 31, February 28, ---------------------------
                              1999         1999      1998   1997   1996   1995
                          ------------ ------------ ------  -----  -----  -----
                          (unaudited)  (unaudited)
                                               (in millions, except ratios)
Operating Data:
Revenue.................    $   729          235     1,359  1,225  2,208  1,821
Operating loss..........     (2,214)        (158)     (431)  (260)   (66)  (214)
Interest expense........       (287)         (25)     (104)   (40)   (53)   (34)
Share of losses of
 affiliates, net........       (904)         (66)   (1,002)  (785)  (332)  (190)
Gain on dispositions,
 net....................          4           14     2,449    406  1,558    (78)
Net income (loss).......     (1,975)         (70)      622   (470)   741    (56)

Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............    $ 1,714           31       228    100    434    179
Short-term investments..        378          125       159    248     59    --
Investments in
 affiliates.............     15,922        3,971     3,079  2,359  1,519  1,932
Investment in Time
 Warner, Inc............      8,202        7,361     7,083  3,538  2,017    945
Investment in Sprint
 Corporation............     10,186        3,381     2,446    --     --     --
Total assets............     58,650       16,886    15,783  7,735  6,722  5,605
Debt including current
 portion................      3,277        2,087     2,096    785    555    516
Stockholder's equity....     38,408        9,449     9,230  4,721  4,519  3,731

Other Data:
Ratio of earnings to
 fixed charges (a)......        --          5.12x    11.03x  2.06x 21.36x  3.86x

--------
(a) The ratio of earnings to fixed charges of Liberty was less than 1.00x for the ten-month period ended December 31, 1999. Thus, earnings available for fixed charges were inadequate to cover fixed charges for such period. The amount of the coverage deficiencies for the ten-month period ended December 31, 1999, was $2,797 million. For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes plus fixed charges, distributions from and losses of less than 50%- owned affiliates with debt not guaranteed by Liberty (net of earnings not distributed of less than 50%-owned affiliates) and minority interests in (earnings) losses of consolidated subsidiaries. Fixed charges consist of:

  . interest on debt, including interest related to debt guaranteed by Liberty of less than 50%-owned affiliates where the investment in such affiliates results in the recognition of a loss;

  .  Liberty's proportionate share of interest of 50%-owned affiliates;

  . that portion of rental expense which Liberty believes to be representative of interest (one-third of rental expense); and

  .  amortization of debt issuance costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1.

  Liberty's domestic subsidiaries generally operate or hold interests in businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, certain of Liberty's subsidiaries hold interests in businesses engaged in wireless telephony, electronic retailing, direct marketing and advertising sales relating to programming services, infomercials and transaction processing. Liberty also has significant interests in foreign affiliates, which operate in cable television, programming and satellite distribution.

  Liberty's consolidated subsidiaries at December 31, 1999, included Starz Encore Group (formerly named Encore Media Group), Liberty Digital, Inc. (formerly named TCI Music, Inc.), Pramer S.C.A. and Liberty Cablevision of Puerto Rico. These businesses are majority or wholly owned and, accordingly, the results of operations of these businesses are included in the consolidated results of Liberty for the periods in which they were majority or wholly owned.

  A significant portion of Liberty's operations are conducted through entities in which Liberty holds a 20%-50% ownership interest. These businesses are accounted for using the equity method of accounting and, accordingly, are not included in the consolidated results of Liberty except as they affect Liberty's interest in earnings or losses of affiliates for the period in which they were accounted for using the equity method. Included in Liberty's investments in affiliates at December 31, 1999, were USA Networks, Inc., Discovery Communications, Inc., TV Guide, Inc. (formerly named United Video Satellite Group, Inc.), QVC Inc. and Telewest Communications plc.

  Liberty holds interests in companies that are neither consolidated subsidiaries nor affiliates accounted for using the equity method. The most significant of these include Time Warner, Sprint Corporation and Motorola Inc. (successor to General Instrument Corporation). The Time Warner stock, Sprint Corporation tracking stock and Motorola stock that Liberty holds are classified as available-for-sale securities and are carried at fair value. Unrealized holding gains and losses on these securities are carried net of taxes as a component of accumulated other comprehensive earnings in stockholder's equity. Realized gains and losses are determined on a specific-identification basis.

  As a result of AT&T's acquisition of TCI by merger on March 9, 1999, the shares of each series of TCI common stock were converted into shares of a class of AT&T common stock, subject to applicable exchange ratios. The AT&T merger has been accounted for using the purchase method. Accordingly, Liberty's assets and liabilities have been recorded at their respective fair values therefore creating a new cost basis. For financial reporting purposes the AT&T merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "New Liberty." "Liberty" refers to both New Liberty and Old Liberty.

Summary Of Operations

  Liberty's programming businesses include Starz Encore Group, which provides premium programming distributed by cable, direct-to-home satellite and other distribution media throughout the United States. Additionally, Liberty Digital is included in Liberty's financial results. Liberty Digital, through its subsidiaries and affiliates, is principally engaged in programming, distributing and marketing digital and analog music services to homes, businesses and over the Internet. Also included in Liberty's financial results through March 1, 1999, are those of TV Guide which, during the period it was consolidated, was engaged in the business of providing satellite-delivered video, audio, data, and program promotion services to cable television systems, direct-to-home satellite dish users, radio stations and private network users throughout the United States. Effective March 1, 1999, Liberty began accounting for its investment in TV Guide under the equity method of accounting. To enhance the reader's understanding, separate financial data has been provided below for the periods in which they were consolidated for Starz Encore Group, Liberty Digital and TV Guide due to the significance of those operations. The table sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue. Liberty holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "--Investments in Affiliates Accounted for Under the Equity Method." Other items of significance are discussed separately below.

  General Information

  Due to the consummation of the AT&T merger, Liberty's 1999 statements of operations include information reflecting the ten month period ended December 31, 1999, and the two month period ended February 28, 1999. Also, prior to March 1, 1999, Liberty consolidated the operations of TV Guide, and subsequent to February 28, 1999, Liberty accounted for its ownership interests in TV Guide under the equity method. (See note 7 to the accompanying consolidated financial statements.) The following discussion of Liberty's results of operations includes a section that addresses the combined operating results of "Old Liberty" and "New Liberty," collectively "Combined Liberty."

                                                        New Liberty                                 Old Liberty
                                                    --------------------   ------------------------------------------------------
                                                     Ten months             Two months              Year                 Year
                                                       ended      % of        ended      % of      ended      % of      ended
                                                    December 31,  total    February 28,  total  December 31,  total  December 31,
                                                        1999     revenue       1999     revenue     1998     revenue     1997
                                                    ------------ -------   ------------ ------- ------------ ------- ------------
                                                                               (dollar amounts in millions)
Starz Encore Group
 Revenue............................                  $   539       100%      $ 101       100%     $ 541       100%     $ 350
 Operating, selling, general and
  administrative....................                      415        77          60        59        445        82        382
 Stock compensation.................                      283        53           3         3         58        11         60
 Depreciation and amortization......                      148        27           1         1          8         1          4
                                                      -------    ------       -----       ---      -----       ---      -----
 Operating income (loss)............                  $  (307)      (57)%     $  37        37%     $  30         6%     $ (96)
                                                      =======    ======       =====       ===      =====       ===      =====
Liberty Digital
 Revenue............................                  $    66       100%      $  15       100%     $  86       100%     $  23
 Operating, selling, general and
  administrative....................                       62        94          14        93         85        99         14
 Stock compensation.................                      703     1,065         --        --         --        --           1
 Depreciation and amortization......                       30        45           4        27         25        29          6
                                                      -------    ------       -----       ---      -----       ---      -----
 Operating income (loss)............                  $  (729)   (1,104)%     $  (3)      (20)%    $ (24)      (28)%    $   2
                                                      =======    ======       =====       ===      =====       ===      =====
TV Guide
 Revenue............................                  $   --        --        $  97       100%     $ 598       100%     $ 508
 Operating, selling, general and
  administrative....................                      --        --           76        78        475        79        404
 Depreciation and amortization......                      --        --           10        10         28         5         19
                                                      -------    ------       -----       ---      -----       ---      -----
 Operating income...................                  $   --        --        $  11        12%     $  95        16%     $  85
                                                      =======    ======       =====       ===      =====       ===      =====
Other
 Revenue............................                  $   124        (a)      $  22        (a)     $ 134        (a)     $ 344
 Operating, selling, general and
  administrative....................                      119                    38                  138                  266
 Stock compensation.................                      799                   180                  460                  235
 Depreciation and amortization......                      384                     7                   68                   94
                                                      -------                 -----                -----                -----
 Operating loss.....................                  $(1,178)                $(203)               $(532)               $(251)
--------------------------------------------------
                                                      =======                 =====                =====                =====
                                                     % of
                                                     total
                                                    revenue
                                                    -------
Starz Encore Group
 Revenue............................                  100%
 Operating, selling, general and
  administrative....................                  109
 Stock compensation.................                   17
 Depreciation and amortization......                    1
                                                    -------
 Operating income (loss)............                  (27)%
                                                    =======
Liberty Digital
 Revenue............................                  100%
 Operating, selling, general and
  administrative....................                   61
 Stock compensation.................                    4
 Depreciation and amortization......                   26
                                                    -------
 Operating income (loss)............                    9%
                                                    =======
TV Guide
 Revenue............................                  100%
 Operating, selling, general and
  administrative....................                   79
 Depreciation and amortization......                    4
                                                    -------
 Operating income...................                   17%
                                                    =======
Other
 Revenue............................                   (a)
 Operating, selling, general and
  administrative....................
 Stock compensation.................
 Depreciation and amortization......
 Operating loss.....................
--------------------------------------------------

--------
(a) Not meaningful.

  In order to provide a meaningful basis for comparing the years ended December 31, 1999 and 1998 for purposes of the following table and discussion, the operating results of Combined Liberty for the ten months ended December 31, 1999 have been combined with the operating results of Combined Liberty for the two months ended February 28, 1999. Depreciation, amortization and certain other line items included in the operating results of Combined Liberty are not comparable between periods as the ten month successor period ended December 31, 1999, includes the effects of purchase accounting adjustments related to the AT&T merger, and prior periods do not. The combining of predecessor and successor accounting periods is not permitted by generally accepted accounting principles.

                                                 Combined Liberty
                          ---------------------------------------------------------------
                              Year                  Year                 Year
                             ended      % of       ended      % of      ended      % of
                          December 31,  total   December 31,  total  December 31,  total
                              1999     revenue      1998     revenue     1997     revenue
                          ------------ -------  ------------ ------- ------------ -------
                                           (dollar amounts in millions)
Starz Encore Group
 Revenue................    $   640      100%      $ 541       100%     $ 350       100%
 Operating, selling,
  general and
  administrative........        475       74         445        82        382       109
 Stock compensation.....        286       45          58        11         60        17
 Depreciation and
  amortization..........        149       23           8         1          4         1
                            -------     ----       -----       ---      -----       ---
 Operating income
  (loss)................    $  (270)     (42)%     $  30         6%     $ (96)      (27)%
                            =======     ====       =====       ===      =====       ===
Liberty Digital
 Revenue................    $    81      100%      $  86       100%     $  23       100%
 Operating, selling,
  general and
  administrative........         76       94          85        99         14        61
 Stock compensation.....        703      868         --        --           1         4
 Depreciation and
  amortization..........         34       42          25        29          6        26
                            -------     ----       -----       ---      -----       ---
 Operating income
  (loss)................    $  (732)    (904)%     $ (24)      (28)%    $   2         9%
                            =======     ====       =====       ===      =====       ===
TV Guide
 Revenue................    $    97      100%      $ 598       100%     $ 508       100%
 Operating, selling,
  general and
  administrative........         76       78         475        79        404        79
 Depreciation and
  amortization..........         10       10          28         5         19         4
                            -------     ----       -----       ---      -----       ---
 Operating income.......    $    11       12%      $  95        16%     $  85        17%
                            =======     ====       =====       ===      =====       ===
Other
 Revenue................    $   146       (a)      $ 134        (a)     $ 344        (a)
 Operating, selling,
  general and
  administrative........        157                  138                  266
 Stock compensation.....        979                  460                  235
 Depreciation and
  amortization..........        391                   68                   94
                            -------                -----                -----
 Operating loss.........    $(1,381)               $(532)               $(251)
                            =======                =====                =====

--------
(a) Not meaningful.

Year ended December 31, 1999, compared to December 31, 1998

  Consolidated Subsidiaries

  Starz Encore Group. The majority of Starz Encore Group's revenue is derived from the delivery of movies to subscribers under affiliation agreements between Starz Encore Group and cable operators and satellite direct-to-home distributors. Starz Encore Group entered into a 25-year affiliation agreement in 1997 with TCI. TCI cable systems, subsequently acquired by AT&T in the AT&T merger, operate under the name AT&T Broadband. Under this affiliation agreement with AT&T Broadband, Starz Encore Group receives fixed monthly payments in exchange for unlimited access to all of the existing Encore and STARZ! services. The payment from AT&T Broadband is adjusted, in certain instances, if AT&T acquires or disposes of cable systems or if Starz Encore Group's programming costs increase above certain specified levels. Starz Encore Group's other affiliation agreements generally provide for payments based on the number of subscribers that receive Starz Encore Group's services.

  Revenue increased to $640 million in 1999 from $541 million in 1998. Revenue from AT&T Broadband increased 13% during 1999, compared to 1998, pursuant to the terms of the AT&T/Starz Encore Group affiliation agreement. Under this agreement, the amount paid by AT&T Broadband does not vary with the number of subscription units from AT&T Broadband. This category also includes revenue from cable systems that have been contributed by AT&T to joint ventures and are subject to the AT&T/Starz Encore Group affiliation agreement. Revenue from cable affiliates other than AT&T Broadband increased 33% during 1999, compared to 1998 mainly due to increases in subscription units for Encore and STARZ! services, combined with small increases in rates charged. MOVIEplex and Thematic Multiplex subscribers from cable affiliates other than AT&T Broadband increased by 42% and 414%, respectively, during 1999 compared to 1998, contributing to the increase in revenue. Revenue from satellite providers and other distribution technologies increased 21% during 1999, due to 17%, 15% and 26% increases in STARZ!, Encore and Thematic Multiplex subscription units, respectively, partially offset by subscriber volume and penetration discounts.

  Programming and other operating expenses increased by 12% during 1999, compared to 1998, primarily due to increased first run exhibitions on Encore and the Thematic Multiplex channels. Sales and marketing expenses increased by 6% during 1999, compared to 1998, due to the "New Encore" national awareness campaign during 1999. The "New Encore" campaign is branding Encore as a first-run premium pay service.

  Depreciation and amortization increased from $8 million during 1998 to $149 million during 1999. The increase was a direct result of the effects of purchase accounting adjustments related to the AT&T merger.

  Starz Encore Group has granted phantom stock appreciation rights to certain of its officers. Estimates of compensation relating to the phantom stock appreciation rights have been recorded in Starz Encore Group's financial statements based upon third-party appraisals, but are subject to future adjustments based upon the appraised value of Starz Encore Group.

  Liberty Digital. Liberty Digital's revenue is derived from its audio business, which is engaged in programming, distributing and marketing a digital music service, Digital Music Express(R) (DMX Service). This service provides continuous, commercial free, CD-quality music programming to homes and businesses. Liberty Digital's results of operations also include its interactive media business, which is engaged in the development of interactive television businesses and the management of investments in interactive programming content and interactive television businesses.

  Revenue decreased 6% to $81 million for 1999 from $86 million for 1998. The decrease in revenue was primarily caused by reduced revenue due to the sale of Liberty Digital's video business and certain Internet businesses offset by increased residential and commercial subscribers in its audio business. Additionally, revenue for 1999 included a $3 million settlement from PRIMESTAR, Inc., a provider of digital satellite television programming services, for the loss of future revenue after the DMX Service was terminated from distribution to PRIMESTAR customers on April 28, 1999, as a result of the acquisition of PRIMESTAR by Hughes Electronic Corp.

  Operating, selling, general and administrative expenses decreased 11% to $76 million for 1999, from $85 million for 1998. The decrease in expenses was primarily due to the sale of Liberty Digital's video and Internet businesses, which was partially offset by increased affiliation fees and selling, general and administrative expenses due to the audio business's expansion.

  Depreciation and amortization increased 36% to $34 million for 1999, from $25 million for 1998. The increase was a result of the effects of purchase accounting adjustments related to the AT&T merger.

  The amount of expense associated with stock compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock. The expense reflected in the table is based on the market price of the underlying stock as of December 31, 1999, and is subject to future adjustment based on market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

  TV Guide. On March 1, 1999, United Video Satellite Group and News Corp. completed a transaction whereby United Video Satellite Group acquired News Corp.'s TV Guide properties in exchange for stock of United Video Satellite Group and cash, creating a broader platform for offering television guide services to consumers and advertisers. United Video Satellite Group was renamed TV Guide. Upon consummation, Liberty began accounting for its interest in TV Guide using the equity method of accounting and, accordingly, the results of operations of TV Guide were no longer included in the consolidated financial results of Liberty as of that date.

  Other. Included in this information are the results of Liberty Media International, Inc.'s consolidated subsidiaries, Liberty Cablevision of Puerto Rico and Pramer, and corporate expenses of Liberty. Revenue increased 9% from $134 million for 1998, to $146 million for 1999. The acquisition of Pramer in August 1998 accounted for a $47 million increase in revenue in 1999. This increase was partially offset by a decrease in revenue from the sale of Netlink Wholesale, Inc. during January 1999 and the sale in February 1999 of CareerTrack, Inc., a subsidiary that provided business and educational seminars and related publications.

  Operating, selling, general and administrative expenses increased 14% to $157 million for 1999, from $138 million for 1998. The increase in expenses was primarily due to additional corporate expenses of $12 million in 1999 associated with the AT&T merger. The increase in expenses due to the acquisition of Pramer was offset by the decrease in expenses as a result of the sales of Netlink and CareerTrack.

  Depreciation and amortization increased $323 million to $391 million for 1999 from $68 million during 1998. The increase was a result of the effects of purchase accounting adjustments related to the AT&T merger.

  The amount of expense associated with stock compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock. The expense reflected in the table is based on the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based on market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

  Other Income and Expense. Interest expense was $287 million, $25 million and $104 million for the ten month period ending December 31, 1999, the two month period ending February 28, 1999, and the year ended December 31, 1998, respectively. The increase in interest expense during the 1999 periods was a result of increased borrowings by Liberty during 1999.

  Dividend and interest income was $242 million, $10 million and $65 million for the ten month period ending December 31, 1999, the two month period ending February 28, 1999 and the year ending December 31, 1998, respectively. The increase in dividend and interest income during 1999 primarily represents dividends and interest income from the investment of the $5.5 billion received in connection with the AT&T merger.

  Aggregate gains from dispositions and issuance of equity by affiliates and subsidiaries during the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998 were $4 million, $386 million and $2,554 million, respectively. Liberty recognized a gain of $372 million (before deducting deferred income taxes of $147 million) during the two months ended February 28, 1999, in connection with the acquisition by United Video Satellite Group of the TV Guide properties. Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income tax expenses of $647 million) during 1998 as a result of the exchange of its interest in Sprint PCS and PhillieCo Partnership I, L.P. for shares of Sprint PCS Group stock. Effective January 1, 1998, Time Warner acquired the business of Southern Satellite from Liberty for $213 million in cash resulting in a $515 million pre-tax gain.

  Investments in Affiliates Accounted for Under the Equity Method

  Liberty's share of losses of affiliates was $904 million, $66 million and $1,002 million during the ten month period ending December 31, 1999, the two month period ending February 28, 1999, and the year ending December 31, 1998, respectively.

  Discovery. Discovery's revenue increased $302 million or 28% from $1,094 million for 1998, to $1,396 million for 1999. The increase in revenue resulted from increases in rates charged to affiliates and increases in advertising rates due to higher ratings and a generally strong advertising sales market. Subscriber growth at Discovery's international and developing networks also contributed to the increase in revenue. Earnings before interest, taxes, depreciation and amortization ("Operating Cash Flow") decreased by $2 million or 2% from $110 million for 1998, to $108 million for 1999. The decrease in Operating Cash Flow was due to increases in programming and marketing expenses offset by the increase in revenue. Marketing expenses have increased as Discovery continued the rollout of Animal Planet and launched other developing networks. Discovery's net loss increased $175 million or 243% from $72 million for 1998, to $247 million for 1999. The increase in the net loss is due to increased interest expense and launch amortization due to the company's efforts to increase launch support related to developing networks. Liberty's share of Discovery's net loss was approximately $269 million, $8 million and $39 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $155 million in amortization related to purchase accounting adjustments associated with Liberty's investment in Discovery in connection with the AT&T merger.

  USA Networks, Inc. Revenue increased $602 million or 23% from $2,634 million for 1998, to $3,236 million for 1999. The increase was due to increased advertising revenue from the Networks and Television Production businesses of USA Networks and higher continuity (off-air) sales, as well as the launch of Home Shopping en Espanol in the electronic retailing sector. The inclusion of revenue from the Hotel Reservations Network since its acquisition on May 10, 1999, also contributed to the increase in revenue. Operating Cash Flow increased $109 million or 23% from $464 million for 1998, to $573 million for 1999. The increase in Operating Cash Flow was largely due to the increase in revenue offset by increased cost of goods sold at the electronic retailing unit due to the increased sales and increased Internet services expenses as USA Networks continued to rollout new web sites. Net income decreased from $77 million for 1998, to a net loss of $28 million for 1999, representing a decrease of $105 million. The decrease in net income is primarily due to an increase in minority interests in earnings of subsidiaries due to ownership changes at USA Networks, Inc. Liberty's share of USA Networks, Inc.'s net earnings (loss) was approximately $(20) million, $10 million and $30 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $53 million in amortization related to purchase accounting adjustments associated with Liberty's investment in USA Networks in connection with the AT&T merger.

  QVC. Revenue increased by $444 million or 18% from $2,403 million for 1998, to $2,847 million for 1999. The increase in revenue is due to increased subscribers as well as increases in the average sales per home for each of QVC's domestic, U.K. and German operations. Operating Cash Flow increased by 24% or $105 million from $434 million for 1998 to $539 million for 1999, due to the revenue increase and the corresponding increase in cost of goods sold, offset further by higher variable costs and additional costs associated with QVC's expansion in the UK and Germany. Net income increased by $72 million or 48% to $221 million for 1999, as compared to $149 million for 1998. The increase in net income was due to the increase in Operating Cash Flow offset by increased income tax expense. Liberty's share of QVC's net earnings (loss) was approximately $(11) million, $13 million and $64 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999 included $92 million in amortization related to purchase accounting adjustments associated with Liberty's investment in QVC in connection with the AT&T merger.

  Fox/Liberty Networks. Liberty's share of Fox/Liberty Networks' net loss was approximately $48 million, $1 million and $83 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for 1998 includes previously unrecognized losses of Fox/Liberty Networks of approximately $64 million. Losses of Fox/Liberty Networks were not recognized in prior periods due to the fact that Liberty's investment in Fox/Liberty Networks was less than zero. On July 15, 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks. See note 6 to the accompanying consolidated financial statements.

  Telewest. Revenue increased $375 million or 42%, from $896 million for 1998, to $1,271 million for 1999. The increase was primarily due to the acquisition of General Cable plc and Birmingham Cable Corporation Limited in September 1998 and increased cable penetration due to the success of Telewest's low-cost bundled television and telephony services introduced during 1998. Operating Cash Flow increased $96 million or 40% from $243 million for 1998, to $339 million for 1999. The increase in Operating Cash Flow was largely due to the increase in revenue and economies of scale resulting from the enlarged operations. Telewest's net loss increased $308 million or 56% from $553 million for 1998, to $861 million for 1999. The increase in net loss was due to increased interest expense, increased depreciation and amortization expense resulting from acquisitions and increased foreign currency transaction losses. Telewest experiences unrealized foreign currency transaction losses on its U.S. dollar denominated debentures resulting from the translation of the debentures into UK pounds sterling and the adjustment of a related foreign currency option contract to market value. Liberty's share of Telewest's net losses was approximately $222 million, $38 million and $134 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $73 million in amortization related to purchase accounting adjustments associated with Liberty's investment in Telewest in connection with the AT&T merger.

  PCS Ventures. Liberty's share of losses from its investment in the PCS Ventures was $629 million during 1998. At that time, the PCS Ventures included Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation, Cox Communications, Inc. and Liberty. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty. Liberty had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

  On November 23, 1998, Liberty, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo for shares of Sprint PCS Group stock, which tracks the performance of Sprint's PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). Through November 23, 1998, Liberty accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the foregoing exchange, Liberty's less than 1% voting interest in Sprint and the transfer of its Sprint Securities to a trust prior to the AT&T merger, Liberty no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty accounts for its investment in the Sprint PCS Group stock as an available-for-sale security. See note 6 to the accompanying consolidated financial statements.

Year Ended December 31, 1998, compared to December 31, 1997

  Consolidated Subsidiaries

  Starz Encore Group. Revenue generated from Starz Encore Group increased to $541 million in 1998 from $350 million in 1997. This increase of $191 million, or 55%, was primarily attributable to higher revenue from AT&T Broadband, consistent with the terms of the affiliation agreement with AT&T Broadband, and the increases in the distribution of Encore and STARZ! services to cable operators other than AT&T Broadband and direct-to-home satellite providers combined with increases in rates charged.

  Operating, selling, general and administrative expenses increased to $445 million in 1998 from $382 million in 1997. The increase of $63 million, or 16%, is the result of an increase in the first run program license fees during 1998 compared to 1997.

  Liberty Digital. Revenue increased 274% to $86 million in 1998 from $23 million in 1997. The increase in revenue was due to the acquisition of DMX in July of 1997. Effective July 11, 1997, a subsidiary of Liberty Digital was merged with and into DMX, Inc. As a result of the DMX merger, DMX's results of operations have been included in the consolidated financial results of Liberty as of the date of the merger. See note 8 to the accompanying consolidated financial statements.

  Operating, selling and general administrative expenses increased 507% to $85 million in 1998 from $14 million in 1997. The increase in expenses was due to the inclusion of the operations of DMX since July of 1997.

  Depreciation and amortization increased $19 million to $25 million in 1998 from $6 million in 1997. The increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of DMX.

  TV Guide. Revenue increased 18% to $598 million in 1998 from $508 million in 1997. The increase in revenue was primarily due to the acquisition of Turner-Vision's retail C-band operations and increased advertising and service fee revenue. Effective February 1, 1998, Turner-Vision, Inc. contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC, a consolidated subsidiary of TV Guide, in exchange for an approximate 20% ownership interest in Superstar/Netlink. As a result of this transaction, Turner-Vision's results of operations have been included in the consolidated financial results of TV Guide, and therefore the consolidated results of Liberty, as of February 1, 1998. These increases were partially offset by a decrease in commission revenue from Superstar/Netlink acting as a service agent in the direct broadcast satellite market.

  Operating, selling and general and administrative expenses consist primarily of costs for programming content for the C-band operations and personnel costs. Operating, selling, general and administrative expenses increased 18% to $475 million in 1998 from $404 million in 1997. The increase was primarily attributable to additional expenses due to the inclusion of Turner-Vision, increased personnel costs due to internal growth and increased legal fees related to litigation and periodic filings with the SEC, and increased costs associated with Prevue Channel's new format under the TV Guide Brand.

  Depreciation and amortization increased $9 million to $28 million in 1998 from $19 million in 1997. The increase was attributable to the amortization of intangibles resulting from the acquisition of Turner-Vision and increased depreciation resulting from the acquisition of certain equipment to support the various Prevue products.

  Other. Included in this information are the results of Liberty Media International, Southern Satellite Systems, Inc. and corporate expenses of Liberty. Revenue decreased to $134 million in 1998 from $344 million in 1997. Liberty Media International's revenue decreased from $220 million in 1997 to $65 million in 1998. This $155 million decrease was attributable to the deconsolidation of Cablevision in October 1997. Cablevision represented $173 million in revenue during 1997. Additionally, revenue decreased as a result of the sale of the business of Southern Satellite. Effective January 1, 1998, Time Warner exercised an option to acquire the business of Southern Satellite and accordingly the results of operations of that business were no longer included in the consolidated financial results of Liberty as of that date. The business of Southern Satellite contributed $31 million to revenue during 1997. In August 1998, Liberty Media International purchased Pramer, which contributed an additional $17 million in revenue from the date of acquisition to December 31, 1998.

  Operating, selling, general and administrative expenses decreased to $138 million in 1998 from $266 million in 1997. The primary reason for this decrease is the deconsolidation of Cablevision in October 1997. Cablevision accounted for approximately $105 million of operating expenses in 1997.

  The amount of expense associated with stock compensation is based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock as of the date of the financial statements. The expense is subject to future adjustment based on vesting and market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

  Other Income and Expense. Interest expense was $104 million and $40 million for 1998 and 1997, respectively. The increase in interest expense of $64 million was a result of additional borrowing on Liberty's credit facilities during 1998.

  Dividend and interest income was $65 million and $59 million for 1998 and 1997, respectively. Dividend and interest income for 1998 primarily represents dividends received of approximately $21 million on a series of Time Warner common stock designated as Series LMCN-V Common Stock and $31 million in dividends received on a series of 30 year non-convertible 9% preferred stock of Fox Kids Worldwide, Inc. During 1997 dividends received from the Time Warner Series LMCN-V Common Stock and the Fox Kids Worldwide preferred stock amounted to $19 million and $14 million, respectively. During 1997, Liberty also recognized an additional $14 million in interest income relating to short-term investments.

  Aggregate gains from dispositions and issuance of equity by affiliates and subsidiaries during 1998 and 1997 were $2,554 million and $406 million, respectively. As a result of the exchange by Liberty of its investment in the PCS Ventures for shares of Sprint PCS Group stock, Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income tax expense of $647 million) during 1998. Additionally, Liberty recognized a $515 million pre-tax gain in connection with the sale of Southern Satellite in 1998. Effective September 1, 1998, Telewest and General Cable PLC consummated a merger in which holders of General Cable received Telewest shares and cash for each share of General Cable held. As a result of the merger, Liberty recognized a non-cash gain of $60 million (excluding related tax expense of $21 million) during 1998. Liberty recognized a gain of $38 million in 1998 from the increase in Superstar/Netlink's equity, net of the dilution of its interest in Superstar/Netlink, that resulted from the above described transaction with Turner-Vision.

  On August 1, 1997, Liberty IFE, Inc., a wholly owned subsidiary of Liberty, which held non-voting Class C common stock of International Family Entertainment, Inc. and $23 million of International Family Entertainment 6% convertible secured notes due 2004, convertible into International Family Entertainment Class C common stock, contributed its International Family Entertainment Class C common stock and International Family Entertainment 6% convertible secured notes to Fox Kids Worldwide in exchange for the Fox Kids Worldwide preferred stock. As a result of the exchange, Liberty recognized a pre-tax gain of approximately $304 million during 1997.

  Investments in Affiliates Accounted for Under the Equity Method

  Liberty's share of losses of affiliates was $1,002 million and $785 million during 1998 and 1997, respectively.

  Discovery. Revenue increased $234 million or 27% to $1,094 million in 1998 from $860 million in 1997. The increase in revenue was due to increases in the number of subscribers at Discovery's various networks along with an increase in the average per subscriber affiliate fee. Advertising revenue also contributed to the increases due to the increase in subscribers combined with an increase in ratings. Operating Cash Flow increased $80 million or 267% to $110 million in 1998 from $30 million in 1997. The increase in Operating Cash Flow from 1998 to 1997 was due to the revenue growth at the developed domestic and international networks offset by a smaller corresponding increase in operating expenses at those networks. Discovery's net loss increased by $19 million or 36% to $72 million in 1998 from $53 million in 1997. The increase in the net loss from 1997 to 1998 was due to the improvement in Operating Cash Flow offset by an increase in interest expense, launch amortization and stock compensation as well as the write off of Your Choice TV. Liberty's share of losses was $39 million and $29 million, for each of 1998 and 1997, respectively.

  USA Networks, Inc. Revenue increased $1,372 million or 109% to $2,634 million in 1998 from $1,262 million in 1997. The increase in revenue from 1997 to 1998 was due to the Universal and Ticketmaster transactions being completed by USA Networks during 1998. See note 5 to the accompanying consolidated financial statements. Operating Cash Flow increased $272 million to $464 million in 1998 from $192 million in 1997. The increase in Operating Cash Flow from 1997 to 1998 was due to the Universal and Ticketmaster transactions. Net income increased by $64 million to $77 million in 1998 from $13 million in 1997. The increase in net income from 1997 to 1998 was due to the increase in Operating Cash Flow along with one-time transactional gains offset by significant increases in depreciation, amortization, interest and income tax expenses. Liberty's share of earnings (loss) of USA Networks and related investments was $30 million and $5 million for 1998 and 1997, respectively.

  QVC Inc. Revenue increased $321 million or 15% to $2,403 million in 1998 from $2,082 million in 1997. The increase in revenue for 1998 was primarily attributable to the effects of a 5.6% increase in the average number of homes receiving QVC services in the U.S. and an 11.8% increase in the average number of homes receiving QVC services in the United Kingdom. Operating Cash Flow increased $96 million or 28% to $434 million in 1998 from $338 million in 1997. The increase in Operating Cash Flow was caused by the increase in revenue offset by increased cost of goods sold and variable costs associated with the increased sales. Start-up costs of QVC Germany also contributed $3 million to the increase in offsetting costs for 1998. Net income increased 110% or $78 million to $149 million in 1998 from $71 million in 1997. The increases in net income were due to the increases in Operating Cash Flow offset by increases in depreciation, amortization and income tax expenses in each of the respective periods presented. Liberty's share of earnings was $64 million and $30 million for 1998 and 1997, respectively.

  Fox/Liberty Networks. Revenue increased 39% or $183 million to $655 million in 1998 from $472 million in 1997. A large portion of the increase in revenue was due to the acquisition of Affiliated Regional Communications by Fox/Liberty Networks on March 13, 1997 which increased the number of consolidated subsidiaries and their respective operations. Had the acquisition of Affiliated Regional Communications been completed for all periods presented, revenue would have increased $128 million for 1998. The increase in revenue was attributable to continued subscriber growth at the regional sports networks and the FX network along with increased advertising revenue due to increased subscribers and ratings. Operating Cash Flow increased $94 million to $79 million in 1998 from a deficit of $15 million in 1997. The increase in Operating Cash Flow was caused by the revenue growth coupled with an increase in operating expenses. The increase in operating expenses was due to an increase in the number of professional events, primarily Major League Baseball games, as well as increased programming rights fees of regional sports networks due to renegotiated and newly entered into sports rights agreements. Fox/Liberty Networks net loss decreased by $16 million or 21% to $62 million in 1998 from $78 million in 1997. The decrease in the net loss was due to the improvement in Operating Cash Flow offset primarily by interest expense. In 1998, interest expense increased to $113 million from $49 million in 1997 due to additional indebtedness that was entered into in the latter half of 1997. Liberty's share of losses was $83 million for 1998 and zero for 1997, as Liberty's basis in the investment was less than zero. See note 5 to the accompanying consolidated financial statements.

  PCS Ventures. Liberty's share of losses from its investment in the PCS Ventures was $629 million and $493 million in 1998 and 1997, respectively. The increase in the share of losses is attributed primarily to increases in:

  . selling, general and administrative costs associated with Sprint PCS's efforts to increase its customer base;

  . depreciation expense resulting from capital expenditures made to expand its PCS network; and

  .  interest expense associated with higher amounts of outstanding debt.

  Telewest. Telewest accounted for $134 million and $145 million of Liberty's share of its affiliates' losses during 1998 and 1997, respectively. The increase in the share of losses was primarily attributable to the net effects of:

  .  changes in foreign currency transaction losses;

  .  an increase in Operating Cash Flow resulting from revenue growth; and

  .  an increase in interest expense.

  Telewest issued debentures in connection with a previous merger transaction. Changes in the exchange rate used to translate the Telewest debentures into U.K. pounds sterling and the adjustment of a foreign currency option contract to market value caused Telewest to experience foreign currency transaction gains/losses that affected Liberty's share of Telewest's losses.

Liquidity and Capital Resources

  Liberty's sources of funds include its available cash balances, net cash from operating activities, dividend and interest receipts, proceeds from asset sales and proceeds from financing activities. Liberty is a holding company and as such is generally not entitled to the cash resources or cash generated by operations of its subsidiaries and business affiliates. Liberty is primarily dependent upon its financing activities to generate sufficient cash resources to meet its cash requirements.

  In connection with the AT&T merger and other related transactions, Liberty received approximately $5.5 billion in cash. Also, upon consummation of the AT&T merger, through a new tax sharing agreement between Liberty and AT&T, Liberty became entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T merger. In addition, under the tax sharing agreement, Liberty will receive a cash payment from AT&T in periods when it generates taxable losses and those taxable losses are utilized by AT&T to reduce the consolidated income tax liability. Additionally, certain warrants held by TCI were transferred to Liberty in exchange for $176 million in cash.

  At December 31, 1999, Liberty and its consolidated subsidiaries had bank credit facilities which provided for borrowings of up to $1.1 billion. Borrowings under these facilities of $963 million were outstanding at December 31, 1999. Certain assets of Liberty's consolidated subsidiaries serve as collateral for borrowings under these bank credit facilities. Also, these bank credit facilities contain provisions which limit additional indebtedness, sale of assets, liens, guarantees and distributions by the borrowers.

  On July 7, 1999, Liberty received net cash proceeds of approximately $741 million and $494 million from the issuance of its 7 7/8% Senior Notes due 2009 and 8 1/2% Senior Debentures due 2029, respectively. The proceeds were used to repay outstanding borrowings under certain of Liberty's credit facilities, two of which were subsequently terminated. On January 13, 2000, Liberty completed an exchange offer for the 7 7/8% Senior Notes due 2009 and 8 1/2% Senior Debentures due 2029 that provided tendering holders with identical securities registered under the Securities Act.

  On November 16, 1999, Liberty received net cash proceeds of $854 million from the issuance of its 4% Senior Exchangeable Debentures due 2029, in the aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group stock (as adjusted for a two-for-one stock split). This amount will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group stock owned by Liberty falls below a designated level, after which at Liberty's election, Liberty may pay the amount in cash, Sprint PCS Group stock or a combination thereof. The carrying amount of the exchangeable debentures in excess of the principal amount is based on the fair value of the underlying Sprint PCS Group stock. On February 9, 2000, Liberty registered the resale of these debentures under the Securities Act of 1933.

  On January 7, 2000, a trust, which holds Liberty's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group stock (as adjusted for a two-for-one stock split) to a third party, as Agent, in exchange for cash collateral equal to 100% of the market value of that stock. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares.

  On February 2, 2000, Liberty received net cash proceeds of $983 million from the issuance of the old debentures.

  On February 10, 2000, Liberty received net cash proceeds of $735 million from the issuance of its 3 3/4% Senior Exchangeable Debentures due 2030. On March 8, 2000, Liberty received net cash proceeds of $59 million, including accrued interest from February 10, 2000, from the issuance of an additional $60 million principal amount of its 3 3/4% Senior Exchangeable Debentures due 2030.

  There are restrictions on incurrence of debt of Liberty Media Group, and therefore on Liberty, through an Inter-Group Agreement with AT&T. Liberty Media Group may not incur any debt that would cause the total indebtedness of Liberty Media Group at any time to be in excess of 25% of the total market capitalization of the Liberty Media Group tracking stock ($19 billion at December 31, 1999), if the excess would adversely affect the credit rating of AT&T.

  Various partnerships and other affiliates of Liberty accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

  On April 8, 1999, substantially all of Liberty Media International's 4 1/2% convertible subordinated debentures were converted into shares of Liberty Media Group tracking stock. Since substantially all of the debenture holders elected to convert, no payment of interest and no adjustment in respect of interest were made.

  Liberty holds shares of Time Warner Series LMCN-V common stock, which are convertible into 114 million shares of Time Warner common stock. Holders of Time Warner Series LMCN-V common stock are entitled to receive dividends ratably with Time Warner common stock. Liberty has received approximately $5 million in cash dividends quarterly from Time Warner. On January 10, 2000, Time Warner announced its proposed merger with America Online, Inc., pursuant to which each share of Time Warner Series LMCN-V common stock would be converted into 1.5 shares of an identical series of stock of the combined AOL Time Warner. It is anticipated that AOL Time Warner will pay dividends on its common stock and consequently that Liberty will receive dividends on the AOL Time Warner Series LMCN-V common stock it holds. However, there can be no assurance that such dividends will continue to be paid.

  Liberty receives approximately $8 million in cash dividends quarterly on the Fox Kids Worldwide preferred stock. This preferred stock pays quarterly dividends at the annual rate of 9% of the liquidation value of $1,000 per share. If Fox Kids Worldwide does not declare or pay a quarterly dividend, that dividend will be added to the liquidation value and the dividend rate will increase to 11.5% per annum until all accrued and unpaid dividends are paid. News Corp. has undertaken to fund all amounts needed by Fox Kids Worldwide to pay any amounts it is required to pay under the certificate of designations for the Fox Kids Worldwide preferred stock, including payment of the liquidation value of that stock upon any optional or mandatory redemption of that stock.

  On July 15, 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks in exchange for 51.8 million News Corp. American Depository Receipts ("ADRs"), representing preferred limited voting ordinary shares of News Corp. Liberty also acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. As a result of these transactions and other open market transactions, at December 31, 1999, Liberty owned approximately 81.7 million ADRs representing preferred limited voting shares of News Corp. News Corp. has historically paid cash dividends on its common stock and it is anticipated that it will continue to do so. Holders of the ADRs are entitled to receive dividends ratably with News Corp. common stock, and, consequently, Liberty receives cash dividends on the ADRs that it holds. However, there can be no assurance that such dividends will continue to be paid.

  On January 5, 2000, Motorola, Inc. completed the acquisition of General Instrument Corporation through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 0.575 shares of Motorola common stock. In connection with the merger Liberty received 18 million shares and warrants to purchase 12 million shares of Motorola common stock in exchange for its holdings in General Instrument. Motorola has historically paid cash dividends on its common stock and it is anticipated that it will continue to do so. Consequently, Liberty expects to receive cash dividends on its shares of Motorola common stock. However, there can be no assurance that such dividends will continue to be paid.

  Pursuant to a proposed final judgment agreed to by TCI, AT&T and the United States Department of Justice on December 30, 1998, Liberty transferred all of its beneficially owned securities of Sprint to a trust prior to the AT&T merger. The final judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the trustee, on or before May 23, 2002, to dispose of a portion of the Sprint securities held by the trust sufficient to cause Liberty to own beneficially no more than 10% of the outstanding Sprint PCS Group stock that would be outstanding on a fully diluted basis on such date. On or before May 23, 2004, the trustee must divest the remainder of the Sprint securities held by the trust. The final judgment requires the trustee to vote the Sprint securities beneficially owned by Liberty in the same proportion as other holders of Sprint PCS Group stock so long as such securities are held by the trust. The final judgment also prohibits the acquisition by Liberty of additional Sprint securities, with certain exceptions, without the prior written consent of the Department of Justice.

  During the ten month period ended December 31, 1999, the unrealized appreciation, net of taxes, of the fair value of Liberty's shares of Time Warner Series LMCN-V common stock was $224 million, based upon the market value of the Time Warner common stock into which the Time Warner Series LMCN-V common stock is convertible. During the ten month period ended December 31, 1999, the unrealized appreciation, net of taxes, of the fair value of the Sprint PCS Group stock held by Liberty was $3.9 billion based upon the market value of such shares. During the ten month period ended December 31, 1999, the unrealized appreciation, net of taxes, of the fair value of Liberty's interest in General Instrument was $1.5 billion based upon the market value of the General Instrument securities held.

  Liberty has guaranteed notes payable and other obligations of certain affiliates. At December 31, 1999, the U.S. dollar equivalent of the amounts borrowed pursuant to these guaranteed obligations aggregated approximately $655 million.

  Flextech has undertaken to finance the working capital requirements of a joint venture that it has formed with BBC Worldwide Limited, and is obligated to provide this joint venture with a primary credit facility of (Pounds)88 million and, subject to certain restrictions, a standby credit facility of (Pounds)30 million. As of December 31, 1999, this joint venture had borrowed (Pounds)53 million under the primary credit facility. If Flextech defaults in its funding obligation to the joint venture and fails to cure the default within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty assume all of Flextech's funding obligations to the joint venture.

  Liberty intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. As of December 31, 1999, Starz Encore Group's future minimum obligation related to certain film licensing agreements was $900 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Continued development may require additional financing and it cannot be predicted whether Starz Encore Group will obtain such financing. If additional financing cannot be obtained by Starz Encore Group, Starz Encore Group or Liberty could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty.

Cash Flows from Operating Activities

  Cash flows from operating activities for the ten month period ended December 31, 1999 were $133 million. Cash flows used in operating activities for the two month period ended February 28, 1999 were $107 million and cash flows from operating activities for the years ended December 31, 1998 and 1997 were $26 million and $149 million, respectively. Improved Operating Cash Flow for Starz Encore Group and increased dividend and interest income contributed to the higher cash flows from operating activities for the ten month period ended December 31, 1999. Dividends and interest income from the investment of the $5.5 billion received in the AT&T merger contributed $178 million to cash flows from operating activities during the ten month period ended December 31, 1999. Cash used during the two month period ended February 28, 1999 included payments related to stock appreciation rights of $126 million. Due to a number of transactions during the two-year period ended December 31, 1998, the results of operations, and consequently cash flows from operating activities, during this period are not comparable from year to year. These transactions resulted in the consolidation or deconsolidation of several entities, as discussed above in the "Summary of Operations."

Cash Flows from Investing Activities

  Investing cash flows were primarily used in the purchase of marketable securities during the ten month period ended December 31, 1999. Liberty made purchases of marketable securities of $7.8 billion and had sales and maturities of marketable securities of $5.7 billion during the ten month period ended December 31, 1999. Liberty is a holding company and as such it uses investing cash flows to make contributions and investments in entities in which Liberty holds a 50% or less ownership interest. Cash flows from investing activities were used for investments in and loans to affiliates amounting to $2.6 billion, $51 million, $1.4 billion and $580 million during the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the years ended December 31, 1998 and 1997, respectively. Additionally, Liberty had cash proceeds from dispositions of $130 million, $43 million, $423 million and $268 million during the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the years ended December 31, 1998 and 1997, respectively. Liberty invested $109 million, $92 million and $41 million in acquisitions during the ten months ended December 31, 1999 and the years ended December 31, 1998 and 1997, respectively.

Cash Flows from Financing Activities

  Liberty is primarily dependent on financing activities to generate sufficient cash resources to meet its cash requirements. Financing cash flows consist primarily of borrowings and repayments of debt. Liberty had borrowings of $3.2 billion, $155 million, $2.2 billion and $661 million and repayments of $2.2 billion, $145 million, $609 million and $341 million during the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the years ended December 31, 1998 and 1997, respectively. Cash transfers to related parties during the ten months ended December 31, 1999 and the years ended December 31, 1998 and 1997 were $159 million, $215 million and $428 million, respectively.

Accounting Standards

  During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"), which is effective for all fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the:

  .  fair values of existing assets, liabilities or firm commitments;

  .  variability of cash flows of forecasted transactions; or

  .  foreign currency exposures of net investments in foreign operations.

Although our management has not completed its assessment of the impact of Statement 133 on Liberty's consolidated results of operations and financial position, management does not expect that the impact of Statement 133 will be significant, however, no assurances can be given that it will not be significant.

Market Risk

  Liberty is exposed to market risk in the normal course of its business operations due to its investments in different foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Liberty has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

  Contributions to Liberty's foreign affiliates are denominated in foreign currency. Liberty therefore is exposed to changes in foreign currency exchange rates. Currently, Liberty does not hedge any foreign currency exchange risk because of the long-term nature of its interests in foreign affiliates. Liberty continually evaluates its foreign currency exposure (primarily the Argentine Peso, British Pound Sterling, Japanese Yen and French Franc) based on current market conditions and the business environment.

  Liberty is exposed to changes in interest rates primarily as a result of its borrowing and investment activities, which include fixed and floating rate investments and borrowings used to maintain liquidity and fund its business operations. The nature and amount of Liberty's long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of December 31, 1999, the majority of Liberty's debt was composed of fixed rate debt resulting from the 1999 issuances of notes and debentures for net proceeds of approximately $2.1 billion. The proceeds were used to repay floating rate debt, which reduced Liberty's exposure to interest rate risk associated with rising variable interest rates. Had market interest rates been 1% higher throughout the years ended December 31, 1999 and 1998, Liberty would have recorded approximately $16 million and $14 million of additional interest expense for the years ended December 31, 1999 and 1998, respectively. At December 31, 1999, the aggregate fair value of all of Liberty's outstanding notes and debentures was $2.3 billion.

  Liberty is exposed to changes in stock prices primarily as a result of its significant holdings in publicly traded securities. Liberty continually monitors changes in stock markets, in general, and changes in the stock prices of its significant holdings, specifically. Changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. Equity collars and equity swaps are used to hedge investment positions subject to fluctuations in stock prices.

  In order to illustrate the effect of changes in stock prices on Liberty we provide the following sensitivity analysis. Had the stock price of our investments accounted for as available-for-sale securities been 10% lower at December 31, 1999, and 1998, the value of such securities would have been lower by $2.4 billion and $1.0 billion, respectively. Our unrealized gains, net of taxes would have also been lower by $1.5 billion and $622 million, respectively. Had the stock price of our publicly traded investments accounted for using the equity method been 10% lower at December 31, 1999 and 1998, there would have been no impact on the carrying value of such investments. Had the stock price of the Sprint PCS Group stock underlying Liberty's 4% Senior Exchangeable Debentures due 2029 been 10% higher at December 31, 1999, Liberty's total debt and correspondingly, Liberty's interest expense would have been higher by $102 million.

  Liberty measures the market risk of its derivative financial instruments through comparison of the blended rates achieved by those derivative financial instruments to the historical trends in the underlying market risk hedged. With regard to interest rate swaps, Liberty monitors the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. Liberty believes that any losses incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying hedged facilities. With regard to equity collars and hedges, Liberty monitors historical market trends relative to values currently present in the market. Liberty believes that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying hedged assets. These measures allow Liberty's management to measure the success of its use of derivative instruments and to determine when to enter into or exit from derivative instruments.

                               CORPORATE HISTORY

  Liberty's former parent, TCI, began acquiring interests in programming businesses in the late 1970s in an effort to ensure quality content for distribution on its cable television systems. TCI's early programming interests included those in Black Entertainment Television (since renamed BET Network), Turner Broadcasting System (since acquired by Time Warner), Cable Educational Network (since renamed Discovery Communications, Inc.), QVC Network, Inc., International Family Entertainment, Inc. (since reorganized as Fox Kids Worldwide) and several regional sports networks.

  TCI formed Liberty's predecessor, which we refer to as "LMC," for the purpose of spinning off to TCI's shareholders, by means of an exchange offer, TCI's interests in most of its cable television programming businesses and certain of its affiliated cable television systems. TCI retained a significant interest in LMC through its ownership of preferred stock. The spinoff was effected due to concerns over proposals that were then pending before Congress that, if enacted, would impose horizontal limits on the number of subscribers that could be served by a single cable operator and vertical limits on the ownership by cable operators of interests in cable programming services.

  LMC began trading on March 28, 1991, with a fully diluted equity market capitalization of approximately $190 million. At that time, its assets included interests in cable television systems serving approximately 1.6 million subscribers, regional sports networks and eight national programming services, including QVC, Black Entertainment Television and The Family Channel. Over the next three years LMC increased its programming assets by acquiring interests in and developing companies that produced branded programming content, including Encore Media Corporation, the Home Shopping Network and two national and several regional sports networks.

  On August 4, 1994, TCI reacquired the public's interest in LMC by means of a merger, and LMC again became a wholly owned subsidiary of TCI. TCI reacquired LMC largely because of the FCC's adoption in 1994 of vertical and horizontal cable and programming regulations, which a combined TCI and LMC fit within. At the time LMC was reacquired by TCI, LMC's fully diluted equity market capitalization had grown to approximately $3.2 billion. At that time, Liberty had interests in cable television systems serving approximately 3.2 million subscribers, 11 national programming services, including Encore, STARZ! and QVC and two national and 13 regional sports networks.

  In the fourth quarter of 1994, TCI reorganized its businesses into four divisions: (1) Domestic Cable and Communications, (2) Programming, (3) International Cable and Programming and (4) Technology/Venture Capital. This business-line reorganization was effected in an effort to better focus management expertise in the various areas into which TCI had evolved, and to gain greater market recognition of the value of TCI's four lines of businesses. In an effort to further gain market recognition of what TCI believed to be hidden values in its asset base, in August 1995, TCI divided its common stock into two tracking stocks, with one series of tracking stock intended to reflect the separate performance of a newly created "Liberty Media Group." The assets attributed to the Liberty Media Group were comprised primarily of the assets of TCI's Programming division. The other series of tracking stock was intended to reflect the separate performance of the "TCI Group," which was comprised of the three other divisions of TCI.

  The Liberty Media Group tracking stock began trading on August 10, 1995, with a fully diluted equity market capitalization of approximately $4.5 billion. At that time, Liberty's assets included interests in more than 30 national cable programming services, three national and 15 regional sports networks and various other businesses involved in television programming production and distribution. Over the course of the next three years, Liberty continued to expand its interests in programming services and leveraged several of its interests to obtain the benefits of scale and liquidity. This included Liberty's acquisition of an approximately 9% interest in Time Warner in exchange for its interest in Turner Broadcasting System and the exchange of its shares in International Family Entertainment for a preferred stock interest in Fox Kids Worldwide.

  In August 1997, TCI created a third class of tracking stock intended to track the separate performance of the "TCI Ventures Group," which was comprised of the International Cable and Programming division and the Technology/Venture Capital division of TCI.

  On March 9, 1999, TCI was acquired by AT&T in a merger transaction in which the holders of TCI Group tracking stock received AT&T common stock and holders of Liberty Media Group tracking stock and TCI Ventures Group tracking stock received shares of AT&T's Liberty Media Group tracking stock. In the merger with AT&T, the holders of TCI's Liberty Media Group and TCI Ventures Group tracking stocks received shares of AT&T's Liberty Media Group tracking stock with a value of approximately $24 billion and $13 billion, respectively, based on the closing price of AT&T's Liberty Media Group tracking stock on the NYSE on March 10, 1999 (which was the first day of trading). At the time of the merger, Liberty's assets included interests in more than 50 national cable programming services, six national, 25 regional and six international sports networks, 23 digital networks, ten Internet businesses, over 65 international programming services, and cable and cable telephony systems in Europe, Latin America and Japan.

  As a result of the merger with AT&T, TCI and Liberty became subsidiaries of AT&T. In connection with the merger, most of the assets formerly attributed to the TCI Ventures Group were transferred to Liberty. Other assets that had been attributed to the TCI Ventures Group were transferred to TCI in exchange for a cash contribution of approximately $5.5 billion to Liberty. As a result of these asset transfers, Liberty obtained interests in foreign distribution companies, interests in certain foreign programming businesses and interests in Internet and technology companies as well as approximately $5.5 billion cash and the right to the U.S. federal income tax benefits of a net operating tax loss carryforward possessed by TCI at the time of its merger with AT&T. In addition, certain transaction agreements were entered into in connection with the merger which provide Liberty with a level of financial and operational separation from AT&T and certain programming rights with respect to AT&T's cable systems. See "Relationship with AT&T and Certain Related Transactions."

  On March 10, 2000, TCI was converted into a Delaware limited liability company, of which AT&T is the sole member, and renamed AT&T Broadband LLC.

                                    BUSINESS

Overview

  We are a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Our subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA, QVC, CNN, TBS, Motorola and Sprint PCS.

  Our management team, led by Dr. John C. Malone, our Chairman, and Mr. Robert
R. Bennett, our President and Chief Executive Officer, has extensive expertise in creating and developing new businesses and opportunities for our subsidiaries and business affiliates and in building scale, brand power and market leadership. This expertise dates back to the mid-1980s when members of our management were instrumental in identifying and executing strategic transactions to provide TCI, our former parent, with quality programming for its cable television systems. Today, our management team continues to leverage its expertise and industry relationships on behalf of our subsidiaries and business affiliates to identify and execute strategic transactions that improve the value of their businesses and that allow us to take full advantage of new developments in consumer and technological trends.

  The media, entertainment and communications industries are currently undergoing tremendous changes due in part to the growth of new distribution technologies, led by the Internet and the implementation of digital compression. The growth in distribution technologies has, in turn, created strong demand for an ever increasing array of multimedia products and services. Liberty is working with its subsidiaries and business affiliates to extend their established brands, quality content and networks across multiple distribution platforms to keep them at the forefront of these ongoing changes.

Business Strategy

  Our business strategy is to maximize the value of Liberty by (1) working with the management teams of our existing subsidiaries and business affiliates to grow their established businesses and create new businesses and (2) identifying and executing strategic transactions that improve the value or optimize the efficiency of Liberty's assets. Key elements of our business strategy include the following:

  Promoting the internal growth of our subsidiaries and business affiliates. We actively seek to foster the internal growth of our subsidiaries and business affiliates by working with their management teams to expand their established businesses and create new businesses, often by extending their existing brands across multiple distribution platforms or effecting transactions that enhance the scale of their operations. Our emphasis is on the creation and development of multiple sources of revenue that enhance cash flow. We also seek to use our extensive industry experience and relationships to provide our subsidiaries and business affiliates with strategic alliances, greater visibility and improved positioning in their respective markets. While the form of our participation in our subsidiaries and business affiliates may change over time as a result of acquisitions, mergers and other strategic transactions, we generally seek to retain a significant long-term interest in their successors.

  Maintaining significant involvement in governance. We seek to add considerable value to our subsidiaries and business affiliates through our strategic, operational and financial advice. To ensure Liberty can exert significant influence over management where we own less than a majority voting interest in a business affiliate, we often seek representation at the board of directors level and contractual rights that assure our participation in material decision making. These contractual rights will typically include participation in budget decisions, veto rights over significant corporate actions and rights of first refusal with respect to significant dispositions of stock by management or strategic partners.

  Participating with experienced management and strategic partners. We seek to participate in companies with experienced management teams that are led by strong entrepreneurs, and partner with strategic investors that are engaged in complementary businesses with a demand for the products and services of our subsidiaries and business affiliates. Our existing business affiliates are led by such entrepreneurs as Barry Diller of USA Networks, Inc., Rupert Murdoch of News Corp. and John Hendricks of Discovery Communications, Inc., while our existing strategic partners include Comcast Corporation, News Corp. and Time Warner.

  Executing strategic transactions that optimize the efficiency of our assets. We seek to identify and execute acquisitions, consolidations and other strategic transactions that rationalize our participation in the businesses of our subsidiaries and business affiliates. We often undertake transactions of this nature to obtain the benefits of scale and liquidity as well as to further diversify Liberty's businesses. In pursuing new acquisition opportunities, we focus on businesses that have attractive growth characteristics and offer strategic benefits to our existing subsidiaries and business affiliates. We employ a conservative capital structure in managing our assets and rationalizing our businesses. We also seek to enhance our financial flexibility by utilizing multiple sources of capital and preserving liquidity through our ownership of a mix of public and private assets.

Business Operations

  Liberty is engaged principally in three fundamental areas of business:

  . Programming, consisting principally of interests in video programming services;

  . Communications, consisting principally of interests in cable television systems and other communications systems; and

  .  Internet services and technology.

Recent Developments

  On December 10, 1999, Liberty entered into an agreement with The Todd-AO Corporation with respect to a transaction pursuant to which the Liberty Media Group would acquire approximately 60% of the outstanding equity and 94% of the voting power of Todd in exchange for approximately 3 million shares of AT&T Class A Liberty Media Group tracking stock. Todd provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. The transaction with Todd is subject to the approval of Todd's shareholders, as well as other customary closing conditions and is expected to close in the second quarter of 2000.

  On December 30, 1999, Liberty entered into an agreement with Soundelux Entertainment Group, Inc. with respect to a transaction pursuant to which the Liberty Media Group would acquire approximately 55% of the outstanding equity and 92% of the voting power of Soundelux in exchange for approximately 2 million shares of AT&T Class A Liberty Media Group tracking stock. Soundelux provides video, audio, show production, design and installation services to location-based entertainment venues and provides production and post-production sound services, including content, editing, re-recording and music supervision, to the motion picture, television and interactive gaming industries. The transaction with Soundelux is subject to the approval of Soundelux's shareholders and the closing of the Todd transaction, as well as other customary closing conditions and is expected to close in the second quarter of 2000.

  On April 10, 2000, Liberty Media Group acquired all of the outstanding common stock of Four Media Company in exchange for approximately $123 million in cash, the issuance of approximately 3.2 million shares of AT&T Class A Liberty Media Group tracking stock and a warrant to purchase approximately 350,000 shares of AT&T Class A Liberty Media Group tracking stock at an exercise price of $46.00 per share. Four Media is a provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

  Following the acquisitions of majority interests in Todd and Soundelux, and subject to certain conditions, the Liberty Media Group has agreed to cause the following additional transactions to occur: (i) contribution of the Liberty Media Group's controlling interest in Todd to Soundelux, in exchange for additional shares of voting stock of Soundelux; (ii) contribution by Soundelux to Todd of 100% of the business and operations of Soundelux, in exchange for additional shares of voting stock of Todd and the assumption by Todd of 100% of the liabilities of Soundelux; and (iii) contribution by the Liberty Media Group to Soundelux, and by Soundelux to Todd, of 100% of the stock of Four Media. As a result of these transactions, the assets and operations now owned and operated by Four Media, Soundelux and Todd would be consolidated within Todd, which would change its name to Liberty Livewire, Inc. Liberty Livewire would be a subsidiary of Liberty.

  On January 14, 2000, Liberty Media Group acquired The Associated Group, Inc. pursuant to a merger agreement among AT&T, Liberty and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
1.20711 shares of AT&T Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 23.4 million shares of AT&T Class A Liberty Media Group tracking stock, (3) approximately 5.3 million shares of AT&T Class B Liberty Media Group tracking stock, (4) approximately
21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, Inc., a full-service, facilities-based communications company, and
(5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group, other than its interest in Teligent, were transferred to Liberty. Associated Group's interest in Teligent is held by a member of the Liberty Media Group other than Liberty. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group tracking stock and AT&T Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T.

  On February 7, 2000, Liberty purchased 18 million shares of Cendant Corporation common stock and a warrant to purchase up to an additional approximate 29 million shares of common stock at an exercise price of $23.00 per share (subject to anti-dilution adjustments), which resulted in Liberty having an approximate 6.5% ownership interest in Cendant. Liberty paid $300 million in cash for the common stock and $100 million in cash for the warrant. Cendant is primarily engaged in the consumer and business services industries, with its principal operations in travel related services, real estate related services and alliance marketing related services.

  On March 16, 2000, Liberty purchased shares of cumulative preferred stock in TCI Satellite Entertainment, Inc. (TSAT) in exchange for Liberty's economic interest in 5,084,745 shares of Sprint Corporation PCS common stock, valued at $300 million. Liberty received 150,000 shares of TSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of TSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty approximately 85% of the voting power of TSAT. Liberty and TSAT also formed a joint venture named Liberty Satellite, LLC to hold and manage interests in entities engaged globally in the distribution of internet data and other content via satellite and related businesses. As part of this transaction, Liberty contributed its interests in XM Satellite Radio Holdings, Inc., iSKY, Inc., Astrolink International LLC and Sky Latin America in exchange for an approximately 89% interest in the joint venture. TSAT contributed its interest in JATO Communications Corp. and General Motors Class H Common Stock in exchange for an approximately 11% interest in the joint venture which will be managed by TSAT. In a related transaction, TSAT paid Liberty $60 million in the form of an unsecured promissory note in exchange for an approximately 14% interest in a limited liability company with holdings in Astrolink International LLC. The remaining 86% of the limited liability company is held by Liberty Satellite, LLC.

  On March 27, 2000, Liberty announced that it had agreed to purchase 3,775,000 shares of common stock of IDT Corporation at a price of $34.50 per share. As a result of this transaction, Liberty would own an approximately 9.9% equity interest in IDT and would have the right to nominate a director for election to IDT's board of directors. IDT is a leading facilities-based, multinational carrier that combines its position as an international telecommunications operator with its experience as an Internet service provider to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The closing of this transaction is subject to customary closing conditions, including regulatory approvals.

  On March 28, 2000, Liberty announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer. If the remaining closing conditions under the merger agreement entered into between Liberty and Ascent on February 22, 2000, are satisfied or waived, Liberty will acquire the remaining Ascent shares by merging a subsidiary into Ascent. If the merger is effected, Liberty expects to pay approximately $460 million for the Ascent stock. In addition, Ascent will have approximately $295 million in indebtedness outstanding immediately after the merger. Ascent's principal business is providing pay-per-view entertainment and information services through its majority owned subsidiary, On Command Corporation. Ascent also provides satellite service to the NBC television network and owns the National Basketball Association's Denver Nuggets, the National Hockey League's Colorado Avalanche and the Pepsi Center, Denver's new entertainment facility which is home to both the Nuggets and the Avalanche. After the merger, Liberty will sell the sports teams and the Pepsi Center.

  On March 31, 2000, Liberty acquired 7,125,000 shares of Class B non-voting common stock of Corus Entertainment Inc. at a purchase price of Canadian $28.05 per share, which resulted in Liberty having an approximate 19.9% ownership interest in Corus. Corus is one of Canada's leading media companies with interests in 14 radio stations, including The Edge, FOX and Country 105, and specialty television networks, including YTV, CMT, Teletoon, Telelatino and The Comedy Network.

  On April 11, 2000, Liberty purchased for $500 million in cash (a) 500,000 shares of ICG Communications, Inc. convertible preferred stock, which are initially convertible into 17,857,142 shares of ICG Communications common stock, and (b) warrants to purchase 6,666,667 shares of ICG Communications common stock at an initial exercise price of $34.00 per share. ICG Communications is a telecommunications company with a nationwide voice and data network serving more than 700 U.S. cities. It also is a competitive local exchange carrier and broadband data communications company and a provider of network infrastructure, facilities and management.

  On April 19, 2000, Liberty purchased 8 million shares of common stock of Primedia Inc. (representing an approximate 5% ownership interest in Primedia) and warrants to purchase an additional 1.5 million shares of common stock of Primedia at an exercise price of $25 per share, in exchange for $200 million in cash. At the same time, Primedia acquired 625,000 shares of Liberty Digital Series A common stock at a purchase price of $40 per share. In connection with these transactions, Primedia has granted to Liberty an option, which Liberty may transfer to Liberty Digital, to acquire a 12.5% ownership interest in PRIMEDIA Broadband Video, LLC, which can be exercised in exchange for cash, shares of AT&T Liberty Media Group tracking stock or shares of Liberty Digital Series A common stock, on terms to be negotiated by the parties. Primedia is a targeted media company, reaching consumer and business-to-business audiences through print, Internet, live events, video and radio. PRIMEDIA Broadband Video, LLC was recently established to exploit, for purposes of the consumer marketplace, broadband distribution and interactive applications of Primedia's substantial video resources.

Programming

  Programming networks distribute their services through a number of distribution technologies, including cable television, direct-to-home satellite, broadcast television and the Internet. Programming services may be delivered to subscribers as part of a video distributor's basic package of programming services for a fixed monthly fee, or may be delivered as a "premium" programming service for an additional monthly charge. Whether a programming service is on a basic or premium tier, the programmer generally enters into separate multi-year agreements, known as "affiliation agreements," with those distributors that agree to carry the service. Basic programming services derive their revenues principally from the sale of advertising time on their networks and from per subscriber license fees received from distributors. Premium services do not sell advertising and primarily generate their revenues from subscriber fees.

   Consolidated Subsidiaries

   Starz Encore Group LLC

  Starz Encore Group LLC is a leading provider of cable and satellite-delivered premium movie networks in the United States. It currently owns and operates 13 full-time domestic movie channels, including Encore, which airs first-run movies and classic contemporary movies, STARZ!, a first-run premium movie service, and MOVIEplex, a "theme by day" channel featuring a different Encore or Encore Thematic Multiplex channel each day, on a weekly rotation. Through the use of thematic multiplexing--that is, the creation of multiple channels of programming by reorganizing the movies by theme--Starz Encore Group is well positioned to take advantage of the increasing channel capacities created by compressed digital distribution systems. In addition, Starz Encore Group currently has agreements in place with most of the major program distributors and many smaller distributors to carry its Encore Thematic Multiplex services in digital packages. As digital service becomes more widely available, these services will be available to most cable homes.

  Starz Encore Group currently has access to approximately 5,700 movies through long-term licensing agreements. In addition, it has licensed the exclusive rights to first-run output from Disney's Hollywood Pictures, Touchstone and Miramax, Universal Studios, New Line and Fine Line, Sony's Columbia Pictures and Sony Classics and other major studios. Starz Encore Group also has exclusive rights to first run output from four independent studios. The output agreements expire between 2003 and 2011. Unlike vertically integrated programmers, Starz Encore Group is not committed to or dependent on any one source of film productions. As a result, it has affiliations with every major Hollywood studio, either through long-term output agreements or library access arrangements. Starz Encore Group also engages in original programming production.

  The table below sets forth certain information about each of Starz Encore Group's domestic programming services.

                                                                     Liberty's
                                                                    Attributed
                                      Subscribers/Units/1/   Year   Ownership %
               Entity                 at  12/31/99 (000's) Launched at 3/31/00
------------------------------------- -------------------- -------- -----------
Starz Encore Group LLC...............                                   100%
  Encore.............................        13,745          1991
  MOVIEplex..........................         7,598          1995
  Thematic Multiplex (aggregate
   units)............................        26,012/2/       1994
    Love Stories
    Westerns
    Mystery
    Action
    True Stories
    WAM! America's Kidz Network
  STARZ!.............................        10,240          1994
  STARZ! Multiplex (aggregate
   units)............................         6,180/2/
    STARZ! Theater...................                        1996
    STARZ! Family....................                        1999
    STARZ! Cinema....................                        1999
    BET Movies/STARZ!/3/.............                        1997        88%

--------
(1) Each premium service to which a household subscribes is counted as one "unit." For example, one household subscribing to four services would be counted as four "units."
(2) Digital services.

  Starz Encore Group's business objective is to be the premier provider of movie services. Its strategies for achieving its objective include: (1) continuing to strengthen its core business assets in an effort to promote the premium television category and increase cash flow from operations, (2) driving demand for digital services to enable cable operators and direct broadcast satellite providers to position themselves as a viable alternative to video stores through a combination of pay-per-view channels, thematic multiplexing and multiple time scheduled feeds, and (3) leveraging the strength of its brand by extending its franchises into other forms of media, including online applications, such as e-commerce.

  Ownership Interest. Liberty owns 100% of Starz Encore Group. Liberty's ownership in Starz Encore Group began with an investment in its predecessor in 1991 when Encore was launched as a low-priced movie channel that cable operators could offer individually or packaged with higher-priced services such as HBO and Showtime. Since December 31, 1992, Encore's subscribers have grown from approximately 3.5 million to almost 13.7 million at December 31, 1999, and Starz Encore Group's program offerings have grown from one movie channel in 1991 to its current slate of 13 full-time movie channels.

  Pramer S.C.A.

  Pramer S.C.A. is the largest owner and distributor of cable television programming services in Argentina. Pramer currently owns eight programming services and distributes them throughout Argentina. Pramer also distributes eight additional programming services, including two of Argentina's four terrestrial broadcast stations, throughout Argentina. Of the 16 programming services owned and/or distributed by Pramer, nine of them are distributed throughout Latin America. Pramer intends to continue to develop and acquire branded programming services and to further expand the carriage of its programming to distribution networks outside Argentina. The table below sets forth certain information about each of Pramer's owned programming services.

                                                                      Liberty's
                                                Subscribers          Attributed
                                                at 12/31/99   Year   Ownership %
                    Entity                        (000's)   Launched at 3/31/00
----------------------------------------------- ----------- -------- -----------
Pramer S.C.A. (Argentina)......................                          100%
  America Sports...............................    2,360      1990
  Big Channel..................................    2,352      1992
  Canal a......................................    2,268      1996
  Cineplaneta..................................    2,038      1997
  Magic Kids...................................    3,858      1995
  P&E..........................................      781      1996
  Plus Satelital (fka CVSAT)...................    3,925      1988

  Ownership Interest. Liberty's ownership in Pramer evolved out of a 1995 transaction in which Liberty Media International, Inc., a wholly owned subsidiary of Liberty, acquired an equity interest in Cablevision S.A. from its founding stockholders. As part of the transaction, Liberty Media International was granted a right of first refusal to purchase the programming assets of Pramer, which at that time were owned by the former Cablevision stockholders. In August 1998, Liberty Media International exercised this right and purchased 100% of Pramer's issued and outstanding common stock for $32 million in cash and $65 million in notes payable. Liberty made an $11 million payment on the notes on October 1, 1998 and the remainder is due in 20 equal monthly installments beginning October 15, 1998.

  Business Affiliates

  Discovery Communications, Inc.

  Discovery Communications, Inc. is the largest originator of documentary, nonfiction programming in the world. Since the 1985 launch of its flagship domestic cable service and brand, Discovery Channel, Discovery has grown into a global media enterprise with 1999 revenues exceeding $1.4 billion. It currently operates programming services reaching more than 160 million people across six continents.

  Discovery's programming, products and services derive from the following four business units:

  . Discovery Networks, U.S., which is comprised of Discovery Channel, The Learning Channel, Animal Planet, The Travel Channel and a package of six digital services;

  . Discovery Networks, International, which extends Discovery's programming globally and currently reaches more than 85 million subscribers in 147 foreign countries in 24 languages; and

  . Discovery Enterprises Worldwide, which includes Discovery's brand extension business in retail, online, video, multimedia, publishing, licensing and education.

  Discovery's business objective is to be the premier global creator and distributor of nonfiction entertainment content, including products, programs and destination experiences, across all significant media platforms. Its strategies for achieving its objective include:

  . leveraging the strength of its brand by exploiting it over several platforms, including television, retail and the Internet,

  . capitalizing on the global reach of its programming business through the introduction of additional branded products and services in foreign markets,

  . developing universally distributed networks that appeal strongly to significant advertising categories (such as travel, health and youth), and

  .  continuing to preserve and strengthen its core business assets.

  The table below sets forth certain information about Discovery's programming services.

                                                                       Liberty's
                                              Subscribers             Attributed
                                              at 12/31/99      Year   Ownership %
                   Entity                       (000's)      Launched at 3/31/00
--------------------------------------------- -----------    -------- -----------
Discovery Communications, Inc................                             49%
  Discovery Channel..........................   77,829         1985
  The Learning Channel.......................   72,175         1980
  Animal Planet..............................   54,018         1996
  Discovery People...........................    8,200         1997
  Travel Channel.............................   35,466         1987
  Discovery Digital Services.................    5,026(/1/)
    Discovery Civilization...................                  1996
    Discovery Health.........................                  1998
    Discovery Home & Leisure.................                  1996
    Discovery Kids...........................                  1996
    Discovery Science........................                  1996
    Discovery Wings..........................                  1998
    Discovery en Espanol.....................                  1998
  Animal Planet Asia.........................    6,445         1998       25%
  Animal Planet Europe.......................    6,328         1998
  Animal Planet Latin America................    6,774         1998       25%
  Discovery Asia.............................   37,712         1994
  Discovery India............................   14,100         1996
  Discovery Japan............................    1,542         1996
  Discovery Europe...........................   19,155         1989
  Discovery Turkey...........................      600         1997
  Discovery Germany..........................    1,206         1996       25%
  Discovery Italy/Africa.....................    1,423         1996
  Discovery Latin America....................   12,145         1996
  Discovery Latin America Kids Network.......    8,490         1996
  People & Arts (Latin America)..............    9,453         1995       25%
  Discovery.com, Inc.........................   Online         1995
  Discovery Home & Leisure (Europe)..........    5,911          --        --
  Discovery Health Media, Inc. ..............      N/A          --        --

--------
(1)  Digital services.

  Ownership Interest. Liberty holds a 49.3% interest in Discovery with Cox Communications, Inc., Advance/Newhouse Communications and Discovery's founder and Chairman, John S. Hendricks, holding interests of 24.65%, 24.65% and 1.4%, respectively. Liberty's involvement in Discovery dates back to 1986, when TCI provided Discovery with $25 million of capital in furtherance of TCI's strategy of supporting quality, cable-exclusive programming companies.

  Terms of Ownership. Discovery is organized as a close corporation managed by its stockholders rather than a board of directors. Generally, all actions to be taken by Discovery require the approval of the holders of a majority of Discovery's shares, subject to certain exceptions, including certain fundamental actions, which require the approval of the holders of at least 80% of Discovery's shares. The stockholders of Discovery have agreed that they will not be required to make additional capital contributions to Discovery unless they all consent. They have also agreed not to own another basic programming service carried by domestic cable systems that consists primarily of documentary, science and nature programming, subject to certain exceptions.

  Each stockholder has been granted preemptive rights on share issuances by Discovery. Any proposed transfer of Discovery shares by a stockholder will be subject to rights of first refusal in favor of the other stockholders, subject to certain exceptions, with Liberty's right of first refusal being secondary under certain circumstances. In addition, Liberty is not permitted to hold in excess of 50% of Discovery's stock unless its increased ownership results from exercises of its preemptive rights or rights of first refusal.

   Flextech, plc

  Flextech, through its subsidiaries and affiliates, creates, packages and markets entertainment and information programming for distribution on cable television, direct-to-home satellite and digital terrestrial television providers throughout the United Kingdom and parts of continental Europe. Flextech has interests in 14 cable and satellite channels, 13 of which are distributed in the United Kingdom market. In addition to managing its five wholly owned programming services, Flextech currently provides management services to two joint ventures that it has formed with BBC Worldwide Limited, which operate several subscription television channels, and to Discovery Europe, Animal Planet Europe, Discovery Home and Leisure (formerly The Learning Channel) and HSN Direct International Limited. For its management and consultancy services, Flextech receives a management fee and, in some cases, a percentage of the programming company's gross revenues. Flextech also holds interests in programming production and distribution companies and a terrestrial broadcast network.

  The table below sets forth certain information about each of Flextech's programming services.

                                                                      Liberty's
                                                Subscribers          Attributed
                                                at 12/31/99   Year   Ownership %
                    Entity                        (000's)   Launched at 3/31/00
----------------------------------------------- ----------- -------- -----------
Flextech plc...................................                           37%
  Bravo........................................    5,188      1985
  Challenge TV.................................    5,383      1993
  HSN Direct International.....................      N/A      1994        42%
  KinderNet....................................    5,751      1988        12%
  Living.......................................    6,175      1993
  SMG..........................................      N/A      1957         7%
  Trouble......................................    5,164      1984
  TV Travel Shop...............................    7,010      1998
  UK Arena (UKTV)..............................    3,139      1997        18%
  UK Gold (UKTV)...............................    6,279      1992        18%
  UK Gold Classics (UKTV)......................    1,993      1999        18%
  UK Horizons (UKTV)...........................    4,840      1997        18%
  UK Style (UKTV)..............................    3,191      1997        18%
  UK Play (UKTV)...............................    2,450      1998        18%

  Flextech's business objective is to develop, package and market regionally appealing television programming at the lowest practicable cost. To achieve its objective, Flextech's strategy has been to spread production costs over multiple revenue sources. Through co-management of several thematic programming services, Flextech's programming channels have been able to share operating costs, including those associated with marketing, administration, affiliate relations, financial services and technical operations. In addition, by acquiring interests in and creating alliances with established content producers, Flextech has been able to secure a steady supply of programming capable of being distributed over various distribution platforms.

  Ownership Interest. Prior to Telewest's recent acquisition of Flextech, Liberty held a 37% equity interest in Flextech, representing a 50% voting interest. Liberty's involvement with Flextech developed out of programming investments made by TCI in the United Kingdom and continental Europe beginning in 1988. TCI found that the United Kingdom, like other parts of Europe, lacked the size necessary to sustain a large number of niche-oriented programming services. Attracted by Flextech's business model of co-managing several programming services to achieve economies of scale, TCI chose Flextech as the vehicle to pursue its European programming strategy in 1994 by consolidating its U.K. and European programming investments and merging those investments into Flextech.

  On April 19, 2000, Telewest's offer to acquire Flextech at a purchase price of approximately (Pounds)2.76 billion became unconditional. As a result, each share of Flextech will soon be exchanged for 3.78 new Telewest shares. After the acquisition, Liberty will own approximately a 24.6% equity interest in Telewest. See "--Communications--Telewest Communications plc."

  Terms of Ownership. Liberty has undertaken that it will not, subject to certain exceptions, acquire an interest in excess of 20% in any entity that competes with certain of the channels of two joint ventures that Liberty has formed with BBC Worldwide Limited.

  The News Corporation Limited

  News Corp. is a diversified international communications company principally engaged in:

  . the production and distribution of motion pictures and television programming;

  .  television, satellite and cable broadcasting;

  .  publication of newspapers, magazines and books;

  . production and distribution of promotional and advertising products and services;

  .  development of digital broadcasting;

  .  development of conditional access and subscriber management systems; and

  .  the provision of computer information services.

News Corp.'s operations, are located in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin. News Corp.'s preferred limited voting ordinary shares trade on the Australian Stock Exchange under the symbol "NCPDP," and are represented on the NYSE by ADRs under the symbol "NWS.A."

  Ownership Interest. In July 1999, Liberty sold to News Corp. its 50% interest in their jointly owned Fox/Liberty Networks programming venture, in exchange for 51.8 million News Corp. ADRs representing preferred limited voting ordinary shares of News Corp., valued at approximately $1.425 billion, or approximately $27.52 per ADR. In a related transaction, Liberty acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million, or approximately $24.74 per ADR. As a result of these transactions and subsequent open market purchases, Liberty owns approximately 81.7 million ADRs representing preferred limited voting ordinary shares of News Corp. or approximately 8% of News Corp.'s ordinary shares on a fully diluted basis.

  Liberty's involvement in sports programming originated in 1988 when TCI began to pursue a strategy of creating regional sports networks. In April 1996, Liberty and News Corp. formed Fox/Liberty Networks, a joint venture to hold Liberty's national and regional sports networks and News Corp.'s FX, a general entertainment network which also carries various sporting events. Also in 1996, Liberty and News Corp. formed an alliance to hold their respective international sports interests. These include Fox Sports World Espanol, a Spanish language sports network, distributed in the United States and in Latin America, as well as Fox Sports Americas (Latin America) and Fox Sports Middle East. As part of their agreement relating to the acquisition by News Corp. of Liberty's interest in Fox/Liberty Networks, Liberty and News Corp. agreed that, during a specified period following the second anniversary of the closing date of this transaction, each will have the right to cause News Corp. to acquire and Liberty to sell to News Corp. the international interests in exchange for News Corp. ADRs with an aggregate value at April 1, 1999 of approximately $100 million plus an additional number of ADRs representing the aggregate number of News Corp. shares which could have been purchased by reinvesting in ADRs each cash dividend declared on such number of shares between the closing of the sale of Liberty's interest in Fox/Liberty Networks and the sale of the international interests. Between the closing of the sale of Liberty's interest in Fox/Liberty Networks and the sale of the international interests, Liberty has further agreed to make capital contributions in respect of the international interests in the amount of $100 million, as and when requested by News Corp.

  Terms of Ownership. In connection with the acquisition by News Corp. of Liberty's interest in Fox/Liberty Networks, certain agreements were entered into regarding Liberty's ability to transfer News Corp. shares and other matters. Under these agreements, the ADRs and the underlying News Corp. shares issued to Liberty are subject to a lock-up of either two years (as to 51.8 million ADRs) or nine months (as to 28.1 million ADRs), subject to certain exceptions. Liberty is entitled to certain registration rights with respect to its News Corp. shares. In addition, Liberty has agreed that it will not engage, directly or indirectly, in any sports programming service in the United States and its territories (excluding Puerto Rico) or in Canada, subject to certain exceptions, until July 2004.

  QVC Inc.

  QVC Inc. is one of the two largest home shopping companies in the United States. QVC markets and sells a wide variety of consumer products and accessories primarily by means of televised shopping programs on the QVC network and via the Internet through iQVC. QVC also operates shopping networks in Germany, the United Kingdom and Ireland. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based on the volume of the transactions. QVC does not depend upon any one particular supplier for any significant portion of its inventory.

  QVC distributes its television programs, via satellite, to affiliated video program distributors for retransmission to subscribers. In return for carrying QVC, each domestic programming distributor receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold to customers located in the programming distributor's service area.

  QVC has stated that it intends to continue introducing new products and product lines and to recruit additional programming distributors in an effort to enlarge both its audience and its sales.

  The table below sets forth certain information about QVC's programming interests.

                                                                      Liberty's
                                                Subscribers          Attributed
                                                at 12/31/99   Year   Ownership %
                    Entity                        (000's)   Launched at 3/31/00
----------------------------------------------  ----------- -------- -----------
QVC Inc.......................................                            43%
 QVC Network..................................    66,702      1986
 QVC-The Shopping Channel (U.K.)..............     7,867      1993        34%
 QVC-Germany..................................    16,726      1996
 iQVC.........................................    Online      1995

  Ownership Interest. Liberty owns approximately 43% of QVC, and Comcast owns the remaining 57%. Liberty's involvement in the televised home shopping business originated in 1986 when TCI began acquiring ownership interests in QVC Networks, Inc. in exchange for agreeing to carry QVC's programming to a specified number of subscribers. During the same period, TCI also invested in another home shopping channel, CVN Companies, Inc. In October 1989, CVN and QVC merged which resulted in TCI owning approximately 34% of the combined company. In August 1994, Liberty and Comcast purchased all of the remaining equity interests in QVC not owned by them, resulting in their current ownership interests.

  Terms of Ownership. QVC is managed on a day-to-day basis by Comcast and Comcast has the right to appoint all of the members of the QVC board of directors. Liberty's interests are represented by two members on QVC's five-member management committee. Generally, QVC's management committee votes on every matter submitted, or required to be submitted, to a vote of the QVC board, and Liberty and Comcast are required to use their best efforts to cause QVC to follow the direction of any resolution of the management committee. Liberty also has veto rights with respect to certain fundamental actions proposed to be taken by QVC.

  Liberty has been granted a tag-along right that will apply if Comcast proposes to transfer control of QVC and Comcast may require Liberty to sell its QVC stock as part of the transaction, under certain circumstances and subject to certain conditions. In addition, Liberty has the right to initiate a put/call procedure with Comcast in respect of Liberty's interest in QVC.

  Liberty and Comcast have certain mutual rights of first refusal and mutual rights to purchase the other party's QVC stock following certain events, including change of control events affecting them. Both also have registration rights.

  Time Warner Inc.

  Time Warner is one of the largest media and entertainment companies in the world. Time Warner classifies its business interests into four fundamental areas:

  . Cable Networks, consisting principally of interests in cable television programming, including the following networks: CNN, Cartoon Network, Headline News, TNT, Turner Classic Movies, TBS Superstation, CNNfn, HBO, Cinemax, Comedy Central and TVKO;

  . Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing;

  . Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, recorded music and music publishing; and

  . Cable, consisting principally of interests in cable television systems which, as of December 31, 1999, reached approximately 12.6 million subscribers.

Time Warner's common stock trades on the NYSE under the symbol "TWX."

  Ownership Interest. Liberty currently owns an approximate 9% interest in Time Warner. Liberty's interest in Time Warner evolved from a 1987 transaction in which TCI led a consortium of cable operators in providing Turner Broadcasting System with an aggregate cash infusion of approximately $560 million. Motivated by its belief that the continued development of quality cable programming was a critical element in driving its cable distribution business, TCI invested approximately $250 million in Turner Broadcasting System in exchange for two series of preferred stock. The terms of the preferred stock and agreements entered into in connection with the investment provided the holders with significant control rights, including representation on the Turner Broadcasting System board and veto rights over extraordinary transactions, and with rights of first refusal on certain dispositions of Turner Broadcasting System stock held by Ted Turner. In 1996, Time Warner acquired Turner Broadcasting System in a merger transaction.

  In connection with the Turner Broadcasting System/Time Warner merger, Time Warner, Turner Broadcasting System, TCI and Liberty entered into an Agreement Containing Consent Order (the FTC Consent Decree) with the Federal Trade Commission. The FTC Consent Decree effectively prohibits Liberty and its affiliates from owning voting securities of Time Warner other than securities that have limited voting rights. Pursuant to the FTC Consent Decree, among other things, Liberty agreed to exchange the shares of Time Warner common stock it was to receive in the Turner Broadcasting System/Time Warner combination for shares of a separate series of Time Warner common stock with limited voting rights designated as Series LMCN-V common stock. The Series LMCN-V common stock entitles the holder to one one-hundredth (1/100th) of a vote for each share with respect to the election of directors. Liberty holds approximately 114 million shares of such stock, which represent less than 1% of the voting power of Time Warner's outstanding common stock. The Series LMCN-V common stock is not transferable, except in limited circumstances, and is not listed on any securities exchange. Each share of the Series LMCN-V common stock is convertible at Liberty's option into one share of ordinary Time Warner common stock, at any time when such conversion would not violate the federal communications laws, subject to the FTC Consent Decree, and is mandatorily convertible into ordinary Time Warner common stock upon transfer to a non-affiliate of Liberty. Further, while shares of ordinary Time Warner common stock are redeemable by action of the Time Warner board of directors under certain circumstances, to the extent necessary to prevent the loss of certain types of governmental licenses or franchises, shares of Series LMCN-V common stock are not redeemable under these circumstances.

  In March 1999, Liberty entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its approximately 114 million shares of Time Warner Series LMCN-V common stock. In effect, Liberty purchased a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty in approximately seven years for $67.45 per share. Liberty simultaneously sold a call option giving the counterparty the right to buy the same shares from Liberty in approximately seven years for $158.33 per share. Since the purchase price of the put option was equal to the proceeds from the sale of the call option, the collar transaction had no cash cost to Liberty. As a result of this transaction, Liberty has effectively locked in the value of these 15 million Time Warner shares at between $1 billion and $2.4 billion in the future, regardless of potential fluctuations in the stock price.

  On January 10, 2000, Time Warner and America Online, Inc. announced that they had entered into an Agreement and Plan of Merger relating to the combination of their businesses. Pursuant to this Agreement and Plan of Merger, Time Warner and America Online would each merge with, and become wholly-owned subsidiaries of, a newly-formed holding company called "AOL Time Warner Inc." According to publicly available information, in this transaction each share of Series LMCN-V common stock of Time Warner held by Liberty would be converted into 1.5 shares of Series LMCN-V common stock, par value $0.01 per share, of AOL Time Warner Inc. These securities of AOL Time Warner Inc. would have substantially the same terms as the Series LMCN-V common stock of Time Warner currently held by Liberty. This transaction is subject to several conditions, including the approval of Time Warner's and America Online's stockholders, as well as regulatory approvals.

  TV Guide, Inc.

  TV Guide, Inc., formerly known as United Video Satellite Group, Inc., is a media and communications company and the market leader in the program listings guide business. TV Guide is engaged predominantly in providing print, passive and interactive program listings guides to households, distributing programming to cable television systems and direct-to-home satellite providers, and marketing satellite-delivered programming to C-band satellite dish owners. TV Guide's Class A common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "TVGIA."

  TV Guide is organized into three primary business units:

  .  TV Guide Magazine Group;

  .  TV Guide Entertainment Group; and

  .  United Video Group.

The TV Guide Magazine Group publishes and distributes TV Guide magazine, the most widely circulated paid weekly magazine in the United States, to households and newsstands. In addition, the TV Guide Magazine Group provides customized monthly television programming guides for cable and satellite operators in the United States and internationally. The TV Guide Entertainment Group supplies satellite-delivered on-screen program promotion and guide services, including TV Guide Channel and Sneak Prevue, to cable television systems and other multi-channel video programming distributors, both nationally and internationally. The TV Guide Entertainment Group also offers interactive television technology that allows television viewers to retrieve on demand continuously updated program guide information through their cable television systems and provides TV Guide Online, an Internet-based program listings guide. The United Video Group provides direct-to-home satellite services, satellite distribution of video entertainment services, software development and systems integration services and satellite transmission services for private networks. This group owns TV Guide's 80% interest in Superstar/Netlink Group LLC, which markets satellite entertainment programming packages to C-band satellite dish owners in North America. Its retail subscriber base was approximately one million at December 31, 1999. The United Video Group also markets and distributes three independent superstations--WGN (Chicago), KTLA (Los Angeles) and WPIX (New
York)--and six Denver-based broadcast television stations to cable television systems and other multi-channel video programming distributors, and offers programming packages to satellite master antenna television systems.

  TV Guide's business objective is, among other things, to be the dominant provider of program listings guides for traditional and emerging distribution platforms. Its strategies for achieving its objective include:

  . extending its brand by exploiting it over several platforms, including home shopping, e-commerce and database marketing;

  . capitalizing on the success of TV Guide Channel, TV Guide Interactive and TV Guide Sneak Prevue through the introduction of customized programming and service promotion on a localized platform;

  . capitalizing on cross-platform advertising and promotion opportunities by taking advantage of audience exposure across multiple platforms (print, cable, satellite and Internet); and

  . continuing to develop product and brand extensions that will leverage its distribution footprint, including interactive services, home shopping, e-commerce and data base marketing.

  In October 1999, TV Guide announced that it had entered into a definitive merger agreement with Gemstar International Group Limited, pursuant to which TV Guide would become a wholly owned subsidiary of Gemstar. Under the merger agreement, TV Guide shareholders would receive 0.6573 shares of Gemstar common stock for each share of TV Guide common stock. TV Guide shareholders would, in the aggregate, receive approximately 45% of the fully diluted shares of the combined company. Consummation of the transaction is subject to limited conditions, including approval by the shareholders of each company (which was received on March 17, 2000) and the satisfaction of regulatory requirements. It is anticipated that the transaction will close in the first half of 2000. Upon consummation of the transaction, the company is expected to be renamed TV Guide International Inc. and the board of directors will be expanded to twelve members, of which 6 members will be persons designated by the board of directors of TV Guide prior to the merger.

  Gemstar develops, markets and licenses proprietary technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data. Gemstar seeks to have its technologies widely licensed, incorporated and accepted as the technologies and systems of choice by:

  .  consumer electronics manufacturers;

  . service providers such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors;

  .  software developers; and

  .  consumers.

  Gemstar's first proprietary system, VCR Plus+, was introduced in 1990 and is widely accepted as an industry standard for programming VCRs. VCR Plus+ enables consumers to record a television program simply by entering a number--the PlusCode number--into a VCR or television equipped with the VCR Plus+ technology. Gemstar is also a leading provider of interactive program guide services, which allow a user to view a television program guide on screen, obtain details about a program, sort programs by themes or categories, and select programs for tuning or recording, all through the remote control. Gemstar's common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "GMST."

  The table below sets forth certain information about TV Guide's programming services and other assets.

                                                                      Liberty's
                                              Subscribers            Attributed
                                              at 12/31/99    Year    Ownership %
                   Entity                       (000's)    Launched  at 3/31/00
--------------------------------------------- -----------  --------  -----------
TV Guide, Inc................................                             44%
  TV Guide Channel...........................   50,000       1988
  TV Guide Interactive.......................    2,300/1/    1998/2/
  TV Guide Sneak Prevue......................   34,000       1991         32%
  UVTV.......................................   57,000/3/     N/A
  Superstar/Netlink..........................      925        N/A         35%
  TV Guide Magazine..........................   11,000/4/     N/A
  TV Guide Online............................   Online
  The Television Games Network...............      N/A       1999         43%
  Infomedia S.A..............................      N/A       1991         33%

--------
(1) Digital service.
(2) TV Guide's original interactive service was launched in the early 1990s, followed by the current digital version.
(3) Aggregate number of units. UVTV uplinks three superstations (WGN, KTLA, and WPIX) and six Denver broadcast stations. One household subscribing to six services would be counted as six "units."
(4) Magazine circulation--includes subscription and newsstand distribution.

  Ownership Interest. TV Guide is jointly controlled by Liberty and News Corp., with each owning approximately 44% of its equity and 49% of its voting power. Liberty's interest in TV Guide began in January 1996 when TCI acquired a controlling interest in United Video Satellite Group, Inc. ("UVSG"), a provider of satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users primarily throughout North America. TCI believed that the availability of electronic program guide services was becoming an increasingly important element of video programming delivery due to developments in digital and other technologies that were increasing the volume and variety of video programming. As a result of the transaction, UVSG became a majority-controlled subsidiary of TCI. In January 1998, TCI increased its equity interest in UVSG to approximately 73% and its voting interest to approximately 93%. On March 1, 1999, UVSG acquired Liberty's 40% interest in Superstar/Netlink Group and its 100% interest in Netlink USA, which uplinks the signals of six Denver-based broadcast television stations, in exchange for shares of UVSG common stock. On the same date, UVSG acquired News Corp.'s TV Guide properties in exchange for cash and shares of UVSG common stock. By combining UVSG's passive and interactive electronic program listing guides with TV Guide's well-recognized magazine and brand name, UVSG became a leading provider of program listing guides. Following this transaction, UVSG changed its name to TV Guide, Inc.

  Terms of Ownership. Pursuant to a stockholders agreement between Liberty and News Corp., each of them is entitled to designate one director to the ten-member TV Guide board for each 12.5% of the outstanding shares of TV Guide Class B common stock owned by such party, with the remaining directors being designated by the TV Guide board. So long as Liberty or News Corp., as the case may be, is entitled to designate at least one director to TV Guide's board of directors, the other party is subject to certain restrictions on its ability to sell any of its shares of TV Guide common stock or to convert any of its shares of TV Guide Class B common stock (10 votes per share) into shares of TV Guide Class A common stock (one vote per share) unless it first offers to sell the stock to the other party. In addition, Liberty and News Corp. have mutual rights of first refusal, tag-along rights on transfers of significant interests and registration rights. Liberty and News Corp. have further agreed that, for so long as they both are entitled to appoint at least one of TV Guide's directors, TV Guide will be the exclusive vehicle through which they will each conduct program guide businesses worldwide, subject to certain limited exceptions.

  USA Networks, Inc.

  USA Networks is a diversified media and electronic commerce company that is engaged in seven principal areas of business:

  . Networks and Television Production, which operates the USA Network, a general entertainment basic cable television network, Sci-Fi Channel, which features science fiction, horror, fantasy and science-fact oriented programming, and Studios USA, which produces and distributes television programming;

  . Electronic Retailing, which primarily consists of Home Shopping Network and America's Store, which are engaged in the electronic retailing business;

  .  Broadcasting, which owns and operates television stations;

  . Ticketing Operations, which includes Ticketmaster, the leading provider of automated ticketing services in the United States, and Ticketmaster Online, Ticketmaster's exclusive agent for online ticket sales;

  . Hotel Reservations, consisting of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States;

  . Internet Services, which represents USA Networks' online retailing networks business and local city guide business; and

  . Filmed Entertainment, which primarily represents USA Networks' domestic theatrical film distribution and production businesses.

USA Networks' common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "USAI."

  The table below sets forth certain information about USA Networks' assets. Liberty's attributed ownership interest in USA Networks assumes the conversion or exchange by Liberty of direct and indirect interests in various USA Networks and HSN securities for USA Networks common stock, and the conversion or exchange of certain securities owned by Universal Studios, Inc. and certain of its affiliates for USA Networks common stock.

                                                                      Liberty's
                                               Subscribers           Attributed
                                               at 12/31/99    Year   Ownership %
                    Entity                       (000's)    Launched at 3/31/00
---------------------------------------------- -----------  -------- -----------
USA Networks, Inc. ...........................                            21%
  HSN.........................................   73,700/1/    1985
  America's Store.............................    6,800/1/    1986
  ISN.........................................   Online       1995
  HSN en Espanol..............................    2,700       1998        11%
  HOT (Germany)...............................   29,000       1996         9%
  Shop Channel (Japan)........................    6,800       1996        41%
  SciFi Channel...............................   59,700       1992
  USA Network.................................   77,200       1980
  USA Broadcasting............................   37,500/2/    1986
  Ticketmaster................................      N/A
  Studios USA.................................      N/A
  USA Films...................................      N/A
  Hotel Reservations Network..................   Online       1991        21%
  Ticketmaster Online-CitySearch..............   Online       1998        11%/3/

--------
(1) Includes broadcast households and cable subscribers.
(2) A group of UHF and low power television stations which operate in 12 of the top 22 broadcast markets in the United States, including 7 of the top 10 markets which reach approximately 31% of television households in the United States.
(3)  Assumes consummation of pending transactions.

  Ownership Interest. Liberty's interest in USA Networks consists of shares of USA Networks common stock held by Liberty and its subsidiaries, shares of USA Networks common stock held by certain entities in which Liberty has an equity interest but only limited voting rights, and securities of certain subsidiaries of USA Networks which are exchangeable for shares of USA Networks common stock. Assuming the exchange of these securities and the conversion or exchange of certain securities owned by Universal Studios, Inc. ("Universal") and certain of its affiliates for USA Networks common stock, Liberty and Universal would own approximately 21% and 45%, respectively, of USA Networks. In general, until the occurrence of certain events and with the exception of certain negative controls, Mr. Barry Diller has voting power over Liberty's interest in USA Networks, as more fully described below under "--Terms of Ownership."

  Liberty's ownership in USA Networks began in 1993 when it purchased a controlling stake in Home Shopping Network, Inc., which at the time was principally engaged in the sale of merchandise to viewers of its home shopping programming. In connection with that acquisition, Liberty also obtained an option to acquire a controlling interest in Silver King Communications, Inc., an owner and operator of broadcast television stations. In August 1995, Liberty formed an alliance with Mr. Barry Diller that resulted in a significant shift in Liberty's strategy for Home Shopping Network and Silver King. As part of this alliance, Liberty contributed its control option relating to Silver King to a new corporation in which it retained substantially all of the equity interests and ceded control over the voting securities of Silver King held by the corporation to Mr. Diller, except with respect to certain fundamental matters. At the same time, Mr. Diller agreed to join Home Shopping Networks' board of directors. In December 1996, Silver King and Home Shopping Network were combined to form HSN, Inc., which also acquired Savoy Pictures Entertainment, Inc., a television broadcasting and filmed entertainment company, and Ticketmaster Group, Inc., a leading provider of automated ticketing services. In

February 1998, HSN, Inc. acquired certain assets from Universal USA Networks, consisting of USA Network and Sci-Fi Channel, and the domestic television production and distribution business of Universal. Following this transaction, HSN, Inc. changed its name to USA Networks, Inc. In connection with this transaction, Liberty contributed $300 million in cash to a subsidiary of USA Networks (the "LLC") in exchange for equity shares of that subsidiary ("LLC Shares") (which are generally exchangeable for USA Networks common stock on a one-for-one basis). The LLC holds all of the assets acquired from Universal and all of the businesses of HSN, Inc. and its subsidiaries, other than the broadcasting business.

  Terms of Ownership. In connection with the Universal transaction, USA Networks, Universal, Liberty and Mr. Diller entered into several agreements involving governance matters relating to USA Networks and stockholder arrangements. With respect to governance matters, Mr. Diller generally has full authority to operate the day-to-day business affairs of USA Networks and has an irrevocable proxy over all USA Networks securities owned by Universal, Liberty and certain of their affiliates for all matters except for certain fundamental changes. However, each of Liberty, Universal and Mr. Diller has veto rights with respect to certain fundamental changes relating to USA Networks and its subsidiaries (including the LLC). If Mr. Diller and Universal agree to certain fundamental changes that Liberty does not agree to, Universal will be entitled to purchase Liberty's entire equity interest in USA Networks, subject to certain conditions, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

  Pursuant to FCC law and regulations, Liberty is not currently permitted to have a designee on the board of directors of USA Networks. However, at such time as Liberty is no longer subject to such prohibition, Liberty will have the right to designate up to two directors if its stock ownership in USA Networks remains at certain levels. Liberty currently has the right to designate up to two directors to the LLC board and will continue to have that right for so long as it is not permitted to designate directors of USA Networks and continues to maintain certain ownership levels.

  Each of Universal and Liberty has a preemptive right with respect to future issuances of USA Networks's capital stock, subject to certain limitations. Liberty has agreed with Universal that Liberty will not beneficially own more than approximately 21% of the equity of USA Networks until the earlier of such time as Liberty beneficially owns less than 5% of the shares of USA Networks securities or the date that Universal beneficially owns fewer shares than Liberty beneficially owns. Also, Liberty has agreed not to propose to the board of directors of USA Networks the acquisition by Liberty of the outstanding USA Networks securities or to otherwise influence the management of USA Networks, including by proposing or supporting certain transactions relating to USA Networks that are not supported by USA Networks' board of directors.

  Liberty is subject to a number of agreements that limit or control its ability to transfer its USA Network securities. As long as Mr. Diller is Chief Executive Officer of USA Networks, Liberty generally cannot transfer shares of USA Networks stock prior to August 24, 2000, subject to certain exceptions. Each of Universal and Mr. Diller has a right of first refusal with respect to certain sales of USA Networks securities by the other party. Liberty's rights in this regard are secondary to any Universal right of refusal on transfers by Mr. Diller. Each of Liberty and Mr. Diller also generally has a right of first refusal with respect to certain transfers by the other party and tag-along sale rights on certain sales of USA Networks stock by the transferring stockholder and in the event Universal transfers a substantial amount of its USA Networks stock. Liberty, Universal and Mr. Diller are each entitled to registration rights relating to their USA Networks securities and have agreed to certain put and call arrangements, pursuant to which one party has the right to sell (or the other party has the right to acquire) shares of USA Networks stock held by another party, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

  Other Programming Assets

  The table below sets forth certain information about some of Liberty's other programming interests.

                                                Liberty's
                                                Attributed
                          Subscribers           Ownership
                          at 12/31/99    Year      % at
         Entity             (000's)    Launched  3/31/00             Partner(s)
------------------------  -----------  -------- ---------- ------------------------------
BET Holdings II, Inc....                            35%    Robert Johnson
 BET Cable Network......    58,600       1980
 BET Action Pay-Per-
  View..................    10,000/1/    1990
 BET on Jazz............     7,000       1996
 BET.com................    Online       1999       50%
Canales n...............        17/2/    1998      100%    --
Corus Entertainment
 Inc. /3/...............                            20%
Court TV................    37,543       1991       50%    Time Warner Inc.
E! Entertainment            59,318       1990       10%    Comcast Corporation, The Walt
 Television.............
 Style..................     4,630       1998              Disney Company, MediaOne
                                                           Group, Inc.
Fox Kids Worldwide,            N/A        N/A         /4/  The News Corporation Limited,
 Inc....................                                   former stockholders of Saban
                                                           Entertainment, Inc.
International
 Channel/5/.............     8,558       1990       90%    JJS II Communications, LLC
Jupiter Programming Co.,
 Ltd. (Japan)...........                            50%    Sumitomo Corporation
 Cable Soft Network.....     2,486       1989       50%
 CNBC Japan/Nikkei......       N/A       1997       10%
 Golf Network...........     2,076       1996       44%
 Discovery Japan........     1,542       1996       49%
 J-Sports...............       697       1998       67%
 Shop Channel...........     6,800       1996       41%
MultiThematiques,
 S.A. ..................                            30%    Canal + S.A., Havas Images,
 Canal Jimmy (France)...     2,285       1991              Part'Com
 Canal Jimmy (Italy)....       700       1997
 Cine Cinemas (France)..       729       1991
 Cine Cinemas (Italy)...       144       1997
 Cine Classics
  (France)..............       631       1991
 Cine Classics (Spain)..       225       1995       15%
 Cine Classics (Italy)..       144       1997
 Forum Planete
  (France)..............     1,365       1997
 Planete (France).......     3,119       1988
 Planete (Poland).......     1,944       1996
 Planete (Germany)......     1,206       1997
 Planete (Italy)........       607       1997
 Seasons (France).......       106       1996
 Seasons (Spain)........        37       1997
 Seasons (Germany)......        35       1997
 Seasons (Italy)........        46       1997

                                               Liberty's
                                               Attributed
                          Subscribers          Ownership
                          at 12/31/99   Year      % at
         Entity             (000's)   Launched  12/31/99             Partner(s)
------------------------  ----------- -------- ----------  ------------------------------
Odyssey.................    26,920      1998       33%/6/  Hallmark Entertainment, The
                                                           Jim Henson Company, National
                                                           Interfaith Cable Coalition,
                                                           Inc.
Premium Movie                  890      1995       20%     Twentieth Century Fox Films,
 Partnership                                               Universal Studios, Paramount
 (Australia)............                                   Pictures, Columbia TriStar
                                                           Sony Pictures Entertainment
Telemundo Network/7/....       N/A       N/A       50%     Inc.
Telemundo Station              N/A       N/A       25%     Sony Pictures Entertainment
 Group/8/...............                                   Inc., Station Partners, LLC
Torneos y Competencias,
 S.A. (Argentina)/9/....       N/A       N/A       40%     CEI CitiCorp Holdings S.A.

--------
(1) Number of subscribers to whom service is available.
(2) Digital services.
(3) Corus is one of Canada's leading media companies with interests in 14 radio stations, including The Edge, FOX and Country 105, and specialty television networks, including YTV, CMT, Teletoon, Telelatino and The Comedy Network.
(4) Liberty's interest consists of shares of 30-year 9% preferred stock which have a stated aggregate value of $345 million and are not convertible into common stock.
(5) International Channel provides news, sports, music, movies and general entertainment programming from around the world in more than 20 different languages.
(6) Odyssey will be contributed to Crown Media Holdings in exchange for an approximate 18% in Crown Media Holdings.
(7) Telemundo Network is a 24-hour broadcast network serving 61 markets in the United States, including the 37 largest Hispanic markets.
(8) Telemundo Station Group, Inc. owns and operates eight full power UHF broadcast stations and 15 low power television stations serving some of the largest Hispanic markets in the United States and Puerto Rico. Although Liberty has an approximately 25% equity interest in Telemundo Station Group, Inc., its voting power is less than 5% to meet certain regulatory requirements.
(9) Torneos y Competencias, S.A. is Argentina's dominant sports programming service. It also owns a minority interest in Telefe and Canal Azul, general entertainment broadcast channels in Buenos Aires, Argentina. Canal Azul has also become an international superchannel, providing programming to the United States and, via cable, to outlying areas of Argentina.

Communications

  Cable television systems deliver multiple channels of television programming to subscribers who pay a monthly fee for the service. Video, audio and data signals are received over-the-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television providers in most markets are currently upgrading their cable systems to deliver new technologies, products and services to their customers. These upgraded systems allow cable operators to expand channel offerings, add new digital video services, offer high-speed data services and, where permitted, provide telephony services. The implementation of digital technology significantly enhances the quantity and quality of channel offerings, allows the cable operator to offer video-on-demand, additional pay-per-view offerings, premium services and incremental niche programming. Upgraded systems also enable cable networks to transmit data and gain access to the Internet at significantly faster speeds, up to 100 times faster, than data can be transmitted over conventional dial-up connections. Lastly, cable providers have been developing the capability to provide telephony services to residential and commercial users at rates well below those offered by incumbent telephone providers. Each of these businesses represents a significant opportunity for cable providers to increase their revenue and operating cash flow from the traditional pay television services currently offered today.

  Telephony providers offer local, long distance, switched services, private line and advanced networking features to customers who pay a monthly fee for the service, generally based on usage. Wireless telecommunications networks use a variety of radio frequencies to transmit voice and data in place of, or in addition to, standard landline telephone networks. Wireless telecommunications technologies include two-way radio applications, such as cellular, personal communications services, specialized mobile radio and enhanced specialized mobile radio networks, and one-way radio applications, such as paging services. Each application operates within a distinct radio frequency block. As a result of advances in digital technology, digital-based wireless system operators are able to offer enhanced services, such as integrated voicemail, enhanced custom-calling and short-messaging, high-speed data transmissions to and from computers, advanced paging services, facsimile services and Internet access service. Wireless subscribers generally are charged for service activation, monthly access, air time, long distance calls and custom-calling features. Wireless system operators pay fees to local exchange companies for access to their networks and toll charges based on standard or negotiated rates. When wireless operators provide service to roamers from other systems, they generally charge roamer air time usage rates, which usually are higher than standard air time usage rates for their own subscribers, and additionally may charge daily access fees.

  Consolidated Subsidiaries

  Liberty Cablevision of Puerto Rico, Inc.

  Liberty Cablevision of Puerto Rico, Inc. is one of the largest providers of cable television services in Puerto Rico. It owns and operates cable television franchises, serving the communities of Luquillo, Arecibo, Florida, Caguas, Humacao, Cayey and Barranquitas.

  On September 21, 1998, hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including Liberty Cablevision of Puerto Rico's cable television systems. However, all of Liberty Cablevision of Puerto Rico's systems have been rebuilt, and as of December 31, 1999, all of its pre-hurricane basic customers were receiving cable television services.

  At December 31, 1999, approximately 85% of Liberty Cablevision of Puerto Rico's network had been rebuilt utilizing 550 MHz bandwidth capacity, with the remainder consisting of 450 MHz. At December 31, 1999, Liberty Cablevision of Puerto Rico operated from five headends, and provided subscribers with 63 channels.

  A significant portion of Liberty Cablevision of Puerto Rico's cable network consists of fiber-optic and coaxial cable. This infrastructure allows Liberty Cablevision of Puerto Rico to offer enhanced entertainment information and telecommunications services and, when and to the extent permitted by law, cable telephony services. Liberty Cablevision of Puerto Rico currently offers its subscribers pay-per-view events and premium movies and as it introduces new revenue generating products and services, such as interactive services, Liberty Cablevision of Puerto Rico expects to aggressively market those products and services to its subscribers in areas with sufficient bandwidth capacity. Liberty Cablevision of Puerto Rico expects to begin offering high speed data transmission services and Internet access using high speed cable modems to its subscribers during the first half of 2001.

  Business Affiliates

  Sprint PCS Group

  Sprint Corporation operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. Sprint owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At December 31, 1999, Sprint, together with certain affiliates, operated PCS systems in the majority of the metropolitan areas in the U.S. Sprint attributes this business and its assets to Sprint's "Sprint PCS Group." The Sprint PCS stock is a tracking stock intended to reflect the performance of the Sprint PCS Group. The Sprint PCS stock trades on the NYSE under the symbol "PCS."

  The business objective of the Sprint PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS products and services under the "Sprint" and "Sprint PCS" brand names.

  On October 5, 1999, Sprint announced that it had entered into a definitive merger agreement with MCI WorldCom, Inc. Under the merger agreement, each share of Sprint's FON common stock would be exchanged for $76.00 of MCI WorldCom common stock, subject to a collar, and each share of Series 1 Sprint PCS stock, Series 2 Sprint PCS stock and Series 3 Sprint PCS stock would be exchanged for one share of a new MCI WorldCom PCS tracking stock of the corresponding series and 0.116025 shares of MCI WorldCom common stock. The terms of each series of MCI WorldCom PCS tracking stock would be equivalent to those of the corresponding Sprint security and would track the performance of the PCS business of the surviving company. The merger would be tax free to stockholders of Sprint and accounted for as a purchase. Consummation of the merger is subject to the approvals of the stockholders of Sprint and MCI WorldCom as well as customary regulatory approvals. Upon consummation of the merger, the company is expected to be renamed WorldCom and its board of directors will have 16 members, 10 from MCI WorldCom and 6 from Sprint.

  Ownership Interest. Liberty owns approximately 23% (on a fully diluted basis) of the Sprint PCS stock through its ownership of shares of Series 2 Sprint PCS stock (which have limited voting rights) and certain warrants and shares of convertible preferred stock exercisable for or convertible into these shares.

  Liberty's interest in the business that makes up the Sprint PCS Group began in 1994 when TCI, Comcast Corporation, Cox Communications, Inc. and Sprint Corporation determined to engage in the wireless communications business through a series of limited partnerships known collectively as "Sprint PCS." In November 1998, Sprint Corporation assumed ownership and management control of Sprint PCS and issued a new class of Sprint stock, the "Sprint PCS Common Stock," which was issued in three series, to track the performance of Sprint's combined wireless operations. In exchange for its approximate 30% limited partnership interest in Sprint PCS, TCI received shares of Series 2 Sprint PCS stock, shares of Sprint PCS preferred stock and warrants to purchase shares of Series 2 Sprint PCS stock.

  Pursuant to a final judgment agreed to by TCI, AT&T and the United States Department of Justice in connection with the AT&T merger, all of the Sprint securities held by TCI were deposited in a trust with an independent trustee, pursuant to a trust agreement approved by the Department of Justice and the FCC. Liberty holds trust certificates evidencing its beneficial interest in the assets of the trust. The final judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the trustee, on or before May 23, 2002, to dispose of a portion of the Sprint securities held by the trust sufficient to cause Liberty to own beneficially no more than 10% of the Sprint PCS stock that would be outstanding on a fully diluted basis on such date. On or before May 23, 2004, the trustee is required to divest the remainder of the Sprint securities held by the trust.

  The trust agreement grants the trustee the sole right to sell the Sprint securities beneficially owned by Liberty and provides that all decisions regarding such divestiture will be made by the trustee without discussion or consultation with AT&T or Liberty; however, the trustee is required to consult with the board of directors of

Liberty (other than AT&T representatives and John C. Malone) regarding such divestiture. The trustee has the power and authority to accomplish such divestiture only in a manner reasonably calculated to maximize the value of the Sprint securities beneficially owned by Liberty.

  The trust agreement provides for the trustee to vote the Sprint securities beneficially owned by Liberty in the same proportion as other holders of Sprint PCS stock so long as such securities are held by the trust. The final judgment also prohibits the acquisition by Liberty of additional Sprint securities without the prior written consent of the Department of Justice, subject to limited exceptions.

  Terms of Ownership. Liberty was granted registration rights with respect to its Sprint PCS holdings. These registration rights are currently exercisable by the trustee. If Liberty's shares of Series 2 Sprint PCS stock are transferred, the transferred shares become shares of full voting Series 1 Sprint PCS stock.

  Telewest Communications plc

  Telewest is a leading provider of cable television and residential and business cable telephony services in the United Kingdom. Telewest provides cable television services over a broadband network and uses its network, together with twisted-pair copper wire connections for final delivery to the customer premises, to provide telephony services to its customers. The broadband network enables Telewest to deliver a wide variety of both television and telephony services to its customers and to provide customers with a wide range of interactive and integrated entertainment, telecommunications and information services as they become more widely available in the future. Telewest has installed its own telephone switches, which permits it to minimize fees otherwise charged by public telephone companies and to offer a variety of value-added services without relying on public telephone operators for implementation. Telewest also offers home access to the Internet in all of its franchises. Telewest's ordinary shares trade on the London Stock Exchange under the symbol "TWT.L," and are represented by ADRs in the United States, where they trade on the National Market tier of The Nasdaq Stock Market under the symbol "TWSTY."

  Telewest owns and operates 41 cable franchises and has a minority equity interest in an affiliated company which owns and operates four affiliated franchises. At December 31, 1999, these owned and operated and affiliated franchises covered approximately 34% of the homes in the United Kingdom in areas for which cable franchises have been awarded. At that date, these franchises together included approximately 6.1 million homes and over 400,000 businesses. At December 31, 1999, the network in these franchises passed approximately 4.7 million homes (approximately 4.4 million of which had been passed and marketed) and Telewest had approximately 1.2 million cable television customers, 1.6 million residential telephone lines and 306,000 business telephone lines. According to Telewest, approximately 62% of its customers subscribe for both cable television and cable telephony services.

  Telewest believes that it is well positioned in key growth markets and will benefit from the growing demand for voice, video, data and Internet services. Telewest's business objective is to be the premier provider of telephony, television, multimedia, data, Internet and e-commerce services in the United Kingdom. Its strategies for achieving its objective include:

  . leveraging the scale and scope of its business to provide new content and services,

  . increasing market share and generating additional revenue from existing customers through the development of innovative and targeted products and the launch of digital services and high-speed Internet service delivered via cable modem technology, and

  . capitalizing on the growing demand for advanced business voice and data services, digital television and high-speed Internet access through its high capacity local networks and its national backbone network.

  On April 19, 2000, Telewest's offer to acquire Flextech at a purchase price of approximately (Pounds)2.76 billion became unconditional. As a result, each share of Flextech will soon be exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty owned approximately a 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, the business of Flextech described under "--Programming--Business Affiliates-- Flextech plc" above will become part of Telewest's business.

  Ownership Interest. As a result of Telewest's recent acquisition of Flextech, Liberty will own approximately a 24.6% interest in Telewest, a portion of which is attributed to a limited liability company owned 50% by Liberty and 50% by MediaOne Group, Inc. As a result of the acquisition, MediaOne will own approximately a 23% interest in Telewest.

  Liberty's involvement with Telewest developed out of investments in the cable business made by TCI in the United Kingdom beginning in 1986. In April 1992, U S WEST, Inc. and TCI contributed substantially all of their respective U.K. cable interests to a joint venture in which each held a 50% interest. TCI and U S WEST combined substantially all of their respective U.K. cable interests in an effort to obtain cost and other efficiencies inherent in a larger network, as well as to gain greater access to the capital markets. The combination also permitted TCI to gain the benefits of U S WEST's telephony experience, and U S WEST to gain the benefits of TCI's cable television experience. Telewest was formed in anticipation of its initial public offering (which was effected in November 1994) to acquire the assets of the TCI/U S WEST joint venture. Subsequent to Telewest's initial public offering, TCI contributed its interests in Telewest to Liberty Media International, and Liberty Media International and U S WEST contributed all of their respective equity ownership interests in Telewest to the limited liability company referred to above. In June 1998, MediaOne separated from U S WEST and, in connection with that transaction, succeeded to all of U S WEST's rights and obligations relating to its Telewest investment.

  Terms of Ownership. Liberty and MediaOne have been granted preemptive rights on share issuances by Telewest which enable them to collectively maintain a majority of the voting rights in Telewest. Liberty and MediaOne have agreements with respect to the voting of shares of Telewest beneficially owned by them and the manner in which they will cause their designees to the Telewest board of directors to vote. In general, Liberty and MediaOne have agreed that, on any matter requiring shareholder approval, they will vote their Telewest shares together in such manner as may be agreed by them. As a result, Liberty and MediaOne together generally will be able to influence materially the outcome of any matter requiring shareholder approval, provided that they are not disqualified from voting on a particular matter due to conflicts of interest. In addition, each of Liberty and MediaOne has veto rights with respect to certain fundamental matters affecting Telewest for so long as each holds 15% or more of the outstanding Telewest ordinary shares. Further, for so long as each of them beneficially owns at least 15% of the outstanding Telewest ordinary shares, each is entitled to appoint three members to the 16-member Telewest board of directors, and they have agreed that on any matter requiring board approval, they will cause the directors designated by them to vote together as agreed by them.

  Each of Liberty and MediaOne has agreed that any proposed transfer of its Telewest shares will be subject to rights of first refusal in favor of the other party, in each case subject to certain exceptions. In addition, each of Liberty and MediaOne has the right to trigger a put/call procedure in the event the other is deemed to undergo a change of control.

  Telewest has agreed to certain restrictions on its ability to engage in businesses in the United Kingdom outside of cable television, cable telephony and wireless telephony.

  In May 1999, as part of a series of agreements entered into with AT&T in connection with AT&T's proposed acquisition of MediaOne, Microsoft Corporation agreed to purchase MediaOne's interest in Telewest through a tax-free exchange of Microsoft shares, subject to certain conditions, including the closing of the proposed business combination between AT&T and MediaOne. It is expected that if this purchase is completed, Microsoft will succeed to all of MediaOne's rights and obligations set forth above, subject to certain modifications agreed to in connection with Telewest's acquisition of Flextech.

  Other Communications Assets

  The table below sets forth certain information about Liberty's other communications assets. In the table below:

  . ""Homes in Service Area" refers to the number of homes to which the relevant operating company is permitted by law to offer its services. Not all service areas are granted exclusively to the respective operating company.

  . ""Homes Passed" refers to the homes that can be connected to a cable distribution system without further extension of the distribution network.

  . ""Basic Subscribers" refers to subscribers to a cable or other television distribution system who receive the basic television service and who are usually charged a flat monthly rate for a specific number of channels.

                                     Homes in                       Liberty's
                                     Service    Homes      Basic    Attributed
                                     Area at  Passed at Subscribers Ownership
                                     12/31/99 12/31/99  at 12/31/99    % at
              Entity                 (000's)   (000's)    (000's)    12/31/99              Partner(s)
-----------------------------------  -------- --------- ----------- ----------  --------------------------------
Metropolis-Intercom, S.A. (Chile)..   1,600     1,092        269        30%     Cordillera Communicaciones,
                                                                                Ltda, Compania de
                                                                                Telecomunicaciones de Chile S.A.

Cablevision S.A. (Argentina).......   4,000     3,386      1,453        28%/1/  CEI CitiCorp Holdings S.A.,
                                                                                Telefonica Internacional S.A.

Jupiter Telecommunications
 Co., Ltd. (Japan).................   4,830     3,709        536        40%     Sumitomo Corporation
Princes Holdings Limited
 (Ireland).........................     497       387        163        50%     Independent Newspapers plc
Sky Latin America LLC/2/...........     N/A       N/A        761        10%     Organizacoes Globo, Grupo
                                                                                Televisa, S.A., News Corp.

--------
(1) Liberty Media International, Hicks, Muse, Tate & Furst, Incorporated, which controls CEI CitiCorp Holdings S.A., and Telefonica Internacional S.A. have entered into certain agreements that, if consummated in accordance with their terms, would result in Telefonica ceasing to be a shareholder of CableVision and each of Liberty Media International and Hicks, Muse indirectly owning a 50% interest in CableVision.

(2) Satellite-delivered television platform currently serving Mexico, Brazil, Chile and Columbia.

Internet Services and Technology

  The Internet has emerged as a significant global communications and commerce medium, enabling millions of people worldwide to share information, create community among individuals with similar interests and conduct business electronically. In addition to its emergence as a significant global communications medium, the Internet has features and functions that are unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests. As a result, the Internet has emerged as an attractive medium for advertising and electronic commerce.

  Consolidated Subsidiaries

  Liberty Digital, Inc.

  Liberty Digital, Inc. (formerly known as TCI Music, Inc.) is a diversified new media company with investments in Internet content and interactive television businesses, as well as music services delivered to commercial and residential customers via cable, satellite, the Internet and other platforms. Liberty Digital's Series A common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "LDIG."

  As of March 31, 2000, the assets of Liberty Digital consisted primarily of the following:

                                   Liberty
                                  Digital's
                                  Ownership
             Entity                   %                           Business
--------------------------------  ----------  -------------------------------------------------
AT&T Access Agreement...........      N/A     Certain programming rights with respect to AT&T's
                                              cable systems

ACTV, Inc.
(Nasdaq: IATV)..................      16%/1/  Producer of tools for interactive programming for
                                              television and Internet platforms

BET.com.........................       5%     Web site with content directed towards African
                                              Americans

CarsDirect.com, Inc. ...........       1%     Online car retailer

DMX, Inc. ......................     100%     Programs, markets and distributes the premium
                                              digital audio service, Digital Music Express

Drugstore.com, Inc.
(Nasdaq: DSCM)..................       1%     Online pharmacy and sundries

HomeGrocer.com, Inc.
(Naxdaq: HOMG)..................       1%     Online grocery store

iBeam Broadcasting Corporation..       8%     Satellite delivery of streaming media from
                                              programmers to Internet service providers

iFilm, Inc. ....................       1%     Metamediary for making, distributing and
                                              consuming film entertainment

Interactive Pictures Corporation
                                       4%     Interactive photographic technology for the
(Nasdaq: IPIX)..................              Internet

iVillage, Inc.
(Nasdaq: IVIL)..................       3%     Internet and on-line provider of branded
                                              communications and information services for adult
                                              women

Kaleidoscope Interactive, LLC...      50%     Online provider of information and services
                                              related to health concerns and disabilities

Kaleidoscope Network, Inc.......      12%     24-hour cable network that provides video
                                              programming related to health concerns and
                                              disabilities

KPCB Java Fund, L.P. ...........       6%     Investor in Java application development

Lifescape, LLC..................      15%     Online provider of information concerning
                                              substance abuse, addictions and health problems

The Lightspan Partnership, Inc.
(Nasdaq: LSPN)..................      10%     Developer of educational programming


                                    Liberty
                                   Digital's
                                   Ownership
             Entity                    %                           Business
---------------------------------  ----------  -------------------------------------------------
MedScholar Digital Network, LLC..      50%     Provider of continuous medical education services
                                               to healthcare professionals
MTVN Online L.P. ................      10%     Online music venture with MTV Networks
netLibrary, Inc. ................       2%     Electronic library
Online Retail Partners...........      21%     Create e-commerce partnerships with brick-and-
                                               mortar retailers
OpenTV Inc.
(Nasdaq: OPTV)...................       4%     Provider of software to enable interactive
                                               television
OrderTrust, Inc. ................       9%     Provider of total order life cycle management
                                               services
OurHouse.com.....................       3%     Ace Hardware co-branded vertical portal for
                                               online home improvement products, services and
                                               information
pogo.com, Inc....................      19%     Online game service targeting family Internet
                                               game players
priceline.com Incorporated
(Nasdaq: PCLN)...................       2%     E-commerce service allowing consumers to make
                                               offers on products and services
Quokka Sports, Inc.
(Nasdaq: QKKA)...................       3%     Internet provider of live digital sports
                                               entertainment
ReplayTV, Inc. ..................       1%/2/  Producer of technology that allows customers to
                                               customize television viewing
Sportsline USA, Inc.
(Nasdaq: SPLN)...................       3%     Internet provider of branded interactive sports
                                               information, programming and merchandise
TiVo Inc.
(Nasdaq: TIVO)...................       1%     Producer of technology that allows customers to
                                               customize television viewing
UGO Networks, Inc. ..............       4%     Online provider of underground entertainment news
                                               and video games

--------
(1) Liberty Digital also holds warrants to purchase additional shares of ACTV, Inc. common stock, which it may exercise over a period of one to five years. Exercise of these warrants would increase Liberty Digital's ownership to approximately 24%.
(2) Discovery, Starz Encore Group and TV Guide each owns an additional 1% of Replay.

  Ownership Interest. Liberty owns an approximately 86% interest in Liberty Digital, and a member of the Liberty Media Group that is not part of Liberty Media Corporation or its consolidated subsidiaries owns an additional approximately 8% interest in Liberty Digital.

  Liberty's interest in Liberty Digital began in 1997 when TCI Music was formed as a wholly owned subsidiary of TCI for the purpose of entering into a business combination with DMX, LLC. DMX currently programs, markets and distributes the premium digital audio music service known as Digital Music Express, to more than 29 million subscribers in the United States. In December of 1997, TCI Music acquired The Box Worldwide, Inc., which programs and distributes an interactive music video television programming service to cable and broadcast television systems via satellite delivery, and SonicNet, Inc., a leading Internet music network consisting of a group of music web sites. TCI Music acquired The Box to serve as the platform for music video and acquired SonicNet to provide music-related content to DMX and The Box and to position itself to take advantage of developments in music distribution through the Internet.

  In July 1999, TCI Music entered into a joint venture with MTV Networks, a division of Viacom, Inc., to form and operate an online music venture, MTVN Online L.P. As part of that transaction, TCI Music contributed to MTVN Online substantially all of the assets and business of The Box and SonicNet, subject to certain exceptions. In return, TCI Music received a 10% interest in MTVN Online. In connection with this transaction, TCI Music and Liberty each agreed not to compete with MTVN Online in its online music video business until July 15, 2002 or in the music video business generally until July 15, 2004, subject to certain exceptions.

  In September 1999, TCI Music and Liberty completed a transaction pursuant to which Liberty and certain of its affiliates contributed to TCI Music substantially all of their respective Internet content and interactive television assets, certain rights with respect to access to AT&T cable systems for the provision of interactive video services, and a combination of cash and notes receivable equal to $150 million, in exchange for preferred and common stock of TCI Music. Following this transaction, TCI Music changed its name to Liberty Digital, Inc. In addition, Liberty adopted a policy that Liberty Digital would be its primary (but not exclusive) vehicle to pursue corporate opportunities relating to interactive programming and content related services in the United States and Canada, subject to certain exceptions.

  Business Affiliates

  Motorola Inc. (successor to General Instrument Corporation)

  Liberty's interest in Motorola Inc. derives from its former interest in General Instrument Corporation. GI merged with Motorola on January 5, 2000. Prior to its merger with Motorola, General Instrument Corporation was a leading worldwide provider of integrated and interactive broadband access solutions and, with its strategic partners and customers, GI sought to advance the convergence of the Internet, telecommunications and video entertainment industries. To that end, GI made products that allow video, voice and data to be delivered over cable, digital satellite and telephony networks. GI was a leading supplier of digital and analog set-top terminals and systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators. GI also provided digital satellite television systems for programmers, direct-to-home satellite networks and private networks for business communications. Through its limited partnership interest in Next Level Communications L.P., GI provided next-generation broadband access solutions for local telephone companies. GI also had audio and Internet/data-delivery systems among its product lines.

  In the Motorola merger, each share of GI common stock was exchanged for 0.575 shares of Motorola common stock. In connection with the merger, Liberty entered into an agreement with Motorola, pursuant to which Liberty agreed to vote its shares of GI common stock in favor of the transaction and Motorola granted to Liberty certain registration rights with respect to the shares of Motorola common stock acquired by Liberty in the merger. Immediately following the merger, GI stockholders owned approximately 17% of Motorola.

  Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  . software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet access products, for consumers, network operators, and commercial, government and industrial customers,

  . embedded semiconductor solutions for customers in networking, transportation, wireless communications and imaging and entertainment markets, and

  . embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and consumer markets.

Motorola's common stock trades on the NYSE under the symbol "MOT."

  Ownership Interest. Liberty currently holds a 2.5% interest in Motorola, excluding vested warrants to purchase common stock in Motorola. Liberty also holds warrants to purchase approximately 12.3 million additional shares of Motorola common stock at $24.78 per share. The warrants vest at specified dates, with the number of warrants vesting on each such date relating to the number of advanced digital set-top terminals purchased by AT&T and certain of its affiliates. If the warrants do not vest on the specified date, the warrants will terminate. If any warrants terminate solely because AT&T fails to purchase the required number of advanced digital set-top terminals, AT&T will pay to Liberty an amount equal to $14.35 for each warrant terminated, adjusted as appropriate for any changes in the capitalization of Motorola. Warrants to purchase 6.1 million shares are currently vested, and assuming Liberty's exercise of such vested warrants, its ownership interest in Motorola would increase to 3.3%.

  Liberty's relationship with GI began in December 1997 when National Digital Television Center, Inc., a wholly owned subsidiary of TCI ("NDTC"), entered into an agreement with GI to purchase advanced digital set-top terminals. In connection with NDTC's purchase commitment, GI granted the warrants specified above. In July 1998, TCI acquired 21.4 million restricted shares of GI common stock in exchange for:

  .  certain of the assets of NDTC's set-top authorization business;

  .  the license of certain related software to GI;

  .  a $50 million promissory note from TCI to GI; and

  .  a nine year revenue guarantee from TCI in favor of GI.

In connection with the AT&T merger, the shares of GI common stock and the note payable were contributed to Liberty. In April 1999, Liberty acquired an additional 10 million shares of GI from Forstmann Little & Co. for $280 million. This purchase by Liberty increased Liberty's ownership in GI to approximately 18% and made Liberty the largest stockholder of GI.

  Other Assets

  Liberty also holds an approximately 19% interest in Antec Corporation, an international communications technology company specializing in the design and engineering of hybrid fiber/coaxial broadband networks and the development and distribution of products for these broadband networks. Antec provides its customers, primarily cable system operators, with products and services that enable reliable, high-speed, two-way broadband transmission of video, telephony, and data. In addition, Antec has developed a full line of technologically advanced fiber optic products to capitalize on current and future upgrades of cable systems employing hybrid fiber/coaxial technology capable of providing state-of-the-art video, voice and data services. Antec's common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "ANTC."

  In connection with our acquisition of Ascent Entertainment Group, Inc., Liberty acquired an approximate 57% ownership interest in On Command Corporation, a leading provider of in-room interactive entertainment, Internet access, business information and guest services for the lodging industry. On Command's common stock trades on the National Market tier of The Nasdaq Stock Market under the symbol "ONCO."

Regulatory Matters

  Domestic Programming

  In the United States, the FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which Liberty has interests and regulatory carriage requirements could adversely affect the number of channels available to carry the programming services in which we have an interest.

  Regulation of Program Licensing. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multi-channel video programming distributors (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated multi-channel video programming distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing multi-channel video programming distributors such as multi-channel multi-point distribution systems and direct broadcast satellite distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 has extended these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules, by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of such complaints, among other things.

  Regulation of Carriage of Programming. Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

  Regulation of Ownership. The 1992 Cable Act required the FCC, among other things, (a) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (b) to consider the necessity and appropriateness of imposing limitations on the degree to which multi-channel video programming distributors (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40% of the first 75 activated channels on each of the cable operator's systems. The rules provide for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carry minority-controlled programming services. The regulations also grandfather existing carriage arrangements that exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. These channel occupancy limits apply only up to 75 activated channels on the cable system, and the rules do not apply to local or regional programming services. These rules may limit carriage of the programming companies in which Liberty has interests on certain systems of affiliated cable operators. In the same rulemaking, the FCC concluded that additional restrictions on the ability of multi-channel distributors to engage in the creation or production of video programming were then unwarranted.

  The FCC's rules also generally prohibit common ownership of a cable system and broadcast television stations or multichannel multi-point distribution systems ("MMDS") with overlapping service areas. In August 1999, the FCC revised the attribution standards, which are used to implement these ownership rules, and adopted new attribution standards based upon a combination of equity, debt and other indicia of influence. The new attribution criteria could limit Liberty's ability to engage in certain transactions involving broadcast stations and MMDS systems. The ownership attribution standards used to enforce other rules, including the horizontal cable system ownership, channel occupancy limits, program access and program carriage rules, also were revised in October 1999.

  Regulation of Carriage of Broadcast Stations. The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming companies in which Liberty has interests by limiting the carriage of such services in cable systems with limited channel capacity. The FCC recently initiated a proceeding asking to what extent cable operators must carry all digital signals transmitted by broadcasters. The imposition of such additional must carry regulation, in conjunction with the current limited cable system channel capacity, would make it likely that cable operators will be forced to drop cable programming services, which may have an adverse impact on the programming companies in which Liberty has interests.

  Closed Captioning and Video Description Regulation. The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight to ten year phase-in period with only limited exemptions. As a result, the programming companies in which Liberty has interests are expected to incur significant additional costs for closed captioning. In November 1999, the FCC also issued a notice of proposed rulemaking that would require certain broadcasters and the largest national video programming services to begin to provide audio descriptions of visual events for the visually impaired on the secondary audio program. Depending upon the final requirements of any rule, increased costs for programmers may result.

  Copyright Regulation. Satellite carriers, such as TV Guide's UVTV division, retransmit the broadcast signals of "superstations," such as KWGN and WGN, and of network stations to home satellite dish owners for private home viewing under statutory license pursuant to the Satellite Home Viewer Act of 1994 (the "SHV Act"). The Intellectual Property and Communications Omnibus Reform Act of 1999 ("IPCORA"), enacted into law in November 1999, extends the SHV Act license until December 31, 2004. Under the SHV Act, satellite carriers previously paid a monthly fee of 27 cents per subscriber for the secondary transmission of distant superstations and distant network stations. However, IPCORA has decreased the royalty fee for distant superstations by 30% and distant network stations by 45%. To the extent that satellite carriers transmit superstation or network station signals to cable operators, such cable operators pay the copyright fee under the separate compulsory license. Satellite carriers may only distribute the signals of network broadcast stations, as distinguished from superstations, to "unserved households" that are outside the Grade B contours of a station affiliated with such network. IPCORA requires the FCC to conduct a number of rulemaking proceedings that may ultimately subject superstations and distant network stations delivered by satellite directly to dish owners to new program exclusivity rules (similar to those imposed on cable operators), including syndicated exclusivity, network non-duplication and sports blackout rules. The FCC also will commence rule makings to review the signal strength measurement and subscriber eligibility standards. The new legislation provides a copyright liability moratorium for all satellite carriers distributing distant network signals to existing (as of October 31, 1999) and recently terminated (after July 1, 1998) subscribers who are within Grade B contours of local network affiliates. Moreover, the entire C-band satellite industry is exempt from all restrictions on delivering distant network signals to subscribers who received C-band service before October 31, 1999. IPCORA and rulemakings, exemptions, and regulatory requirements adopted under it will substantially impact the C-band and DBS industry, potentially affecting the economics of uplinking and distributing distant network stations and superstations to dish owners. A subsidiary of TV Guide entered into an agreement with the National Association of Broadcasters, the ABC, CBS, FOX and NBC networks, their affiliate associations, and several hundred broadcast stations to identify by zip code those geographic areas which are "unserved" by network affiliated stations in May 1998. With the passage of IPCORA, that subsidiary has opted to discontinue that agreement. The broadcasters have, however, objected to such termination and have asserted claims for liquidated damages and other damages as a result of the failure to terminate distant network signal subscribers during the period from September, 1999 through the passage of IPCORA and the termination of the agreement.

  Satellites and Uplink. In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry.

  Proposed Changes in Regulation. The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that Liberty's business will not be adversely affected by future legislation, new regulation or deregulation.

  Domestic Telephony and Satellite Systems

  The FCC regulates the licensing, construction, operation, acquisition, resale and interconnection arrangements of domestic wireless telecommunications systems. The activities of wireless service providers, such as the Sprint PCS Group, are subject to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory agencies as well. The FCC, in conjunction with the U.S. Federal Aviation Administration, also regulates tower marking and lighting, and FCC environmental rules may cause certain PCS network facilities to become subject to regulation under the National Environmental Policy Act and the National Historic Preservation Act.

  Liberty also holds interests in various entities that provide domestic interstate and intrastate telephony services, including competitive local exchange, exchange access and interexchange services. Interstate telephone services are regulated at the federal level pursuant to the Communications Act and the rules of the FCC. Intrastate telephone services are regulated to varying degrees by the public utility commissions of the respective states.

  Liberty also has investments in domestic satellite systems that are licensed and regulated by the FCC. Among other things, the FCC issues authorizations to construct, launch and operate communications satellites utilizing orbital locations assigned to the United States by the World Administrative Radio Conference and monitors the progress of construction and launch of such satellites.

  International Cable, Telephony and Programming

  Some of the foreign countries in which Liberty has, or proposes to make, an investment regulate, in varying degrees, (a) the granting of cable and telephony franchises, the construction of cable and telephony systems and the operations of cable, other multi-channel television operators and telephony operators and service providers, as well as the acquisition of, and foreign investments in, such operators and service providers, and (b) the distribution and content of programming and Internet services and foreign investment in programming companies. Regulations or laws may cover wireline and wireless telephony, satellite and cable communications and Internet services, among others. Regulations or laws that exist at the time Liberty makes an investment in a foreign subsidiary or business affiliate may thereafter change, and there can be no assurance that material and adverse changes in the regulation of the services provided by Liberty's subsidiaries and business affiliates will not occur in the future. Regulation can take the form of price controls, service requirements and programming and other content restrictions, among others. Moreover, some countries do not issue exclusive licenses to provide multi-channel television services within a geographic area, and in those instances Liberty may be adversely affected by an overbuild by one or more competing cable operators. In certain countries where multi-channel television is less developed, there is minimal regulation of cable television, and, hence, the protections of the cable operator's investment available in the United States and other countries (such as rights to renewal of franchises and utility pole attachment) may not be available in these countries.

  Internet Services

  The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, the Internet Tax Freedom Act, also enacted in 1998, placed a three year moratorium on new state and local taxes on Internet access and commerce, and under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. Such laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

  Broadcasters

  Liberty also has nonattributable minority ownership interests in group owners of broadcast television and radio stations. The FCC extensively regulates the ownership and operation of such stations through a variety of rules.

Competition

  Programming. The business of distributing programming for cable and satellite television is highly competitive, both in the United States and in foreign countries. The programming companies in which we have interests directly compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, our programming services and our business affiliates' programming services compete, in varying degrees, for viewers and advertisers with other cable and off-air broadcast television programming services as well as with other entertainment media, including home video (generally video rentals), pay-per-view services, online activities, movies and other forms of news, information and entertainment. The programming companies in which we have interests also compete, to varying degrees, for creative talent and programming content. Our management believes that important competitive factors include the prices charged for programming, the quantity, quality and variety of the programming offered and the effectiveness of marketing efforts. In addition, HSN and QVC operate in direct competition with businesses that are engaged in retail merchandising.

  Communications. The cable television systems and other forms of media distribution in which we have interests directly compete for viewer attention and subscriptions in local markets with other providers of entertainment, news and information, including other cable television systems in those countries that do not grant exclusive franchises, broadcast television stations, direct-to-home satellite companies, satellite master antenna television systems, multi-channel multi-point distribution systems and telephone companies, other sources of video programs (such as videocassettes) and additional sources for entertainment news and information, including the Internet. Cable television systems also face strong competition from all media for advertising dollars. Our management believes that important competitive factors include fees charged for basic and premium services, the quantity, quality and variety of the programming offered, the quality of signal reception, customer service and the effectiveness of marketing efforts.

  In addition, there is substantial competition in the domestic wireless telecommunications industry, and it is expected that such competition will intensify as a result of the entrance of new competitors and the increasing pace of development of new technologies, products and services. Each of the markets in which the Sprint PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of the markets will have five or more commercial mobile radio service providers and each of the top 50 metropolitan markets have at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently service a significant subscriber base.

  Internet Services and Technology. The markets for Internet services, online content and products are relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990s, the number of Internet companies and web sites competing for consumers' attention and spending has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify in the future. The Internet companies and web sites in which we have interests compete, directly and indirectly, for members, visitors, advertisers, content providers and merchandise sales with many categories of companies, including:

  . other Internet companies and web sites targeted to the respective audiences of the Internet companies and web sites in which we have interests;

  . publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to the respective audiences of the Internet companies and web sites in which we have interests, many of which have made, or may in the future make, significant acquisitions of or investments in Internet companies and/or have established, or may in the future establish, web sites;

  . general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to content and services targeted to the respective audiences of the Internet companies and web sites in which we have interests;

  . vendors of information, merchandise, products and services distributed through other means, including retail stores, mail, facsimile and private bulletin board services; and

  .  web search and retrieval services and other high-traffic web sites.

Liberty anticipates that the number of such competitors will increase in the future.

  The technology companies in which we have interests compete with a substantial number of foreign and domestic companies, and the rapid technological changes occurring in such companies' markets are expected to lead to the entry of new competitors. The ability of the technology companies in which we have interests to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in their ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on these companies' sales and profitability.

Employees

  As of December 31, 1999, Liberty had approximately 40 employees and Liberty's consolidated subsidiaries had an aggregate of approximately 1,629 employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our employee relations are good.

Properties

  With the exception of its corporate offices in Englewood, Colorado (which Liberty leases), Liberty does not own or lease any real or personal property other than through its interests in its subsidiaries and business affiliates. Liberty's subsidiaries and business affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment (including converter boxes). Liberty's management believes that its current facilities are suitable and adequate for its business operations for the foreseeable future.

Legal Proceedings

  There are no material pending legal proceedings, other than ordinary routine litigation incidental to Liberty's business, to which Liberty or any of its subsidiaries is a party or of which any of their property is subject.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information concerning our directors and executive officers.

                          Date of
  Name                     Birth                              Position
  ----                   ---------                            --------
John C. Malone..........   3/7/41  Chairman of the Board and Director

Robert R. Bennett.......  4/19/58  President, Chief Executive Officer and Director

Gary S. Howard..........  2/22/51  Executive Vice President, Chief Operating Officer and Director

David B. Koff........... 12/26/58  Senior Vice President

Charles Y. Tanabe....... 11/27/51  Senior Vice President and General Counsel

Carl E. Vogel........... 10/18/57  Senior Vice President

Peter N. Zolintakis.....  7/10/57  Senior Vice President

Vivian J. Carr.......... 12/13/47  Vice President and Secretary

Kathryn Scherff.........   3/5/65  Vice President and Controller

David J.A. Flowers......  5/17/54  Vice President and Treasurer

Paul A. Gould...........  9/27/45  Director

Jerome H. Kern..........   6/1/37  Director

John C. Petrillo........  4/30/49  Director

Larry E. Romrell........ 12/30/39  Director

Daniel E. Somers........  12/9/47  Director

John D. Zeglis..........   5/2/47  Director

  The following is a five-year employment history for our directors and executive officers, including any directorships held in public companies.

  John C. Malone has served as Chairman of the Board and one of our directors since 1990. Dr. Malone has also served, since December 1996, as Chairman of the Board and a director of TCI Satellite Entertainment, Inc. Dr. Malone served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone served as Chief Executive Officer of TCI Communications, Inc., the domestic cable subsidiary of TCI prior to the AT&T merger ("TCIC"), from March 1992 to October 1994, and as President of TCIC from 1973 to October 1994. Dr. Malone is also a director of AT&T, The Bank of New York, TCI Satellite Entertainment, Inc., USANi LLC, At Home Corporation, United GlobalCom, Inc. and Cendant Corporation.

  Robert R. Bennett has served as our President and Chief Executive Officer and one of our directors since April 1997. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett served as our Executive Vice President and Chief Financial Officer, Secretary and Treasurer from June 1995 through March 1997, and as our Senior Vice President from September 1991 to June 1995. Mr. Bennett also served as acting Chief Financial Officer of Liberty Digital, Inc. from June 1997 to July 1997. Mr. Bennett is a director of TV Guide, Inc., USANi LLC, Teligent, Inc., Telewest Communications plc and Chairman of the Board of Liberty Digital, Inc.

  Gary S. Howard has served as our Executive Vice President, Chief Operating Officer and one of our directors since July 1998. Mr. Howard has also served as Chief Executive Officer of TCI Satellite

Entertainment, Inc. since December 1996. Mr. Howard served as Executive Vice President of TCI from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as President of TV Guide, Inc. from June 1997 to September 1997; as President of TCI Satellite Entertainment, Inc. from February 1995 through August 1997; as Senior Vice President of TCIC from October 1994 to December 1996; and as Vice President of TCIC from December 1991 through October 1994. Mr. Howard is a director of TV Guide, Inc., Liberty Digital, Inc., TCI Satellite Entertainment, Inc., Teligent, Inc. and ICG Communications.

  David B. Koff has served as a Senior Vice President of Liberty since February 1998. Mr. Koff has also served as Vice President and Assistant Secretary of Liberty Digital, Inc. since January 1998. Mr. Koff served as Vice President-- Corporate Development of Liberty from August 1994 to February 1998, and as special counsel to Liberty from March 1993 to August 1994. Mr. Koff also served as interim President and Chief Executive Officer of Liberty Digital, Inc. from May 1997 to January 1998. Mr. Koff is a director of Liberty Digital, Inc.

  Charles Y. Tanabe has served as a Senior Vice President and General Counsel of Liberty since January 1999. Prior to joining Liberty, Mr. Tanabe was a member of Sherman & Howard L.L.C., a law firm based in Denver, Colorado, for more than five years.

  Carl E. Vogel has served as Senior Vice President of Liberty since December 1999. Mr. Vogel served as Executive Vice President/Chief Operating Officer of Field Operations for AT&T Broadband from June 1999 until joining Liberty. He served as Chairman and Chief Executive Officer of Primestar, Inc. from June 1998 to June 1999. From October 1997 to June 1998, Mr. Vogel was Chief Executive Officer of Star Choice Communications. From March 1994 to March 1997, he served first as Executive Vice President and Chief Operating Officer and later as President of EchoStar Communications Corporation. Mr. Vogel began his career at Arthur Andersen & Co. and subsequently held several senior financial and operating positions at Jones Intercable, Inc. Mr. Vogel is a director of Canadian Satellite Communications and ICG Communications.
  Peter N. Zolintakis has served as Senior Vice President of Tax Strategy of Liberty since November 1998. Prior to joining Liberty, Mr. Zolintakis was a partner of PricewaterhouseCoopers, where he specialized, for more than five years, in the tax issues relating to corporate mergers, acquisitions, divestitures and restructurings for clients primarily in the cable television and high technology industries.

  Vivian J. Carr has served as a Vice President of Liberty since June 1993 and was appointed Secretary of Liberty in August 1994. Ms. Carr served as Director of Investor Relations of Liberty from March 1991 to June 1993.

  Kathryn Scherff has served as a Vice President of Liberty since September 1997 and as Controller of Liberty since September 1993. Ms. Scherff served as Accounting Manager of Liberty from October 1991 to September 1993.

  David J.A. Flowers has served as a Vice President and Treasurer of Liberty since April 1997. Mr. Flowers served as Vice President--Portfolio Manager of Liberty from June 1995 to April 1997. Prior to joining Liberty, Mr. Flowers held several positions at Toronto Dominion Bank from August 1989 to June 1995, including Managing Director in its Media Finance Group.

  Paul A. Gould has served as one of our directors since March 1999. Mr. Gould has also served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould served as a director of TCI from December 1996 to March 1999 and of Liberty from November 1992 to August 1994. Mr. Gould is a director of Ascent Entertainment Group, Inc., and Sunburst Hospitality Corporation.

  Jerome H. Kern has served as one of our directors since March 1999. Mr. Kern served as Vice Chairman and as a consultant of TCI from June 1998 to March 1999. Prior to joining TCI, Mr. Kern was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998, and a senior partner of Baker Botts L.L.P. from September 1992 to July 1996. Mr. Kern served as a director of TCIC from December 1993 to August 1994. Mr. Kern is the Chief Executive Officer and Chairman of the board of directors of On Command Corporation. He is also a director of TCI Pacific Communications Inc.

  John C. Petrillo has served as one of our directors since March 1999. Mr. Petrillo has served as Executive Vice President of Corporate Strategy and Business Development for AT&T since May 1996. Mr. Petrillo was the President of AT&T's Business Communications Services from 1993 to 1995 and also served as AT&T Vice President of Strategic Planning from 1991 to 1993, AT&T Vice President of Business Communications Services in 1990, AT&T Services Vice President in 1987 and AT&T Director of Personnel in 1986. Mr. Petrillo is a director of At Home Corporation.

  Larry E. Romrell has served as one of our directors since March 1999. Mr. Romrell has also served as a consultant to Liberty since March 1999. Mr. Romrell served as Executive Vice President of TCI from January 1994 to March 1999 and since March 1999 has served as a consultant to AT&T Broadband. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co., a subsidiary of TCI prior to the AT&T merger that oversaw and developed TCI's technology activities; from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group, LLC; and, from September 1994 to October 1997, as President of TCI Technology Ventures, Inc., a subsidiary of TCI prior to the AT&T merger that invested in and developed companies engaged in advancing telecommunications technology. Mr. Romrell served as Senior Vice President of TCIC from 1991 to October 1994. Mr. Romrell is a director of TV Guide, Inc. and General Communication, Inc.

  Daniel E. Somers has served as one of our directors since March 1999. Mr. Somers has also served as Acting Co-Chief Executive Officer of AT&T Broadband since October 6, 1999 and as Senior Executive Vice President and Chief Financial Officer of AT&T since May 1997. Prior to joining AT&T, Mr. Somers served as Chairman and Chief Executive Officer of Bell Cablemedia, plc from 1995 to 1997, and as Executive Vice President and Chief Financial Officer of Bell Canada International, Inc. from 1992 to 1995. Mr. Somers is a member of AT&T's Executive Council and Operations Group. He is also a director of Lubrizol Corporation, Cablevision, Inc. and Chase Manhattan Advisory Board.

  John D. Zeglis has served as one of our directors since October 11, 1999. Mr. Zeglis has also served as Chairman and Chief Executive Officer of AT&T Wireless Group since December 1999 and as President of AT&T since November 1997. Mr. Zeglis served as Vice Chairman of AT&T from June to November 1997, General Counsel and Senior Executive Vice President of AT&T from 1996 to 1997, and Senior Vice President and General Counsel of AT&T from 1986 to 1996. He is also a director of AT&T, Helmerich and Payne Corporation, Sara Lee Corporation and Illinova Corporation.

  The executive officers named above will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors.

Board Composition

  Our certificate of incorporation (the "Liberty Charter") provides for a classified board of directors of not less than three members, with the exact number of directors to be fixed by resolution of our board. The Liberty Charter further provides for the number of directors to always be a multiple of three, divided evenly among three classes. The number of directors on our board is currently nine. Of the nine members of our board, three are elected by the holders of our Class A common stock, voting as a separate class (the "Class A Directors"), three are elected by the holders of our Class B common stock, voting as a separate class (the "Class B Directors"), and three are elected by the holders of our Class C common stock, voting as a separate class (the "Class C Directors"). Currently, all of our common stock is owned by AT&T; however, the Class B Directors and the Class C Directors were designated by TCI prior to the AT&T merger.

  The Class A Directors, whose terms expire at the annual meeting of stockholders in 2000, are John D. Zeglis, Daniel E. Somers and John C. Petrillo. The Class B Directors, whose terms expire at the annual meeting of stockholders in 2006, are Larry E. Romrell, Jerome H. Kern and Gary S. Howard. The Class C Directors, whose terms expire at the annual meeting of stockholders in 2009, are John C. Malone, Paul A. Gould and Robert R. Bennett. At each annual meeting of our stockholders, the successors of that class or classes of directors whose term(s) expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held, in the case of the Class A Directors, in the following year, in the case of the Class B Directors, in the seventh year following the year of such election and, in the case of the Class C Directors, in the tenth year following the year of such election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Committees of the Board

  Our board of directors has established an Executive Committee, whose members are the Class C Directors. The Executive Committee has been granted and may exercise all the powers and authority of the board in the management of our business and affairs, except as specifically prohibited by the General Corporation Law of the State of Delaware (the "DGCL"), the Liberty Charter or Liberty's bylaws. The Executive Committee does not have power or authority to:
(1) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or
(2) adopt, amend or repeal any of Liberty's bylaws.

  The board, by resolution passed by a majority of the whole board present at any meeting at which a quorum is present (provided that any such majority must include a majority of the Class B Directors and Class C Directors) may from time to time establish certain other committees of the board, consisting of one or more directors of Liberty. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law and the Liberty Charter.

Compensation of Directors

  No member of our board of directors receives any compensation for serving on our board. However, all members of our board are reimbursed for travel expenses incurred to attend any meetings of our board or any committee thereof.

Compensation of Executive Officers

  The following tables set forth information relating to compensation, including grants of stock options and stock appreciation rights ("SARs") in respect of securities of AT&T, for:

  .  our Chief Executive Officer;

  . our four other most highly compensated executive officers for the fiscal year ended December 31, 1999; and

  . one additional executive officer who would have been included above but for the fact that he was not serving as an executive officer of Liberty for the full fiscal year ended December 31, 1999.

These executive officers are collectively referred to as our "named executive officers."

  Summary Compensation Table. The following table sets forth information concerning the compensation paid to the named executive officers by Liberty for the two years ended December 31, 1999. Compensation for Mr. Vogel reflects the annual compensation that would have been paid to him had he been serving as an executive officer of Liberty since the beginning of 1999 based on his 2000 annual compensation. Mr. Vogel became an executive officer of Liberty on December 4, 1999.

                           Summary Compensation Table

                              Annual
                           Compensation              Long-Term Compensation
                          --------------- ---------------------------------------------
                                                               Securities
                                                  Restricted   Underlying
                                                  Stock Award Options/SARs  All Other
   Name and Principal                      Bonus     ($ in       (# in     Compensation
 Position with Liberty    Year Salary ($)   ($)   thousands)   thousands)      ($)
------------------------  ---- ---------- ------- ----------- ------------ ------------
Robert R. Bennett.......  1999 $1,000,000 $   --   $    --          --      $47,013(5)(6)
President and Chief
 Executive Officer        1998 $  559,354 $   --   $7,738(1)    6,000(3)    $36,540(5)(6)
Gary S. Howard..........  1999 $  750,000 $23,210  $    --          --      $15,000(6)
Executive Vice President
 and Chief Operating
 Officer                  1998 $  533,769 $   --   $    --      5,000(3)    $15,000(6)
Charles Y. Tanabe.......  1999 $  492,308 $   --   $    --          --      $15,000(6)
Senior Vice President
 and General Counsel      1998 $      --  $   --   $    --      1,200(3)    $     --
Peter N. Zolintakis.....  1999 $  496,865 $   --   $    --          --      $15,000(6)
Senior Vice President     1998 $   76,946 $   --   $1,978(2)    1,200(3)    $     --
David B. Koff...........  1999 $  375,000 $   --   $    --          --      $15,000(6)
Senior Vice President     1998 $  275,000 $   --   $    --      1,200(3)    $14,985(6)
Carl E. Vogel...........  1999 $  500,000 $   --   $    --        500(4)    $15,000(6)
Senior Vice President     1998 $      --  $   --   $    --          --      $     --

--------
(1) On June 23, 1998, pursuant to the Tele-Communications, Inc. 1998 Incentive Plan (the "1998 Incentive Plan"), Mr. Bennett was granted 200,000 restricted shares of Series A TCI Group tracking stock. These restricted shares, as adjusted for the AT&T merger and a subsequent AT&T stock split, became 232,710 restricted shares of AT&T common stock. The restricted shares vest as to 50% of the shares in June 2002 and as to the remaining 50% in June 2003. At the end of 1999, the restricted shares had an aggregate value of $11,824,577, based upon the closing sales price per share of AT&T common stock on the New York Stock Exchange (the "NYSE") on December 31, 1999. Cash dividends on the restricted shares of AT&T common stock are paid to Mr. Bennett.

(2) On November 15, 1998, pursuant to the 1998 Incentive Plan, Mr. Zolintakis was granted 50,000 restricted shares of Series A TCI Group tracking stock. These restricted shares, as adjusted for the AT&T merger and a subsequent AT&T stock split, became 58,177 restricted shares of AT&T common stock. All of the restricted shares vest in November 2000. At the end of 1999, the restricted shares had an aggregate value of $2,956,119, based upon the closing sales price per share of AT&T common stock on the NYSE on December 31, 1999. Cash dividends on the restricted shares of AT&T common stock are paid to Mr. Zolintakis.

(3) On December 29, 1998, pursuant to the 1998 Incentive Plan, these executive officers were granted options in tandem with SARs to acquire shares of TCI's Series A Liberty Media Group tracking stock. In the AT&T merger, those options and tandem SARs were converted into options and rights with respect to AT&T Class A Liberty Media Group tracking stock at an exercise price of $21.62 per share, as adjusted for a subsequent two-for-one stock split. The options and tandem SARs vest evenly over five years on each anniversary of the date of grant. The options and tandem SARs expire on December 29, 2008, subject to earlier termination in certain events. Notwithstanding the vesting schedule as set forth in the option agreements, the options and SARs will immediately vest and become exercisable if the grantee's employment with Liberty terminates by reason of disability or the grantee dies while employed by Liberty.

(4) Consists of SARs granted to Mr. Vogel on November 2, 1999, which vest and become exercisable ratably over a five-year term, commencing on each anniversary of the date of the grant. The SARs expire on November 2, 2009, subject to earlier termination in certain events. Upon the valid exercise of SARs, Mr. Vogel shall be entitled to receive from Liberty cash equal to the excess of the fair value of each share of AT&T Class A Liberty Media Group tracking stock with respect to which such SARs have been exercised over $37.25 per share. Notwithstanding the vesting schedule as set forth in the option agreements, the SARs will immediately vest and become exercisable if the grantee's employment with Liberty terminates by reason of disability or the grantee dies while employed by Liberty.

(5) Includes $32,013 and $21,540 which consists of the amounts of premiums paid by Liberty in fiscal 1999 and 1998, respectively, pursuant to split dollar, whole life insurance policies for the insured executive officer. Liberty will pay a portion of the premiums annually until the first to occur of:

       .  10 years from the date of the policy;
       .  the insured executive's death;
       .  the premiums are waived under a waiver of premium provision;
       . the policy is terminated as set forth below; and . premiums are prepaid in full for the 10-year period as set forth below.

   The insured executive has granted an assignment of policy benefits in favor of Liberty in the amounts of the premiums paid by Liberty. At the end of such 10-year period or upon acceleration of premiums as described below, the entire policy vests to the sole benefit of the insured executive and Liberty will remove or cancel the assignment in its favor against the policy. In the event of a change of control of Liberty, liquidation of Liberty or sale of substantially all of the assets of Liberty, the policy will immediately be prepaid in full through the tenth year, prior to such event. Similarly, if the insured executive is dismissed for any reason (except for conviction of a felony class miscarriage of responsibilities as a Liberty officer), Liberty will immediately prepay and fully fund the policy through the tenth year. Upon any of the foregoing events, the policy will vest to the sole benefit of the insured executive. If, however, the insured executive voluntarily chooses to terminate employment (and that decision is not a result of pressure from Liberty to resign or a resignation related to an adverse change in Liberty or its affiliates) without cause, Liberty will have no further obligation to fund premiums, but the policy will vest to the sole benefit of the insured executive.

(6) Amounts represent contributions to the Liberty Media 401(k) Savings Plan (the "Liberty Savings Plan"), formerly the TCI 401(k) Stock Plan. The Liberty Savings Plan provides employees with an opportunity to save for retirement. The Liberty Savings Plan participants may contribute up to 10% of their compensation and Liberty contributes a matching contribution of 100% of the participants' contributions. Participant contributions to the Liberty Savings Plan are fully vested upon contribution.

  Generally, participants acquire a vested right in Liberty contributions as follows:

      Years of service               Vesting Percentage
      ----------------               ------------------
      Less than 1...................          0%
      1-2...........................         33%
      2-3...........................         66%
      3 or more.....................        100%

  With respect to Liberty contributions made to the Liberty Savings Plan in 1999 and 1998, Messrs. Bennett, Howard and Koff are fully vested.

  Directors who are not employees of Liberty are ineligible to participate in the Liberty Savings Plan. Under the terms of the Liberty Savings Plan, employees are eligible to participate after three months of service.

  Option and SAR Grants in Last Fiscal Year. The following table sets forth information regarding free-standing SARs granted to the executive officer named in the table below during the year ended December 31, 1999 (numbers of underlying securities and dollar amounts present value in thousands). No other named executive officer was granted stock options or SARs during the year ended December 31, 1999.

                 Option and SAR Grants in the Last Fiscal Year

                      Number of   % of Total
                     Securities    Options    Exercise
                     Underlying   Granted to   or Base                Grant
                       Options   Employees in   Price   Expiration Date Present
Name                 Granted (1)     1998     ($/Sh)(2)    Date     Value (3)
----                 ----------- ------------ --------- ---------- ------------
Carl E. Vogel.......     500          90%      $37.25    11/02/09    $21,765

--------
(1) Consists of SARs granted to Mr. Vogel on November 2, 1999, which vest and become exercisable ratably over a five-year term, commencing on each anniversary of the date of the grant. The SARs expire on November 2, 2009, subject to earlier termination in certain events. Upon the valid exercise of SARs, Mr. Vogel shall be entitled to receive from Liberty cash equal to the excess of the fair value of each share of AT&T Class A Liberty Media Group tracking stock with respect to which such SARs have been exercised over $37.25 per share. Notwithstanding the vesting schedule as set forth in the option agreements, the SARs will immediately vest and become exercisable if the grantee's employment with Liberty terminates by reason of disability or the grantee dies while employed by Liberty.

(2) Liberty used the low sales price per share of AT&T Class A Liberty Media Group tracking stock on the NYSE on the date of the grant in determining the grant-date market price of the security underlying the free-standing SARs.

(3) The value shown is based on the Black-Scholes model and is stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:

      .  a 6.73% discount rate;

      . a volatility factor based upon the historical trading pattern of AT&T Class A Liberty Media Group tracking stock;

      .  the 10-year option term; and

      . the closing price of AT&T Class A Liberty Media Group tracking stock on December 31, 1999.

   The actual value the executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by the executive would not necessarily be the value determined by the model.

  Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values. The following table sets forth information concerning exercises of stock options and SARs by the named executive officers during the year ended December 31, 1999 (numbers of securities and dollar amounts in thousands).

          Aggregated Option/SAR Exercises in the Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values

                                                Number of Securities  Value of Unexercised
                                               Underlying Unexercised     In-the-Money
                            Shares                Options/SARs at       Options/SARs at
                           Acquired    Value   December 31, 1999 (#)   December 31, 1999
                          on Exercise Realized      Exercisable/        ($) Exercisable/
Name                        (#)(1)      ($)        Unexercisable         Unexercisable
----                      ----------- -------- ---------------------- --------------------
Robert R. Bennett
 Exercisable
 AT&T Class A Liberty
  Media Group ..........      935     $43,081          3,091                $130,861
 AT&T common stock......       --          --             25                $    941
 TCI Group Series A
  (2)...................      191     $10,985             --                      --
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --          6,006                $228,723
 AT&T common stock......       --          --             45                $  1,685
Gary S. Howard
 Exercisable
 AT&T Class A Liberty
  Media Group ..........      256     $13,017          1,014                $ 29,876
 AT&T common stock......       39     $ 1,604             47                $  1,797
 TCI Group Series A
  (2)...................      116     $ 5,852             --                      --
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --          4,019                $141,702
 AT&T common stock......       --          --             23                $    895
Charles Y. Tanabe
 Exercisable
 AT&T Class A Liberty
  Media Group ..........      240     $ 8,011             --                      --
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --            960                $ 33,785
Peter N. Zolintakis
 Exercisable
 AT&T Class A Liberty
  Media Group ..........      240     $ 7,861             --                      --
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --            960                $ 33,785
David B. Koff
 Exercisable
 AT&T Class A Liberty
  Media Group ..........       --          --            623                $ 26,517
 AT&T common stock......       --          --              4                $    157
 TCI Group Series A
  (2)...................        4     $   187             --                      --
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --          1,131                $ 42,315
Carl E. Vogel
 Unexercisable
 AT&T Class A Liberty
  Media Group ..........       --          --            500                $  9,781

--------
(1) Represents the number of shares underlying SARs which were exercised in 1999.
(2) Represents the number of shares of TCI Group Series A tracking stock exercised and value realized prior to the AT&T merger.

Employment Contracts

  In connection with the AT&T merger, an employment agreement between Dr. Malone and TCI was assigned to Liberty. The term of Dr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase upon approval of Liberty's board. Additionally, the employment agreement provides for personal use of Liberty's aircraft and flight crew, limited to an aggregate value of $200,000 per year, and payment or reimbursement of professional fees and expenses incurred by Dr. Malone for estate and tax planning services.

  Dr. Malone's employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment.

  Dr. Malone's employment agreement also provides that, upon termination of his employment by Liberty (other than for cause, as defined in the agreement) or if Dr. Malone elects to terminate the agreement because of a change in control of Liberty, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

  Dr. Malone's agreement provides that, during his employment with Liberty and for a period of two years following the effective date of his termination of employment with Liberty, unless termination results from a change in control of Liberty, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with the business of Liberty. The agreement provides, however, that Dr. Malone may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.

  For a period of 12 months following a change in control, as defined in Dr. Malone's employment agreement, Liberty's ability to terminate Dr. Malone's employment for cause will be limited to situations in which Dr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense.

  Dr. Malone's agreement also provides that in the event of termination of his employment with Liberty, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments.

  Liberty pays a portion of the annual premiums on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit of members of his family are the owners. The portion that Liberty pays is equal to the "PS-58" costs, which represent the costs to buy one-year term insurance coverage as set forth in IRS Pension Service Table No. 58. For the year ending December 31, 1999, such amount will be $447,931. Liberty is the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amounts of the premiums paid by the policy owners.

  Dr. Malone deferred a portion of his monthly compensation under his previous employment agreement. The obligation to pay that deferred compensation was assumed by Liberty in connection with the AT&T merger. The compensation that he deferred (together with interest on that compensation at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on the previously deferred compensation was established in 1983 pursuant to the previous agreement.

Liberty Media 401(k) Savings Plan

  Liberty maintains an employee benefit plan known as the Liberty Media 401(k) Savings Plan. This plan is intended to be a qualified employee plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. An employee must be an employee of Liberty or of an employer owned 80% or more by Liberty (a "Participating Employer") and must complete three months of continuous employment and be at least 18 years of age to participate in the plan. Credit will be given for service with TCI, Liberty and their affiliates for eligibility and vesting service under the plan. The employee will commence participation as of the first payroll period following the employee's completion of the eligibility requirements and his or her enrollment in the plan.

  Upon commencing participation, the participant may elect to make pre-tax contributions, after-tax contributions, or both to the plan. All participant contributions are made by payroll deduction and all participant contributions may not exceed 10% of the participant's wages from the Participating Employer. Pre-tax participant contributions are not subject to income tax when contributed to the plan, but will be subject to FICA taxes when contributed to the plan. Those pre-tax participant contributions (and earnings) will be taxed to the participant when the participant receives a distribution from the plan. Pre-tax participant contributions are limited to $10,000 for each year (as adjusted for cost of living increases). After-tax participant contributions are subject to income taxes and FICA taxes when contributed to the plan, but earnings on those contributions will not be taxed to the participant until the participant receives a distribution from the plan.

  A participant may change the amount of his or her participant contributions as of any prospective payroll period. Participant contributions always are 100% vested. The participant may direct the investment of his or her participant contributions, and earnings on those amounts, into a variety of investment options, including the AT&T Class A Liberty Media Group Common Stock Fund and the AT&T Common Stock Fund (the "Employer Stock Funds").

  Only the first $160,000 (as adjusted in 2000 and thereafter for cost of living increases) of any participant's wages is taken into account for all purposes under the plan, as required by law.

  Generally, Liberty will make a matching contribution to the plan for each plan year equal to 100% of each participant's participant contributions to the plan, unless Liberty, in its discretion, decides upon a different percentage for the matching contribution. All Liberty contributions to the plan are invested solely in the AT&T Class A Liberty Media Group Common Stock Fund.

  Liberty contributions to the plan become 33% vested after one year of service, 66% vested after two years of service, and 100% vested after three years of service. Generally, a year of service will be credited for each twelve-month period of employment completed by the participant. In addition, a participant will be 100% vested in his or her Liberty contributions upon attaining normal retirement age (age 65), upon becoming totally disabled, or upon the participant's death while employed with a Participating Employer.

  Liberty contributions to the plan (and earnings on those contributions) on behalf of a participant are not taxable to the participant until those amounts are distributed from the plan. Liberty receives a deduction for the amounts it contributes to the plan.

  A participant can withdraw his or her participant contributions and Liberty contributions while he or she remains employed only in the following limited circumstances: upon attaining age 59 1/2, the participant may request a withdrawal of all or any portion of his or her Liberty contributions account (including earnings on such contributions) and his or her pre-tax participant contributions account (including earnings on such contributions). A participant may withdraw any portion of his or her after-tax participant contributions at any time. Upon experiencing a financial hardship, a participant may request a withdrawal of his or her pre-tax participant contributions (but not the earnings on such contributions) in an amount necessary to meet the financial need. A participant who takes a hardship withdrawal may not contribute to the plan for 12 months after the withdrawal, and there are limitations on the maximum salary reduction amounts that may be made in the year following the year of the hardship withdrawal.

  Upon terminating employment with Liberty, the participant may receive a distribution of his or her entire vested account in the plan. If the vested account equals $5,000 or less, the distribution will be made as soon as administratively reasonable after the participant's termination of employment occurs. If the participant's vested account exceeds $5,000, the participant must consent to the distribution and such distribution will be made as soon as administratively reasonable after the participant's consent to the distribution is received. The participant must commence distributions from the plan by April 1 of the year following the year in which occurs the later of the participant's attainment of age 70 1/2 or the participant's retirement.

  Distributions will be made in cash, however, the participant may elect to receive that portion of his or her vested account which is invested in the Employer Stock Funds in whole shares of those Employer Stocks. Any qualified distribution from the plan may be rolled over to an IRA or other qualified plan upon the election of the participant.

  A 10% federal penalty tax may be imposed on the taxable amount of certain early distributions from the plan. The early distribution penalty tax does not apply to distributions made on account of: the death or disability of the participant, the participant's attainment of age 55 and separation from service, the participant's payment of certain medical expenses, payment to an alternate payee under a qualified domestic relations order, or the participant's attainment of age 59 1/2.

Security Ownership of Management

  The following table sets forth information with respect to the ownership by each director and each of the named executive officers of Liberty and by all directors and executive officers of Liberty as a group of shares of AT&T common stock and Class A and Class B Liberty Media Group tracking stock, all of which are equity securities of AT&T Corp., which is the sole member of AT&T Broadband LLC, which in turn indirectly owns 100% of the outstanding common stock of Liberty. The table also sets forth information with respect to the ownership by each director and each of the named executive officers of Liberty and by all directors and executive officers of Liberty as a group of shares of Series A common stock of Liberty Digital, Inc., a subsidiary of Liberty. Shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock of the former TCI owned by certain directors and named executive officers of Liberty at December 31, 1999, were redeemed on February 22, 2000, and have, therefore, been excluded from the following table. The AT&T Liberty Media Group tracking stock is intended to reflect the separate performance of the businesses and assets attributed to the Liberty Media Group. Liberty is included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of the Liberty Media Group. See "Relationship with AT&T and Certain Related Transactions--Relationship with AT&T."

  The AT&T charter provides that, except as otherwise required by New York law or any special voting rights of AT&T preferred stock, the holders of AT&T common stock, AT&T Liberty Media Group tracking stock and AT&T preferred stock, if any, entitled to vote with the common shareholders, vote together as one class. No separate class vote is required for the approval of any matter except as described in the next sentence. The following circumstances require the separate class approval of the AT&T Liberty Media Group tracking stock:
  . any amendment to the AT&T charter that would change the total number of authorized shares or the par value of AT&T Liberty Media Group tracking stock or that would adversely change the rights of AT&T Liberty Media Group tracking stock;
  . a Covered Disposition, which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC; and
  . any merger or similar transaction in which AT&T Liberty Media Group tracking stock is converted, reclassified or changed into or otherwise exchanged for any consideration unless specified requirements are met that are generally intended to ensure that the rights of the holders are not materially altered and the composition of the holders is not changed.

In a separate shareholder vote with respect to any of the foregoing matters, the ownership of AT&T Class A Liberty Media Group and AT&T Class B Liberty Media Group tracking stock indicated in the table below as beneficially owned by (1) Dr. Malone would entitle him to cast 43.38% of the votes on such matter and (2) by all directors and executive officers as a group would entitle them to cast, in the aggregate, 43.72% of the votes on such matter. No other person named in the table below had the right, at December 31, 1999, to cast 1% or more of the votes on any such matter.

  The following information is given as of December 31, 1999, and, in the case of percentage ownership information, is based on 3,196,524,356 shares of AT&T common stock, 1,156,778,730 shares of AT&T Class A Liberty Media Group tracking stock, 108,421,114 shares of AT&T Class B Liberty Media Group tracking stock and 26,507,489 shares of Liberty Digital Series A common stock outstanding on that date. Shares of AT&T common stock, AT&T Class A and Class B Liberty Media Group tracking stock and Liberty Digital, Inc. Series A common stock issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as is known to Liberty, the persons indicated below have sole voting power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table. In April 2000, Liberty's board of directors approved a two-for-one split of the AT&T Liberty Media Group Class A and Class B tracking stock, subject to stockholder approval. The information included in this prospectus does not give effect to the stock split, which, if approved, is expected to occur in June 2000.

                                                        Amount and
                                                        Nature of
                                                        Beneficial                 Percent
                                                        Ownership                    of    Voting
Name of Beneficial Owner        Title of Class        (in thousands)                Class  Power
------------------------        --------------        --------------               ------- ------
John C. Malone..........  AT&T common stock               32,625(/1/)(/2/)           1.02%  3.11%
                          Class A Liberty Media Group      3,220(/1/)(/2/)              *
                          Class B Liberty Media Group     97,546(/1/)(/2/)(/3/)     89.01%
                          Liberty Digital Series A             0

Robert R. Bennett.......  AT&T common stock                  273(/4/)(/5/)              *      *
                          Class A Liberty Media Group      3,133(/4/)                   *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A            60(/6/)                   *      *

Gary S. Howard..........  AT&T common stock                   61(/7/)(/8/)              *      *
                          Class A Liberty Media Group      1,063(/7/)(/8/)              *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A            20(/9/)                   *      *

Paul A. Gould...........  AT&T common stock                    0                               *
                          Class A Liberty Media Group        765(/10/)                  *
                          Class B Liberty Media Group        214                        *
                          Liberty Digital Series A             0

Jerome H. Kern..........  AT&T common stock                  906(/11/)(/12/)(/13/)      *      *
                          Class A Liberty Media Group      1,178(/11/)(/12/)(/13/)      *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

John C. Petrillo........  AT&T common stock                  378(/14/)                  *      *
                          Class A Liberty Media Group          0
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

Larry E. Romrell........  AT&T common stock                  325(/15/)(/16/)            *      *
                          Class A Liberty Media Group      1,250(/15/)(/16/)            *
                          Class B Liberty Media Group          2                        *
                          Liberty Digital Series A             0

                                                        Amount and
                                                        Nature of
                                                        Beneficial                Percent
                                                        Ownership                   of    Voting
Name of Beneficial Owner        Title of Class        (in thousands)               Class  Power
------------------------        --------------        --------------              ------- ------
Daniel E. Somers........  AT&T common stock                  176(/17/)                 *      *
                          Class A Liberty Media Group          0
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

David B. Koff...........  AT&T common stock                    4                       *      *
                          Class A Liberty Media Group        618(/18/)                 *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

Charles Y. Tanabe.......  AT&T common stock                    1                       *      *
                          Class A Liberty Media Group          2                       *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

Carl E. Vogel...........  AT&T common stock                    0                              *
                          Class A Liberty Media Group          9                       *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

Peter N. Zolintakis.....  AT&T common stock                   58(/19/)                 *      *
                          Class A Liberty Media Group          8                       *
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0
                          TCI Class B Preferred                0

John D. Zeglis..........  AT&T common stock                1,162(/20/)                 *      *
                          Class A Liberty Media Group          0
                          Class B Liberty Media Group          0
                          Liberty Digital Series A             0

All directors and
 executive officers as a
 group (16 persons).....  AT&T common stock               35,970(/21/)(/22/)        1.12%  3.23%
                          Class A Liberty Media Group     11,662(/3/)(/21/)(/22/)      *
                          Class B Liberty Media Group     97,762(/21/)             89.21%
                          Liberty Digital Series A            80(/23/)                 *      *

--------
* Less than one percent

(1) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 162,897 shares of AT&T common stock; (b) 3,194,600 shares of AT&T Class A Liberty Media Group tracking stock; and (c) 1,164,800 shares of AT&T Class B Liberty Media Group tracking stock.

(2) Includes 1,004,622 shares of AT&T common stock, 25,452 shares of AT&T Class A Liberty Media Group tracking stock and 1,704,718 shares of AT&T Class B Liberty Media Group tracking stock held by Dr. Malone's wife, Mrs. Leslie Malone, as to which Dr. Malone has disclaimed beneficial ownership.

(3) In connection with the AT&T merger, TCI assigned to Liberty its rights under a call agreement with Dr. Malone and Dr. Malone's wife (the "Malones") and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). As a result, Liberty has the right, under certain circumstances, to acquire the AT&T Class B Liberty Media Group tracking stock owned by the Malones and the Magness Group. Further, in connection with the AT&T merger, TCI assigned to Liberty its rights under a shareholders agreement with the Magness Group and the Malones, pursuant to which, among other things, Dr. Malone has an irrevocable proxy, under certain circumstances, to vote the AT&T Class B Liberty Media Group tracking stock or any super voting class of equity securities issued by Liberty held by the Magness Group. See "Relationship with AT&T and Certain Related Transactions--Other Related Party Transactions--Certain Rights to Purchase Liberty Media Group Tracking Stock," for additional information related to the call agreements and the shareholders' agreement.

   As a result of certain provisions of the shareholders' agreement referred to above, Dr. Malone's beneficial ownership of AT&T Class B Liberty Media Group tracking stock includes 47,791,166 shares held by the Magness Group.

(4) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 23,620 shares of AT&T common stock; and (b) 3,091,162 shares of AT&T Class A Liberty Media Group tracking stock.

(5) Includes 232,710 restricted shares of AT&T common stock, none of which are currently vested.

(6) Assumes the exercise in full of stock options to acquire 60,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

(7) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 45,835 shares of AT&T common stock; and (b) 1,013,530 shares of AT&T Class A Liberty Media Group tracking stock.

(8) Includes 5,551 restricted shares of AT&T common stock and 5,675 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which are currently vested.

(9) Assumes the exercise in full of stock options to acquire 20,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

(10) Includes beneficial ownership of 68,550 shares of AT&T Class A Liberty Media Group tracking stock which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights.

(11) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 383,972 shares of AT&T common stock; and
     (b) 797,576 shares of AT&T Class A Liberty Media Group tracking stock.

(12) Includes 481,267 restricted shares of AT&T common stock and 75,670 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which are currently vested.

(13) Includes 12,798 shares of AT&T common stock and 40,200 shares of AT&T Class A Liberty Media Group tracking stock held by Mr. Kern's wife, Mary Rossick Kern, as to which Mr. Kern has disclaimed beneficial ownership.

(14) Includes beneficial ownership of 376,047 shares of AT&T common stock which may be acquired within 60 days pursuant to stock options.

(15) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 169,412 shares of AT&T common stock; and
     (b) 1,074,252 shares of AT&T Class A Liberty Media Group tracking stock.

(16) Includes 134,650 restricted shares of AT&T common stock and 37,634 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which are currently vested.

(17) Includes beneficial ownership of 174,498 shares of AT&T common stock which may be acquired within 60 days pursuant to stock options.

(18) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 4,073 shares of AT&T common stock; and (b) 613,724 shares of AT&T Class A Liberty Media Group tracking stock.

(19) Includes 58,177 restricted shares of AT&T common stock, none of which are currently vested.

(20) Includes beneficial ownership of 1,153,716 shares of AT&T common stock which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights.

(21) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options granted in tandem with stock appreciation rights: (a) 2,494,070 shares of AT&T common stock; (b) 10,244,794 shares of AT&T Class A Liberty Media Group tracking stock; and
     (c) 1,164,800 shares of AT&T Class B Liberty Media Group tracking stock.

(22) Includes 912,355 restricted shares of AT&T common stock and 118,979 restricted shares of AT&T Class A Liberty Media Group tracking stock, none of which are currently vested.

(23) Assumes the exercise in full of stock options to acquire 80,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

            RELATIONSHIP WITH AT&T AND CERTAIN RELATED TRANSACTIONS

Relationship with AT&T

  Liberty is a wholly owned subsidiary of AT&T Broadband, LLC, of which AT&T is the sole member. The businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of AT&T's Liberty Media Group, which was created in connection with the AT&T merger. The assets attributed to the Liberty Media Group that are not also currently assets of Liberty consist of approximately 21.4 million shares of common stock of Teligent, Inc., which are held indirectly by AGI LLC, and interests in each of the "Covered Entities" and their respective properties and assets. The Covered Entities are the following subsidiaries of AT&T: Liberty AGI, Inc., Liberty SP, Inc. and LMC Interactive, Inc. At such time as all of the equity in, or all of the assets of, a company identified as a Covered Entity are held by Liberty, that company will cease to be a Covered Entity.

  The Liberty Media Group also includes any proceeds of issuances or sales of AT&T's Liberty Media Group tracking stock and any dividends or distributions from Liberty or a Covered Entity.

  AT&T's Liberty Media Group tracking stock, which is intended to reflect the separate performance of the Liberty Media Group, is capital stock of AT&T. It is not stock of Liberty.

  In connection with the AT&T merger, a number of agreements were entered into and governance arrangements put in place that address the relationship between AT&T and Liberty.

  In March 2000, AT&T's shareholders approved the creation and issuance of a new tracking stock intended to reflect the performance of the new AT&T Wireless Group. The relationship between the Liberty Media Group and the AT&T Wireless Group will be substantially similar to the relationship between the Liberty Media Group and the AT&T Common Stock Group described below.

  Liberty Organizational Documents. The Liberty Charter provides that Liberty will have three classes of directors, each of which is to have the same number of directors, as follows:

  .  the Class A Directors, who are elected for a term of one year;

  .  the Class B Directors, who are elected for a term of seven years; and

  .  the Class C Directors, who are elected for a term of ten years.

  The current Class B Directors and Class C Directors were designated by TCI prior to the AT&T merger and, unless they resign, die or are otherwise removed, will comprise two-thirds of the Liberty board until at least 2006. The members of the Liberty board are only removable for cause (as defined in the Liberty Charter) and, in the event of the death or resignation of a director in any class, the remaining directors of that class are to choose a successor.

  Under Delaware law, the Liberty board manages the business and affairs of Liberty. In accordance with the Liberty Charter and bylaws, action by the Liberty board generally requires the affirmative vote of a majority of the directors present at a meeting at which a quorum is present, which majority must include a majority of the Class B Directors and Class C Directors.

  The officers of Liberty include the executive officers who were formerly in charge of overseeing the businesses of TCI's former Liberty Media Group and TCI Ventures Group. See "Management." The Liberty Charter provides that officers of Liberty may only be removed by the Liberty board by the affirmative vote described above. Similar governance arrangements were instituted with respect to each of the Covered Entities.

  Contribution Agreement. Liberty is a party to a Contribution Agreement entered into immediately prior to the AT&T merger. The Contribution Agreement provides that, in the event of a Triggering Event, Liberty will be obligated to transfer all of its assets and liabilities to Liberty Media Group LLC, an entity controlled by

Liberty's current management through Liberty Management LLC, the managing member, unless the Triggering Event is waived by Liberty Management LLC. The subsidiary of AT&T that holds the stock of the Covered Entities and Liberty is also a party to the Contribution Agreement and is obligated under the same circumstances to contribute the Contributed Entities or their assets to Liberty Media Group LLC. A Triggering Event will occur if the incumbent Class B and Class C directors, and their successors, cease to constitute a majority of the Liberty board, or Liberty Management LLC reasonably determines that such event is reasonably likely to occur.

  AT&T Tracking Stock Amendment. AT&T's certificate of incorporation was amended in connection with the AT&T merger in order to authorize the AT&T Liberty Media Group tracking stock. Of particular relevance to Liberty is a provision that requires a separate class vote of the holders of Liberty Media Group tracking stock to authorize a Covered Disposition, which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC. Such separate approval would not be required in connection with a redemption permitted by AT&T's amended certificate of incorporation of all of the outstanding Liberty Media Group tracking stock in exchange for all of the shares of common stock of a subsidiary of AT&T that holds all of the assets and liabilities of the Liberty Media Group and satisfies certain other requirements.

  AT&T's amended certificate of incorporation also provides that neither the Liberty Media Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation to refrain from any of the following:

  . engaging in the same or similar activities or lines of business as any member of the other group;

  . doing business with any potential or actual supplier or customer of any member of the other group; or

  . engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group.

  Further, neither the Liberty Media Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation:

  . to communicate or offer any business or other corporate opportunity to any other person (including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that are, from their nature, in the line of more than one group's business and are of practical advantage to more than one group);

  .  to provide financial support to the other group (or any member thereof);
     or

  .  otherwise to assist the other group.

  The foregoing provisions of the AT&T certificate of incorporation do not prevent any member of the Liberty Media Group (including Liberty) from entering into written agreements with AT&T or any other member of the AT&T Common Stock Group to define or restrict any aspect of the relationship between the groups.

  Inter-Group Agreement. AT&T, for itself and on behalf of the members of the AT&T Common Stock Group, on the one hand, and Liberty, Liberty Media Group LLC and each Covered Entity, for themselves and on behalf of the members of the Liberty Media Group, on the other hand, entered into the Inter-Group Agreement, in connection with the AT&T merger. A summary of the material provisions of the Inter-Group Agreement is set forth below.

  Neither the AT&T Common Stock Group Nor the Liberty Media Group Is Required to Offer Financial Support or Corporate Opportunities to the Other. In general, neither the AT&T Common Stock Group nor the Liberty Media Group will have any obligation or responsibility to provide financial support or offer corporate opportunities to the other group or to otherwise assist the other group. Generally, neither group will have any rights to the tradenames, trademarks or other intellectual property rights of the other group.

  There are Restrictions on the Incurrence of Debt and Other Financial Obligations. Neither the Liberty Media Group nor the AT&T Common Stock Group may incur any debt or other obligation, including any preferred equity obligation, that has or purports to have recourse to any member, or to the assets of any member, of the other group. In addition, unless otherwise expressly agreed between the two groups, no member of the Liberty Media Group or the AT&T Common Stock Group may enter into any agreement, or incur any other liability or obligation, that binds or purports to bind or impose any liabilities or obligation on any member of the other group. AT&T may not attribute any debt or other obligation to, or create, authorize or issue any AT&T preferred stock that is attributed to, the Liberty Media Group without the consent of the Liberty board.

  The Liberty Media Group may not incur any debt, other than the refinancing of debt without any increase in amount, that would cause the total indebtedness of the Liberty Media Group at any time to be in excess of 25% of the total market capitalization of the Liberty Media Group tracking stock, if the excess debt would adversely affect the credit rating of AT&T. Prior to incurring any debt that would exceed the 25% threshold, the Liberty Media Group is required to consult with AT&T and, if requested by AT&T, with two nationally recognized credit rating agencies to be selected by each of Liberty and AT&T to determine if the incurrence of the excess debt would adversely affect the credit rating of AT&T.

  Each Group is Solely Responsible for its Costs and Liabilities;
Indemnification. Each of the Liberty Media Group and the AT&T Common Stock Group will be solely responsible for all claims, obligations, liabilities and costs arising from that group's operations and businesses, whether arising before or after the AT&T merger.

  Each of the Liberty Media Group and the AT&T Common Stock Group is required to indemnify the other group and to hold the other group harmless against all claims, liabilities, losses and expenses, including attorneys' fees, allocated to the indemnifying group in accordance with the previous paragraph.

  AT&T May Generally Not Allocate Corporate Overhead Expenses to the Liberty Media Group. The AT&T Common Stock Group may not allocate general overhead expenses to the Liberty Media Group, except (1) to the extent that the Liberty Media Group receives specific services pursuant to services agreements or similar arrangements between the AT&T Common Stock Group and the Liberty Media Group and (2) if the Liberty Media Group uses the same independent accounting firm as AT&T, an allocable share of the fees and expenses of such firm for AT&T's annual audits.

  Liberty Has a Limited Ability to Issue its own Stock. Liberty may issue shares of its common stock and may authorize and issue shares of its preferred stock only if, after giving effect to the issuance, AT&T would still be able to include Liberty on its consolidated federal income tax return and Liberty would remain a "Qualified Subsidiary" for purposes of the tax-free distribution rules of Section 355 of the Code. Currently, Liberty would deconsolidate from AT&T if Liberty issued an amount of shares that would result in neither AT&T nor a subsidiary of AT&T owning at least 80% of the total combined voting power of all classes of stock of Liberty entitled to vote and 80% of the fair market value of all classes of stock of Liberty. For purposes of the preceding sentence, "stock" does not include stock which is not entitled to vote, which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, which has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and which is not convertible into another class of stock.

  Any Proceeds from the Issuance of AT&T Liberty Media Group Tracking Stock will be Contributed to Liberty. The net proceeds of any issuance or sale of AT&T Liberty Media Group tracking stock are generally required to be contributed by AT&T to Liberty. The parties have entered into a supplement to the Inter-Group Agreement to provide an exception to this requirement and to make alternative arrangements for the acquisition of The Associated Group, Inc.

  AT&T will Include in its SEC Reports Combined Financial Statements of the Liberty Media Group. For so long as AT&T Liberty Media Group tracking stock is outstanding, AT&T will include in its filings with the SEC combined financial statements of the Liberty Media Group.

  AT&T will Not Take Any Actions Involving the Equity of Liberty. AT&T has also agreed that it will not, and will not permit any member of the AT&T Common Stock Group to, directly or indirectly:

  . sell, transfer, dispose of or otherwise convey, whether by merger, consolidation, sale or contribution of assets or stock, or otherwise, any direct or indirect equity interest of AT&T in Liberty;

  . incur any indebtedness secured by, or pledge or grant a lien, security interest or other encumbrance on, any direct or indirect equity interest of AT&T in Liberty; or

  . create any derivative instrument whose value is based on any direct or indirect equity interest of AT&T in Liberty;

except that the foregoing will not apply to:

  . any of the foregoing approved by the Liberty board by the affirmative vote described under "--Liberty Organizational Documents" above;

  . AT&T's issuance or sale of its own securities, other than indebtedness secured by any direct or indirect equity interest of AT&T in Liberty and other than any security convertible into or exercisable or exchangeable for, or any derivative instrument whose value is based on, any direct or indirect equity interest of AT&T in Liberty; or

  . AT&T's participation in any merger, consolidation, exchange of shares or other business combination transaction in which AT&T, or its successors, continues immediately following the transaction to hold the same interest in the business, assets and liabilities comprising the Liberty Media Group that it held immediately prior to the transaction, other than as a result of any action by Liberty or any other person included in the Liberty Media Group.

  AT&T has also agreed that for so long as any AT&T Liberty Media Group tracking stock is outstanding, AT&T will not, and will not permit any member of the AT&T Common Stock Group to, intentionally take any action that AT&T knows would have the effect of deconsolidating Liberty from the AT&T consolidated group for federal income tax purposes. This restriction will not apply to certain dispositions or redemptions expressly contemplated by AT&T's amended certificate of incorporation or to a Covered Disposition approved by the separate class vote of the holders of AT&T Liberty Media Group tracking stock.

  Intercompany Agreement. In connection with the AT&T merger, AT&T, on behalf of itself and the members of the AT&T Common Stock Group, and Liberty, on behalf of itself and the members of the Liberty Media Group, entered into an Intercompany Agreement, the material provisions of which are described below.

  Preferred Vendor Status. Liberty will be granted preferred vendor status with respect to access, timing and placement of new programming services. This means that AT&T will use its reasonable efforts to provide digital basic distribution of new services created by Liberty and its affiliates, on mutual "most favored nation" terms and conditions and otherwise consistent with industry practices, subject to the programming meeting standards that are consistent with the type, quality and character of AT&T's cable services as they may evolve over time.

  Extension of Term of Affiliation Agreements. AT&T will agree to extend any existing affiliation agreement of Liberty and its affiliates that expires on or before March 9, 2004, to a date not before March 9, 2009, if most favored nation terms are offered and the arrangements are consistent with industry practice.

  Interactive Video Services. AT&T will enter into arrangements with Liberty for interactive video services under one of the following two arrangements, which will be at the election of AT&T:

  . Pursuant to a five-year arrangement, renewable for an additional four-year period on then-current most favored nation terms, AT&T will make available to Liberty capacity equal to one 6 megahertz channel (in digital form and including interactive enablement, first screen access and hot links to relevant web sites--all to the extent implemented by AT&T cable systems) to be used for interactive, category-specific video channels that will provide entertainment, information and merchandising programming. The foregoing, however, will not compel AT&T to disrupt other programming or other channel arrangements. The suite of services are to be accessible through advanced set-top devices or boxes deployed by AT&T, except that, unless specifically addressed in a mutually acceptable manner, AT&T will have no obligation to deploy set-top devices or boxes of a type, design or cost materially different from that it would otherwise have deployed. The content categories may include, among others, music, travel, health, sports, books, personal finance, automotive, home video sales and games; or

  . AT&T may enter into one or more mutually agreeable ventures with Liberty for interactive, category-specific video channels that will provide entertainment, information and merchandising programming. Each venture will be structured as a 50/50 venture for a reasonable commercial term and provide that AT&T and Liberty will not provide interactive services in the category(s) of interactive video services provided through the venture for the duration of such term other than the joint venture services in the applicable categories. When the distribution of interactive video services occurs through a venture arrangement, AT&T will share in the revenue and expense of the provision of the interactive services pro rata to its ownership interest in lieu of the commercial arrangements described in the preceding paragraph. At the third anniversary of the formation of any such venture, AT&T may elect to purchase the ownership interest of Liberty in the venture at fair market value. The parties will endeavor to make any such transaction tax efficient to Liberty.

  Tax Sharing Agreement. Liberty, for itself and each member of the Liberty Media Group, is a party to a tax sharing agreement that provides, among other things, that:

  . to the extent that the inclusion of the Liberty Media Group within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of the AT&T Common Stock Group increases tax liability for any period, the Liberty Media Group will be responsible for paying the AT&T Common Stock Group an amount equal to the increased tax liability; and

  . to the extent that the Liberty Media Group's inclusion within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of the AT&T Common Stock Group reduces tax liability for any period, the AT&T Common Stock Group will be responsible for paying the Liberty Media Group an amount equal to the reduced tax liability.

  The net operating loss for U.S. federal income tax purposes of the affiliated group of which TCI was the common parent at the time of the AT&T merger (the "TCI Affiliated Group") will be allocated to the Liberty Media Group (the "Allocated NOL") to offset any obligations it would otherwise incur under the tax sharing agreement for periods subsequent to March 9, 1999 (the date of the AT&T merger). If the Liberty Media Group is deconsolidated for U.S. federal income tax purposes from the affiliated group of which AT&T is the parent corporation, the AT&T Common Stock Group will be required to pay the Liberty Media Group an amount equal to the product of (a) the amount of the Allocated NOL that has not been used as an offset to the Liberty Media Group's obligations under the tax sharing agreement, and that has been, or is reasonably expected to be, utilized by the AT&T Common Stock Group and (b) 35%. Certain other tax carryovers of the TCI Affiliated Group will be allocated to the AT&T Common Stock Group to offset any obligations it would otherwise incur under the tax sharing agreement for periods subsequent to the AT&T merger on March 9, 1999. In general, with respect to the TCI Affiliated Group, for periods ending on or prior to March 9, 1999:

  . the Liberty Media Group will pay the TCI Group any portion of regular tax liability attributable to TCI's former Liberty Media Group or TCI Ventures Group;

  . any regular tax losses or other tax attributes may be used by the Liberty Media Group or the TCI Group without compensation to any other group; and

  . if the TCI Affiliated Group has an alternative minimum tax liability, the group, if any, generating alternative minimum tax losses will be paid for such losses to the extent that such losses reduce alternative minimum tax liability of the TCI Affiliated Group but the Liberty Media Group will not otherwise be required to pay its share of such alternative minimum tax liability.

  Facilities and Services Agreement. TCI and Liberty entered into a facilities and services agreement effective upon the consummation of the AT&T merger. Pursuant to the agreement, AT&T Broadband (formerly TCI) provides Liberty with administrative and operational services necessary for the conduct of its business, including, but not limited to, such services as are generally performed by AT&T Broadband's accounting, finance, corporate, legal and tax departments. In addition, the agreement provides Liberty with office space at AT&T Broadband's facilities, permits Liberty to obtain certain liability, property and casualty insurance under AT&T Broadband's policies and allows for the reciprocal use by AT&T Broadband and Liberty of each other's aircraft. Pursuant to the agreement, Liberty reimburses AT&T Broadband for all direct expenses incurred by AT&T Broadband in providing services thereunder and a pro rata share of all indirect expenses incurred by AT&T Broadband in connection with the rendering of such services, including a pro rata share of rental expenses for the office space of AT&T Broadband used by Liberty. The obligations of AT&T Broadband to provide services under the Agreement will continue in effect (A) until terminated by Liberty at any time on not less than 180 days' notice to AT&T Broadband, or by AT&T Broadband at any time after December 31, 2001, on not less than six months' notice to Liberty; or (B) until December 31, 2001 with respect to all other services. Liberty was allocated less than $1 million, $2 million and $13 million, respectively, in corporate and general and administrative costs by AT&T Broadband, for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998.

Other Related Party Transactions

  Affiliation Agreements. AT&T Broadband is party to affiliation agreements pursuant to which it purchases programming from subsidiaries and affiliates of Liberty. Certain of these agreements provide for penalties and charges in the event the supplier's programming is not carried on AT&T Broadband's cable systems or not delivered to a contractually specified number of customers. Charges to AT&T Broadband for such programming is generally based on customary rates and often provide for payments to AT&T Broadband by Liberty's subsidiaries and business affiliates for marketing support. In July 1997, AT&T Broadband's predecessor, TCI, entered into a 25 year affiliation agreement with Starz Encore Group (formerly Encore Media Group) pursuant to which AT&T Broadband is obligated to pay monthly fixed amounts in exchange for unlimited access to Encore and STARZ! programming. Also in 1997, in connection with the merger of Liberty Digital and DMX, AT&T Broadband's predecessor, TCI transferred to Liberty Digital the right to receive all revenue from sales of DMX music services to AT&T Broadband's residential and commercial subscribers, net of an amount equal to 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX as license fees under AT&T Broadband's existing affiliation agreements. Liberty received $180 million, $43 million and $162 million in revenue for programming services provided to AT&T Broadband for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, respectively.

  Business Relationships with Directors. In connection with the AT&T merger, Liberty paid Jerome H. Kern, a director of Liberty, the sum of $10 million for his services in negotiating the merger agreement and completing the merger. Liberty also paid Paul A. Gould, a director of Liberty, the sum of $1 million for his services on the special committee of the board of directors of AT&T Broadband's predecessor, TCI, in evaluating the AT&T merger and the consideration to be received by TCI's stockholders.

  From time to time, Liberty retains Peter Kern and/or Gemini Associates, Inc., a company controlled by Peter Kern, to act as an advisor on certain business transactions. Peter Kern is the son of Jerome H. Kern, a director of Liberty. In connection with these engagements, Peter Kern and Gemini Associates received approximately $1.0 million from Liberty in each of 1998 and 1999, and approximately $300,000 from TCI in 1998.

  Mr. Kern was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998. Liberty has retained Baker Botts to perform various legal services from time to time for Liberty and certain of its subsidiaries and business affiliates during its last fiscal year as well as its current fiscal year.

  Indemnification of Certain of Our Employees. In connection with the AT&T merger, certain employees (including directors and executive officers) of Liberty who were officers or directors of TCI prior to the AT&T merger received undertakings of indemnification from TCI with respect to the effects of U.S. federal excise taxes that may become payable by them as a result of the AT&T merger and the resulting change in control of TCI. Pursuant to the Inter-Group Agreement, each of the Liberty Media Group and the AT&T Common Stock Group are responsible for all obligations to their respective officers and employees. Accordingly, following the AT&T merger, these tax protection undertakings to Liberty Media Group officers and employees became Liberty's obligations.

  Certain Rights to Purchase Liberty Media Group Tracking Stock. On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them ("High Voting Shares") that entitle the holder to cast more than one vote per share (the "High-Voting Stock") upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the "Low-Voting Stock"), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their High-Voting Shares would be the price paid for shares of the relevant series of Low-Voting Stock by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their High-Voting Shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their High-Voting Shares after conversion to the respective series of Low-Voting Stock) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by Liberty.

  Also in February 1998, TCI, the Magness Group and the Malones entered into a shareholders' agreement which provides for, among other things, certain participation rights by the Magness Group with respect to transactions by Dr. Malone, and certain "tag-along" rights in favor of the Magness Group and certain "drag-along" rights in favor of the Malones, with respect to transactions in the High-Voting Stock. Such agreement also provides that a representative of Dr. Malone and a representative of the Magness Group will consult with each other on all matters to be brought to a vote of TCI's shareholders, but if a mutual agreement on how to vote cannot be reached, Dr. Malone will vote the High-Voting Stock owned by the Magness Group pursuant to an irrevocable proxy granted by the Magness Group.

  In connection with the AT&T merger, Liberty became entitled to exercise TCI's rights and became subject to its obligations under the call agreement and the shareholders' agreement with respect to the AT&T Liberty Media Group Class B tracking stock acquired by the Malones and the Magness Group as a result of the AT&T merger. If Liberty were to exercise its call right under the call agreement with the Malones or the Magness Group, it may also be required to purchase High-Voting Shares of the other group if such group exercises its "tag-along" rights under the shareholders' agreement.

  Other Transactions. National Digital Television Center, a subsidiary of AT&T Broadband ("NDTC"), leases transponder facilities to certain Liberty subsidiaries. Charges by NDTC for such arrangements were $20 million for the ten months ended December 31, 1999, $4 million for the two months ended February 28, 1999 and $25 million for the year ended December 31, 1998.

  In addition, effective as of December 16, 1997, NDTC, on behalf of TCI and other cable operators that may be designated from time to time by NDTC, entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation, which has since merged with Motorola Inc., to purchase advanced digital set-top terminals during the calendar years 1998, 1999 and 2000. In connection with the Digital Terminal Purchase Agreement, GI granted to NDTC warrants to purchase shares of GI common stock, a portion of which become exercisable each year if a sufficient number of set-top terminals is purchased during that year. The 1998 purchase commitment of 1.5 million set-top terminals was met, resulting in warrants to purchase 4,928,000 shares of GI common stock vesting on January 1, 1999. The 1999 purchase commitment of 1,750,000 set-top terminals was met, resulting in warrants to purchase 5,750,000 shares of GI common stock vesting on January 1, 2000. As a result of the merger of GI and Motorola on January 5, 2000, Liberty's vested warrants are exercisable for approximately 6.1 million shares of Motorola common stock. The purchase commitment for 2000 is 3,250,000 set-top terminals, which, if satisfied, will result in warrants to purchase approximately 6.2 million shares of Motorola common stock vesting on January 1, 2001. In connection with the AT&T merger, these warrants were transferred to Liberty in exchange for approximately $176 million in cash. The AT&T Common Stock Group has agreed to pay the Liberty Media Group $14.35, adjusted as appropriate for any change in the capitalization of Motorola, for each warrant that does not vest as a result of any purchase commitment not having been met. In addition, no member of the AT&T Common Stock Group may amend or modify the Digital Terminal Purchase Agreement without the prior written consent of the Liberty Media Group.

  On January 14, 2000, the Liberty Media Group completed its acquisition of The Associated Group, Inc. pursuant to an Amended and Restated Agreement and Plan of Merger, dated October 28, 1999, among AT&T, A-Group Merger Corp., a wholly owned subsidiary of AT&T, Liberty and Associated Group. In this transaction, Associated Group was acquired by and became a member of the Liberty Media Group through the merger of A-Group Merger Corp into Associated Group. In the merger, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and 1.20711 shares of AT&T Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group was principally engaged in the ownership and operation of interests in various communications-related businesses. Associated Group's primary assets were:

  .  approximately 19.7 million shares of AT&T common stock;

  . approximately 23.4 million shares of AT&T Class A Liberty Media Group tracking stock;

  . approximately 5.3 million shares of AT&T Class B Liberty Media Group tracking stock;

  . approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, Inc., a full-service, facilities-based communications company; and

  . all of the outstanding shares of common stock of TruePosition, Inc., a wholly-owned subsidiary of Associated Group which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones.

  Immediately following the completion of the merger, all of the shares of AT&T common stock, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T and all of the businesses and assets of Associated Group, other than its interest in Teligent, were transferred to Liberty. A member of the Liberty Media Group other than Liberty holds Associated Group's interest in Teligent.

  Pursuant to an asset purchase agreement with CSG Systems International, Inc., a member of the former TCI Ventures Group acquired warrants to purchase shares of common stock of CSG, related registration rights and a right to receive a contingent cash payment of $12 million. In connection with the AT&T merger, these warrants and rights were transferred to a subsidiary of Liberty. On April 13, 1999, the CSG warrants were exercisable for 3 million shares of common stock of CSG, and AT&T purchased these warrants for $25.075 per share, or an aggregate purchase price of $75.2 million. The related registration rights were also assigned to AT&T on that date. The vesting of the CSG warrants is contingent on AT&T meeting certain subscriber commitments to CSG. If any warrants do not vest, a Liberty subsidiary must repurchase the unvested warrants from AT&T, with interest at 6% from April 12, 1999. Liberty has guaranteed the obligation of its subsidiary to repurchase any unvested warrants.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

  We issued and sold the old debentures on February 2, 2000, in a private placement. In connection with that issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old debentures. In the registration rights agreement we agreed to:

  . file with the SEC a registration statement within 90 days of the original issue date of the old debentures relating to an offer to exchange the old debentures for the new debentures;

  . use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days of the original issue date of the old debentures;

  . use our best efforts to keep the registration statement effective until the closing of the exchange offer; and

  . use our best efforts to cause the exchange offer to be completed not later than 210 days following the original issue date of the old debentures.

  The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. If we fail to timely comply with these obligations, we will be required to pay additional interest to holders of old debentures until we have complied with these obligations. See "Description of the Debentures--Registration Rights; Additional Interest."

  Once the exchange offer is complete, we will have no further obligation to register any of the old debentures not tendered to us in the exchange offer. See "Risk Factors--Your failure to participate in the exchange offer could limit opportunities to sell your debentures in the future."

Effect of the Exchange Offer

  Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 7,
1993) and other no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the new debentures issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, provided:

  . you are acquiring the new debentures in the ordinary course of your business;

  . you have no arrangements or understandings with any person to participate in the new offer for the purpose of distributing the new debentures; and

  . you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

  If you are not able to make these representations, you are a "restricted holder." As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may only sell your old debentures in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

  In addition, each broker-dealer that is not a restricted holder that receives new debentures for its own account in exchange for old debentures that it acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such new debentures. This prospectus may be used by those broker-dealers to resell new debentures they receive pursuant to the exchange offer. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives new debentures under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new debentures. See "Plan of Distribution."

  Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new debentures.

  To the extent old debentures are tendered and accepted in the exchange offer, the principal amount of old debentures that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old debentures. Old debentures that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

  Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old debentures validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new debentures in exchange for each $1,000 principal amount of old debentures accepted in the exchange offer. You may tender some or all of your old debentures pursuant to the exchange offer. However, old debentures may be tendered only in integral multiples of $1,000 principal amount.

  The new debentures will be substantially identical to the old debentures, except that:

  .  the offering of the new debentures has been registered under the Act;

  .  the new debentures will not be subject to transfer restrictions; and

  . the new debentures will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

  The new debentures will evidence the same debt as the old debentures and will be issued under and be entitled to the benefits of the same indenture under which the old debentures were issued. The old debentures and the new debentures will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new debentures, see "Description of the Debentures."

  The exchange offer is not conditioned upon any minimum aggregate principal amount of old debentures being tendered for exchange. As of the date of this prospectus, an aggregate of $1 billion principal amount of old debentures is outstanding. This prospectus is being sent to all registered holders of old debentures. There will be no fixed record date for determining registered holders of old debentures entitled to participate in the exchange offer.

  We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of old debentures do not have any appraisal or dissenters rights under law or under the indenture in connection with the exchange offer. Old debentures that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old debentures.

  We will be deemed to have accepted for exchange validly tendered old debentures when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old debentures for the purposes of receiving the new debentures from us and delivering the new debentures to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old debentures not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "--Conditions." All old debentures accepted for exchange will be exchanged for new debentures promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old debentures for exchange, we will extend the expiration date for the same period.

  If we do not accept for exchange any tendered old debentures because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old debentures will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

  We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old debentures in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old debentures to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

  The term "expiration date" means 5:00 p.m., New York City time, on      ,
2000, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

  If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old debentures of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

  We reserve the right, in our sole discretion:

  .  to delay accepting for exchange any old debentures;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept old debentures not previously accepted if any of the conditions set forth below under "--Conditions" have not been satisfied by the expiration date; or

  . subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

  Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old debentures. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old debentures of the amendment.

  Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

  During any extension of the exchange offer, all old debentures previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old debentures that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the New Debentures and the Old Debentures

  Any old debentures not tendered or accepted for exchange will continue to accrue interest at the rate of 8 1/4% per annum in accordance with their terms. The new debentures will accrue interest at the rate of 8 1/4% per annum from the date of the last periodic payment of interest on the old debentures or, if no interest has been paid, from the original issue date of old debentures. Interest on the new debentures and any old debentures not tendered or accepted for exchange will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2000.

Procedures for Tendering

  Only a registered holder of old debentures may tender those debentures in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "--Exchange Agent," before 5:00 p.m., New York City time, on the expiration date. In addition, either:

  . the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old debentures into the exchange agent's account at The Depository Trust Company ("DTC" or the "depositary") according to the procedure for book-entry transfer described below; or

  . the holder must comply with the guaranteed delivery procedures described below.

  A tender of old debentures by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  The method of delivery of old debentures, letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder's election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

  Any beneficial owner whose old debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those debentures should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf.

  We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old debentures and withdrawal of tendered old debentures, and our determination will be final and binding. We reserve the absolute right to reject any and all old debentures not properly tendered or any old debentures the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old debentures either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old debentures either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old debentures for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old debentures will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of old debentures delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such old debentures, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old debentures that remain outstanding after the expiration date, (b) as set forth below under "--Conditions," to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

  By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old debentures (other than certain specified holders) will represent to us that:

  . it is acquiring the new debentures in the ordinary course of its business;

  . it has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new debentures; and

  . it is not our "affiliate," within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive new debentures for its own account in exchange for old debentures that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of these new debentures. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Book-Entry Transfer

  The exchange agent will establish a new account or utilize an existing account with respect to the old debentures at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old debentures by causing DTC to transfer these old debentures into the exchange agent's account in accordance with DTC's procedures for transfer. However, the exchange for the old debentures so tendered will only be made after timely confirmation of this book-entry transfer of old debentures into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old debentures that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old debentures that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

  Although delivery of old securities must be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under "--Exchange Agent," before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

  Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

  All references in this prospectus to deposit or delivery of old debentures shall be deemed to also refer to DTC's book-entry delivery method.

Guaranteed Delivery Procedures

  Holders who wish to tender their old debentures and (1) whose old debentures are not immediately available or (2) who cannot deliver a confirmation of book-entry transfer of old debentures into the exchange agent's account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  .  the tender is made through an eligible institution;

  . before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such old debentures into the exchange agent's account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

  . the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old debentures into the exchange agent's account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

  Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old debentures according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

  Except as otherwise provided in this prospectus, tenders of old debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

  For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under "--Exchange Agent." Any notice of withdrawal must:

  . specify the name of the person who tendered the old debentures to be withdrawn;

  . identify the old debentures to be withdrawn, including the principal amount of such old debentures;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old debentures were tendered and include any required signature guarantees; and

  . specify the name and number of the account at DTC to be credited with the withdrawn old debentures and otherwise comply with the procedures of DTC.

  We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new debentures will be issued with respect thereto unless the old debentures so withdrawn are validly retendered. Properly withdrawn old debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

  Any old debentures that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old debentures as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

  Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new debentures in exchange for, any old debentures, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

  . the exchange offer, or the making of any exchange by a holder of old debentures, would violate applicable law or any applicable interpretation of the SEC Staff; or

  . the old debentures are not tendered in accordance with the exchange offer; or

  . you do not represent that you are acquiring the new debentures in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in a distribution of the new debentures and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new debentures under the Securities Act; or

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

  These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

  . refuse to accept and return to the tendering holder any old debentures or credit any tendered old debentures to the account maintained within DTC by the participant in DTC which delivered the old debentures; or

  . extend the exchange offer and retain all old debentures tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old debentures (see "--Withdrawal of Tenders" above); or

  . waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old debentures that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "--Expiration Date; Extensions; Amendments." If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

  In addition, we will not accept for exchange any old debentures tendered, and we will not issue new debentures in exchange for any of the old debentures, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

  The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old debentures should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

    BY REGISTERED OR CERTIFIED MAIL:         BY HAND OR OVERNIGHT DELIVERY:


     The Bank of New York                      The Bank of New York
     101 Barclay Street, Floor 7E              101 Barclay Street, Floor 7E
     New York, New York 10286                  Corporate Trust Services Window
     Attention: Gertrude Jeanpierre            New York, New York 10286
                Reorganization Section         Attention: Gertrude Jeanpierre

                 BY FACSIMILE (for Eligible Institutions only):

                           (212) 815-6339 The Bank of New York Attention:
                           Gertrude Jeanpierre Confirm by Telephone: (212) 815-5920 For Information Call: (212) 815-5920

  Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

  We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

  We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

  Holders who tender their old debentures for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.

Accounting Treatment

  We will record the new debentures in our accounting records at the same carrying values as the old debentures on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the old debentures will be amortized over the term of the new debentures.

Consequences of Failure to Exchange

  Holders of old debentures who do not exchange their old debentures for new debentures pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old debentures as set forth in the legend printed thereon as a consequence of the issuance of the old debentures pursuant to an exemption from the Securities Act and applicable state securities laws. Old debentures not exchanged pursuant to the exchange offer will continue to accrue interest at 8 1/4% per annum, and the old debentures will otherwise remain outstanding in accordance with their terms. Holders of old debentures do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

  In general, the old debentures may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old debentures will not be entitled to any rights to have the resale of old debentures registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old debentures that remain outstanding after completion of the exchange offer.

                         DESCRIPTION OF THE DEBENTURES

  We issued the old debentures and will issue the new debentures under an indenture dated as of July 7, 1999, between Liberty, as issuer, and The Bank of New York, as trustee, as supplemented by a third supplemental indenture dated as of February 2, 2000, between Liberty and the trustee. The indenture and third supplemental indenture are collectively referred to in this prospectus as the "indenture." The old debentures and the new debentures have substantially identical terms and will constitute a single series of securities under the indenture. The difference between the old debentures and the new debentures is that the offer and sale of the new debentures have been registered under the Securities Act and, therefore, the new debentures will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act or other rights relating to such registration. If the exchange offer is completed, holders of any remaining old debentures will vote together with holders of the applicable new debentures for all relevant purposes under the indenture.

  Upon the issuance of the new debentures, the indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the new debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms used and not otherwise defined in this section have the meanings ascribed to them in the indenture.

General

  The indenture does not limit the aggregate principal amount of senior debt securities that may be issued under the indenture and provides that Liberty may issue senior debt securities from time to time in one or more series. The senior debt securities that Liberty may issue under the indenture, including the debentures, are collectively referred to in this section as the "senior debt securities."

  The old debentures and the new debentures together constitute a single series of senior debt securities under the indenture. If the exchange offer is consummated, holders of old debentures who do not exchange their old debentures for new debentures will vote together as a separate series of senior debt securities with holders of the new debentures for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the debentures (including acceleration following an event of default), must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the debentures outstanding. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old debentures which remain outstanding after the exchange offer will be aggregated with the new debentures, and the holders of the old debentures and the new debentures will vote together as a single series for all purposes. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding senior debt securities of a series will be deemed to mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old debentures and the new debentures then outstanding.

  The debentures are unsecured senior obligations of Liberty and are initially limited to an aggregate principal amount of $1,000,000,000 of debentures. Liberty may "reopen" any security series and issue additional securities of that series. The debentures bear interest at 8 1/4% per annum from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semiannually on February 1 and August 1 of each year, each of which is referred to in this prospectus as an "interest payment date," commencing August 1, 2000, to the persons in whose names the debentures are registered at the close of business on the January 15 or July 15 next preceding the interest payment date. Interest payable on August 1, 2000 with respect to each $1,000 principal amount of debentures will be $41.0208. Interest payable at maturity, or upon any earlier date of redemption, will be payable to the person to whom principal shall be payable on that date. Interest on the debentures will be calculated on the basis of a 360-day year of twelve 30-day months. The maturity date for the debentures is February 1, 2030. If any interest payment date or the maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding business day. A business day means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close. The debentures will not be subject to redemption by Liberty prior to maturity. For a discussion of the circumstances in which the interest rate on the debentures may be adjusted, see "-- Registration Rights; Additional Interest."

  The indenture does not contain any provision that would limit the ability of Liberty to incur indebtedness or to substantially reduce or eliminate Liberty's assets or that would afford the holders of the debentures protection in the event of a decline in Liberty's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Liberty. In addition, subject to the limitations set forth under "--Successor Corporation," Liberty may, in the future, enter into certain transactions, including the sale of substantially all of its assets or the merger or consolidation of Liberty, that would increase the amount of Liberty's indebtedness or substantially reduce or eliminate Liberty's assets, which may have an adverse effect on Liberty's ability to service its indebtedness, including the debentures.

  Each debenture will be issued in book-entry form (a "book-entry debenture") in minimum denominations of $1,000 and integral multiples thereof. Each book-entry debenture will be represented by one or more global debentures in fully registered form, registered in the name of The Depository Trust Company, which is referred to in this prospectus as "DTC" or the "depositary," or its nominee. Beneficial interest in the global debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "--Form, Denomination and Registration." Except in the limited circumstances described in this prospectus, book-entry debentures will not be exchangeable for debentures issued in fully registered form ("certificated debentures").

  Book-entry debentures may be transferred or exchanged only through the depositary. See "--Form, Denomination and Registration." Registration of transfer or exchange of certificated debentures will be made at the office or agency, maintained by Liberty for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Neither Liberty nor the trustee will charge a service charge for any registration of transfer or exchange of debentures, but Liberty may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer).

  Liberty will make payments of principal and interest on book-entry debentures through the trustee to the depositary. See "--Form, Denomination and Registration." In the case of certificated debentures, Liberty will pay the principal due on the maturity date in immediately available funds upon presentation and surrender by the holder of the securities at the office or agency maintained by Liberty for this purpose at the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Liberty will pay interest due on the maturity date of a certificated debenture to the person to whom payment of the principal will be made. Liberty will pay interest due on a certificated debenture on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the security register of Liberty. Notwithstanding the foregoing, a holder of $10 million or more in aggregate principal amount of certificated debentures (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated debenture on any interest payment date other than the maturity date will cease to be payable to the holder of the debenture as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated debenture is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Liberty, written notice of which will be given to the holders of the debentures not less than 30 calendar days prior to the special record date, or
(2) at any time in any other lawful manner.

  All moneys paid by Liberty to the trustee or any paying agent for the payment of principal and interest on any debenture which remains unclaimed for two years after the principal or interest is due and payable may be repaid to Liberty and, after that payment, the holder of the debenture will look only to Liberty for payment.

Ranking and Holding Company Structure

  The debentures are unsecured senior indebtedness of Liberty and rank equally with Liberty's existing and future unsubordinated unsecured indebtedness and senior in right of payment to all subordinated indebtedness of Liberty. The debentures are effectively subordinated to all secured indebtedness of Liberty with respect to the assets securing the indebtedness and are effectively subordinated to all liabilities of Liberty's subsidiaries. As of December 31, 1999, on a pro forma basis after giving effect to the issuance and sale of the old debentures and our use of the net proceeds from that issuance our consolidated subsidiaries had outstanding $16.2 billion of liabilities, all of which would have effectively ranked senior to the debentures. At the same date and using the same assumption, we had outstanding no secured indebtedness and $3.3 billion of unsecured and unsubordinated indebtedness, all of which would have ranked equally with the debentures.

  Liberty is a holding company and is largely dependent on dividends, distributions and other payments from its subsidiaries and business affiliates and other investments to meet its financial obligations, and is dependent on those payments to meet its obligations under the debentures. Liberty's subsidiaries and business affiliates, as well as AT&T and its subsidiaries other than Liberty, have no obligation, contingent or otherwise, to pay any amounts due under the debentures or to make any funds available for any of those payments. In addition, neither AT&T nor any of its subsidiaries other than Liberty has any obligation to make payments under the debentures or to make any funds available for those payments. See "Risk Factors--Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the debentures. Creditors of those companies have a claim on their assets that is senior to that of holders of the debentures" and "Relationship with AT&T and Certain Related Transactions."

Redemption

  The debentures will not be subject to redemption by Liberty prior to maturity.

Form, Denomination and Registration

  The debentures will initially be issued in the form of one or more global debentures in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, the depository or its nominee.

  So long as the depositary, which initially will be DTC, or its nominee is the registered owner of a global debenture, the depositary or its nominee, as the case may be, will be the sole holder of the debentures represented by the global debenture for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global debentures representing the debentures will not be entitled to receive physical delivery of certificated debentures and will not be considered the holders of the debentures for any purpose under the indenture, and no global debenture representing the book-entry debentures will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global debentures or the indenture. The laws of some jurisdictions may require that certain purchasers of debentures take physical delivery of the debentures in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global debenture representing the debentures.

  The global debentures representing the debentures will be exchangeable for certificated debentures of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if:

  . the depositary notifies Liberty that it is unwilling or unable to continue as depositary for the global debentures;

  . the depositary ceases to be a clearing agency registered under the Securities Exchange Act;

  . Liberty in its sole discretion determines that the global debentures shall be exchangeable for certificated debentures; or

  . there shall have occurred and be continuing an event of default under the indenture with respect to the debentures; provided that interests in the temporary Regulation S global debentures will not be exchangeable for certificated debentures until expiration of the 40-day distribution compliance period and receipt of certification of non-U.S. beneficial ownership as described above.

  Upon any exchange, the certificated debentures shall be registered in the names of the beneficial owners of the global debentures representing the debentures, which names shall be provided by the depositary's relevant participants (as identified by the depositary) to the trustee.

  Cross-Market Transfers. Subject to compliance with the transfer restrictions applicable to any new debentures and the certification and other requirements set forth in the indenture, any cross-market transfer between participants in the depositary, on the one hand, and participants in the Euroclear System or Clearstream, Luxembourg (formerly Cedelbank), on the other hand, will be effected in the depositary's book-entry system on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the rules of the depositary. However, these cross-market transfers will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global debenture in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Participants in Euroclear or Clearstream, Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg, as the case may be.

  Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing a beneficial interest in a global debenture from a depositary participant will be credited during the securities settlement processing day, which must be a business day for Euroclear or Clearstream, Luxembourg, as applicable, immediately following the depositary's settlement date. Credit of a transfer of a beneficial interest in a global debenture settled during that processing day will be reported to the applicable Euroclear or Clearstream, Luxembourg participant on that day. Cash received in Euroclear or Clearstream, Luxembourg as a result of a transfer of a beneficial interest in a global debenture by or through a Euroclear or Clearstream, Luxembourg participant to a depositary participant will be received with value on the depositary's settlement date but will be available in the applicable Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in the depositary.

  Any beneficial interest in a global debenture that is transferred for a beneficial interest in another global debenture will, upon transfer, cease to be an interest in the original global debenture and will become an interest in the other global debenture and, accordingly, will be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global debenture for as long as it remains a beneficial interest in that global debenture.

  In order to insure the availability of Rule 144(k) under the Securities Act, the indenture provides that all debentures, other than the new debentures, which are redeemed, purchased or otherwise acquired by Liberty or any of its subsidiaries or "affiliates," as defined in Rule 144 under the Securities Act, may not be resold or otherwise transferred and will be delivered to the trustee for cancellation.

  Information Relating to the Depositary. The following is based on information furnished by the depositary:

  The depositary will act as the depositary for the debentures. The debentures will be issued as fully registered senior debt securities registered in the name of Cede & Co., which is the depositary's partnership nominee. Fully registered global debentures will be issued for the debentures initially sold to qualified institutional buyers and subsequent transferees, directly or indirectly, of such debentures, and will be deposited with the depositary.

  The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds debentures that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited debentures through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of senior debt securities certificates. Direct participants of the depositary include securities brokers and dealers, including the initial purchasers of the debentures, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the initial purchasers of the debentures and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

  Purchases of debentures under the depositary's system must be made by or through direct participants, which will receive a credit for the debentures on the depositary's record. The ownership interest of each beneficial owner, which is the actual purchaser of each debenture, represented by global debentures, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global debentures representing the debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global debentures representing the debentures will not receive certificated debentures representing their ownership interests therein, except in the event that use of the book-entry system for the debentures is discontinued.

  To facilitate subsequent transfers, all global debentures representing the debentures which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global debentures with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global debentures representing the debentures; the depositary's records reflect only the identity of the direct participants to whose accounts the debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the depositary nor Cede & Co. will consent or vote with respect to the global debentures representing the debentures. Under its usual procedure, the depositary mails an omnibus proxy to Liberty as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debentures are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

  Principal and/or interest payments on the global debentures representing the debentures will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debentures held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of the depositary, the trustee or Liberty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to the depositary is the responsibility of Liberty or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

  The depositary may discontinue providing its services as securities depositary with respect to the debentures at any time by giving reasonable notice to Liberty or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated debentures are required to be printed and delivered.

  Liberty may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated debentures will be printed and delivered.

  Although the depositary, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global debentures among participants of the depositary, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Liberty will have any responsibility for the performance by the depositary, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Trading. Except for trades involving Euroclear and Clearstream, Luxembourg participants, beneficial interests in the global debentures will trade in the depositary's same-day funds settlement System until maturity or earlier redemption, and secondary market trading activity in the global debentures will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of the depositary. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures and will be settled in same-day funds, while transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  The information in this subsection "--Form, Denomination and Registration" concerning the depositary, Euroclear and Clearstream, Luxembourg and their respective book-entry systems has been obtained from sources that Liberty believes to be reliable, but Liberty takes no responsibility for its accuracy.

Certain Covenants

  The indenture provides that the covenants set forth below will be applicable to Liberty and its Subsidiaries.

  Limitation on Liens. Liberty will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Liberty or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien, the sum of (A) the aggregate outstanding principal amount of all Funded Indebtedness of Liberty and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the "Limitation on Sale and Leaseback" covenant would exceed 15% of the Consolidated Asset Value, unless effective provision is made whereby the debentures (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the debentures, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured).

  The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens ("Permitted Liens"):

     (1) Any Lien which arises out of a judgment or award against Liberty or any Restricted Subsidiary with respect to which Liberty or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Liberty or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with generally accepted accounting principles) for the payment of such judgment or award;

     (2) Liens on assets or property of a person existing at the time such person is merged into or consolidated with Liberty or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property of Liberty or any Restricted Subsidiary other than the property and assets subject to the Liens prior to such merger, consolidation or acquisition;

     (3) Liens existing on the date of original issuance of the debentures;

     (4) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 60 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Liberty or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure the debentures;

     (7) Liens granted in favor of Liberty; and

     (8) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (2), (3), (4), (5), (6) and (7) above, provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property).

  Limitation on Sale and Leaseback. Liberty will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that Liberty or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

     (1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in a board resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction, and

     (2) either

       (A) Liberty or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "Limitation on Liens" covenant, or (ii) makes effective provision whereby the debentures (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the debentures, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Liberty or the Restricted Subsidiary under the lease of the Principal Property that is the subject of the Sale and Leaseback Transaction, or

       (B) within 180 days, Liberty or the Restricted Subsidiary either (i) applies an amount equal to the fair market value of the Principal Property that is the subject of the Sale and Leaseback Transaction to purchase the debentures or to retire other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair market value of such Principal Property.

  Designation of Restricted Subsidiaries. Liberty may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time, provided that (1) immediately after giving effect to such designation, Liberty and its Restricted Subsidiaries would have been permitted to incur at least $1.00 of additional Funded Indebtedness secured by a Lien pursuant to the "Limitation on Liens" covenant,
(2) no default or event of default shall have occurred and be continuing, and
(3) an Officers' Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Liberty in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Liberty's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation; Liberty has made the initial designation of all of its Subsidiaries as Restricted Subsidiaries and will deliver the required Officers' Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the debentures.

Successor Corporation

  Liberty may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Liberty under the debentures and the indenture and (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing. Thereafter, all such obligations of Liberty shall terminate.

Events of Default

  The term "event of default" means any one of the following events with respect to any series of senior debt securities, including the debentures:

     (1) default in the payment of any interest on any senior debt security of the series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

     (2) default in the payment of the principal of or any premium on any senior debt security of the series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable at their maturity;

     (3) failure of Liberty to comply with any of its obligations described above under "--Successor Corporation";

     (4) default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;

     (5) default in the performance, or breach, of any covenant or warranty of Liberty in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the indenture;

     (6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Liberty, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Liberty shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Liberty, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Liberty or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Liberty, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;

     (7) the entry by a court having competent jurisdiction of:

       (a) a decree or order for relief in respect of Liberty or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

       (b) a decree or order adjudging Liberty or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Liberty or any Material Subsidiary and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

       (c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Liberty or any Material Subsidiary or of any substantial part of the property of Liberty or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Liberty;

     (8) the commencement by Liberty or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Liberty or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Liberty or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Liberty or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Liberty or any Material Subsidiary or any substantial part of the property of Liberty or any Material Subsidiary or the making by Liberty or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Liberty or any Material Subsidiary in furtherance of any such action; or

     (9) any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.

  If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Liberty (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.

  At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Liberty and the trustee, may rescind and annul the declaration and its consequences if:

  (1) Liberty has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on all senior debt securities of the series and additional amounts payable with respect thereto and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and

  (2) all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

  No rescission shall affect any subsequent default or impair any right consequent thereon.

Certain Definitions

  The following are certain of the terms defined in the indenture:

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles.

  "Capitalized Lease Obligation" of any person means any obligation of such person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

  "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on such date, as reported in the composite transactions (or comparable system) for the principal United States national or regional securities exchange on which such security is so listed or a recognized international securities exchange, or, if such security is not listed on a U.S. national or regional securities exchange or on a recognized international securities exchange, as reported by the Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by Liberty; provided that, (1) with respect to options, warrants and other rights to purchase Marketable Securities, the Closing Price shall be the value based on the Closing Price of the underlying Marketable Security minus the exercise price and (2) with respect to securities exchangeable for or convertible into Marketable Securities, the Closing Price shall be the Closing Price of the exchangeable or convertible security or, if it has no Closing Price, the fully converted value based upon the Closing Price of the underlying Marketable Security.

  "Consolidated Asset Value" shall mean, with respect to any date of determination, the sum of:

     (A) the amount of cash of Liberty and its Restricted Subsidiaries on the last day of the preceding month, plus the following assets owned by Liberty and its Restricted Subsidiaries on the last day of the preceding month that have the indicated ratings and maturities no greater than 270 days:

    l the aggregate principal amount of certificates of deposit and bankers' acceptances rated A/2 or P/2 or higher by the Rating Agencies;

    . the aggregate principal amount of participations in loans with obligors with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1or BBB+ or higher by the Rating Agencies;

    . the aggregate principal amount of repurchase agreements of securities issued by the U.S. government or any agency thereof with counterparties with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1or BBB+ or higher by the Rating Agencies; and

    . the aggregate principal amount at maturity of commercial paper rated A/2 or P/2 or higher by the Rating Agencies;

     (B) the aggregate value of all Marketable Securities owned by Liberty and its Restricted Subsidiaries based upon the Closing Price of each Marketable Security on the last day of the preceding month, or if such day is not a Trading Day, on the immediately preceding Trading Day; and

     (C) the arithmetic mean of the aggregate market values (or the midpoint of a range of values) of the assets of Liberty and its Restricted Subsidiaries having a value in excess of $200 million, other than the assets referred to in clauses (A) and (B) above, as of a date within 90 days of the date of determination (or to the extent the research reports referred to below have not been issued within such 90-day period, as of a date within 180 days of the date of determination) as evidenced either:

    . by research reports issued by three nationally recognized independent investment banking firms selected by Liberty; or

    . if three such research reports have not been issued within 180 days prior to the date of determination, by an appraisal by two nationally recognized independent investment banking or appraisal firms retained by Liberty for this purpose.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of Liberty acting in good faith evidenced by a board resolution thereof delivered to the trustee.

  "Funded Indebtedness" of any person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such person and all Capitalized Lease Obligations of such person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, "Funded Indebtedness" shall not include (1) any Indebtedness of Liberty or any Subsidiary to Liberty or another Subsidiary, (2) any guarantee by Liberty or any Subsidiary of Indebtedness of Liberty or another Subsidiary, provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Liberty or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Liberty or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount at maturity thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with generally accepted accounting principles.

  "Indebtedness" of any person means:

     (1) any indebtedness of such person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

     (2) any guarantee by such person of any indebtedness of others described in the preceding clause (1); and

     (3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

  "Liberty" means Liberty Media Corporation, a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.

  "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

  "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market or listed on a recognized international securities exchange or traded in the over-the-counter market and quoted by at least two broker-dealers as reported by the National Quotation Bureau or similar organization, including as Marketable Securities options, warrants and other rights to purchase, and securities exchangeable for or convertible into, Marketable Securities.

  "Material Subsidiary" means, at any relevant time, any Subsidiary that meets any of the following conditions:

     (1) Liberty's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Liberty and its Subsidiaries; or

     (2) Liberty's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Liberty and its Subsidiaries; or

     (3) Liberty's and its other Subsidiaries' proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Liberty and its Subsidiaries; or

     (4) Liberty's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Liberty and its Subsidiaries;

all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Liberty and its Subsidiaries. Based on the 1998 fiscal year-end accounts, as of the date of this prospectus, the only Material Subsidiary of Liberty is Starz Encore Group LLC.

  "Nasdaq Stock Market" means The Nasdaq Stock Market, a subsidiary of the National Association of Securities Dealers, Inc.

  "Principal Property" means, as of any date of determination, (a) any cable system or manufacturing or production facility, including land and buildings and other improvements thereon and equipment located therein, owned by Liberty or a Restricted Subsidiary and used in the ordinary course of its business and
(b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Liberty or a Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Liberty and its Restricted Subsidiaries taken as a whole.

  "Rating Agencies" means (i) Standard & Poors, a division of The McGraw-Hill Companies, Inc. and (ii) Moody's Investors Service, Inc. and (iii) if S&P or Moody's or both shall not make a rating publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by Liberty, which shall be substituted for S&P or Moody's or both, as the case may be.

  "Restricted Subsidiary" means, as of any date of determination, a corporation a majority of whose voting stock is owned by Liberty and/or one or more Restricted Subsidiaries, which corporation has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

  "Sale and Leaseback Transaction" means any arrangement providing for the leasing to Liberty or a Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Liberty or such Restricted Subsidiary to the lessor.

  "Subsidiary" means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) Liberty, (ii) Liberty and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Liberty.

  "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which there is trading on the principal United States national or regional securities exchange or recognized international securities exchange, in the Nasdaq Stock Market or in the over-the-counter market used to determine such Closing Price.

  "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of Liberty that is not a Restricted Subsidiary.

Modification and Waiver

  Modification and amendments of the indenture may be made by Liberty and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby,

  (1) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any senior debt security;

  (2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

  (3) change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

  (4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any senior debt security is payable;

  (5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

  (6) reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;

  (7) reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;

  (8) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or

  (9) modify any of the above provisions.

  The holders of at least a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Liberty with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:

  . in the payment of principal (or premium, if any), or any interest on or any additional amounts with respect to senior debt securities of the series; or

  . in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.

  Under the indenture, Liberty is required to furnish the trustee annually a statement as to performance by Liberty of certain of its obligations under the indenture and as to any default in the performance. Liberty is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

Discharge, Defeasance and Covenant Defeasance

  Liberty may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

  The indenture provides that, unless the provisions of Section 402 thereof are made inapplicable to the senior debt securities of or within any series pursuant to Section 301 thereof, Liberty may elect either:

  . to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) ("defeasance"); or

  . to be released from its obligations with respect to the senior debt securities under the covenants described under "--Certain Covenants" above or, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities ("covenant defeasance").

  Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Liberty with the trustee, in trust, of an amount in U.S. dollars at stated maturity, or Government Obligations, which is defined below, or both, applicable to the senior debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the senior debt securities on the scheduled due dates therefor.

  Such a trust may only be established if, among other things:

  . the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Liberty is a party or by which it is bound; and

  . Liberty has delivered to the trustee an Opinion of Counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Liberty, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

  "Government Obligations" means senior debt securities which are:

  (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the Currency in which the senior debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

  (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of or any other amount with respect to the Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

  In the event Liberty effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to sections 1005 and 1006 of the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the Currency in which the senior debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Liberty would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

  The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

  The trustee is permitted to engage in other transactions with Liberty and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.

Registration Rights; Additional Interest

  Holders of new debentures are not entitled to any registration rights with respect to the new debentures. Holders of old debentures are entitled to certain registration rights pursuant to the registration rights agreement.

  In the registration rights agreement, we agreed to keep this exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of this exchange offer is mailed to the holders of the old debentures. See "The Exchange Offer." We further agreed that:

  . if we determine, after consultation with counsel, that any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC staff do not permit us to consummate the exchange offer,

  . if for any other reason, the exchange offer is not consummated by August 30, 2000, which is 210 days after the original issue date of the old debentures,

  . if any initial purchaser requests with respect to debentures representing an unsold allotment from the original sale of the old debentures, or

  . if any holder of old debentures notifies us within 30 days after the commencement of the exchange offer that (1) due to a change in law or policy it is not entitled to participate in the exchange offer, (2) due to a change in law or policy it is not permitted to resell the new debentures to the public without delivering a prospectus and this prospectus is not appropriate or available, or (3) it is a broker-dealer and owns old debentures acquired directly from us or our affiliate;

we will, in lieu of effecting the registration of the new debentures pursuant to the registration statement of which this prospectus is a part:

  . as promptly as practicable, file with the SEC a shelf registration statement covering resales of the old debentures;

  . use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than August 30, 2000, which is 210 days after the original issue date of the old debentures;

  . use our reasonable best efforts to keep effective the shelf registration statement until February 2, 2002, which is two years after the original issue date of the old debentures, or until all of the old debentures covered by the shelf registration statement have been sold or otherwise cease to be "Registrable Securities" within the meaning of the registration rights agreement; and

  .  use our reasonable best efforts to ensure that:

    . the shelf registration statement and any amendment thereto and any prospectus included therein complies in all material respects with the Securities Act; and

    . the shelf registration statement and any amendment thereto and any prospectus included therein does not, when it becomes effective, contain an untrue statement of a material fact.

  We will, in the event of the filing of a shelf registration statement, provide to each holder of old debentures that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of old debentures that sells the old debentures pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

  Each old debenture contains a legend to the effect that the holder of that debenture, by its acceptance thereof, has agreed to be bound by the provisions of the registration rights agreement. In that regard, if a holder receives notice from Liberty that any event which:

  . makes any statement in the prospectus which is part of the shelf registration statement (or, in the case of participating broker-dealers, this prospectus) untrue in any material respect; or

  . requires the making of any changes in the prospectus to make the statements therein not misleading; or

  .  is specified in the registration rights agreement

occurs, the holder (or participating broker-dealer, as the case may be) will suspend the sale of debentures pursuant to that prospectus until Liberty has

  .  either:

    . amended or supplemented the prospectus to correct the misstatement or omission; and

    . furnished copies of the amended or supplemented prospectus to the holder (or participating broker-dealer, as the case may be); or,

  . given notice that the sale of the debentures may be resumed, as the case may be.

  If a registration default occurs, which means that the exchange offer is not consummated or a shelf registration statement with respect to the debentures is not declared effective on or prior to August 30, 2000, which is 210 days after the original issue date of the old debentures, then the interest rate borne by the securities that are affected by the registration default with respect to the first 90-day period, or portion thereof, will be increased by an additional interest of 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will increase by an additional 0.25% each 90-day period, or portion thereof, while a registration default is continuing until all registration defaults have been cured, provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Upon:

  .  the consummation of the exchange offer;

  . the effectiveness of the shelf registration statement after August 30, 2000; or

  . the date on which all new debentures are saleable pursuant to Rule 144(k) under the Securities Act or any successor provision;

the interest rate on the debentures will be reduced to 8 1/4%, if Liberty is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

  If the shelf registration statement is unusable by the holders for any reason for more than 30 days, then the interest rate borne by the debentures will be increased by 0.25% per annum of the principal amount of the securities for the first 90-day period (or portion thereof) beginning on the 31st day that the shelf registration statement ceased to be usable. This interest rate will be increased by an additional 0.25% per annum of the principal amount of the debentures at the beginning of each subsequent 90-day period, provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Any amounts payable under this paragraph shall also be deemed "additional interest" for purposes of the registration rights agreement. Upon the shelf registration statement once again becoming usable, the interest rate borne by the debentures will be reduced to the original interest rate if Liberty is otherwise in compliance with the registration rights agreement at such time. Additional interest shall be computed based on the actual number of days elapsed in each 90-day period in which the shelf registration statement is unusable.

  Liberty shall notify the trustee within three business days of an event date, which is each and every date on which an event occurs in respect of which additional interest is required to be paid. Additional interest shall be paid by depositing with the trustee, in trust, for the benefit of the holders of Registrable Securities, on or before the applicable semiannual interest payment date, immediately available funds in sums sufficient to pay the additional interest then due. The additional interest due shall be payable on each interest payment date to the record holder of debentures entitled to receive the interest payment to be paid on such date as set forth in the indenture. Each obligation to pay additional interest shall be deemed to accrue from and including the day following the applicable event date.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States federal income tax consequences to holders of old debentures who exchange their old debentures for new debentures in the exchange offer. This discussion is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, or different interpretation. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and Liberty has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences of the exchange of old debentures for new debentures. This discussion is limited to holders of old debentures who hold the old debentures as capital assets, within the meaning of section 1221 of the Internal Revenue Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of old debentures and new debentures in light of their personal circumstances or to some types of holders of old debentures and new debentures including financial institutions, insurance companies, tax exempt entities, dealers in debentures or persons who have hedged the risk of owning a debenture. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or any estate or gift tax considerations.

  The exchange of old debentures for new debentures pursuant to the exchange offer should not be treated as a taxable exchange for United States federal income tax purposes. Accordingly, a holder should have the same adjusted tax basis and holding period in the new debentures as it had in the old debentures immediately before the exchange.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives new debentures for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new debentures received in exchange for old debentures where the old debentures were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sale of new debentures by broker-dealers or any other holder of new debentures. New debentures received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new debentures or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new debentures. Any broker-dealer that resells new debentures that were received by it for its own account in the exchange offer or participates in a distribution of the new debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on their resale of new debentures and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old debentures, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the new debentures offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 1999, and of Liberty Media Corporation ("Old Liberty" or "Predecessor") as of December 31, 1998, and for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), have been included and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               ----------------

                         WHERE TO FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new debentures offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us or the new debentures offered by this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

  We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports and other information with the SEC. In addition, AT&T files annual, quarterly and special reports, proxy statements and other information with the SEC, and such reports, proxy statements and other information may contain important information about us. AT&T has agreed, pursuant to the Inter-Group Agreement, that for so long as AT&T Liberty Media Group tracking stock is outstanding, AT&T will prepare and include in its SEC filings consolidated financial statements of AT&T and combined financial statements of the Liberty Media Group (of which we are the primary operating unit).

  You may read and copy the registration statement and the reports and other information we file and any reports and other information AT&T files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings and AT&T's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

  Additionally, we have agreed that, even if we are not required to file periodic reports and information with the SEC, for so long as any new debentures remain outstanding we will furnish to you the information that would be required to be furnished by us under Section 13 of the Securities Exchange Act.

                               ----------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Liberty Media Corporation
  Audited Consolidated Financial Statements
    Independent Auditors' Report.......................................... F-2
    Consolidated Balance Sheets as of December 31, 1999 and 1998.......... F-3
    Consolidated Statements of Operations and Comprehensive Earnings for
     the years ended
     December 31, 1999, 1998 and 1997..................................... F-5
    Consolidated Statements of Stockholder's Equity for the years ended
     December 31, 1999, 1998 and 1997..................................... F-6
    Consolidated Statements of Cash Flows for the years ended December 31,
     1999, 1998 and 1997.................................................. F-7
    Notes to Consolidated Financial Statements............................ F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Liberty Media Corporation:

  We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 1999, and of Liberty Media Corporation and subsidiaries ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of New Liberty as of December 31, 1999, and the results of their operations and their cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of Old Liberty as of December 31, 1998, and the results of their operations and their cash flows for the Predecessor periods, in conformity with generally accepted accounting principles.

  As discussed in note 1, effective March 9, 1999, AT&T Corp., parent company of New Liberty, acquired Tele-Communications, Inc., parent company of Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable.

                                          KPMG LLP

Denver, Colorado
February 29, 2000

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES
                           (subsidiary of AT&T Corp.)

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                                                       New Liberty Old Liberty
                                                          1999        1998
                                                       ----------- -----------
                                                              (note 2)
                                                         amounts in millions
Assets
Current assets:
  Cash and cash equivalents...........................   $ 1,714        228
  Short-term investments..............................       378        159
  Trade and other receivables, net....................       116        142
  Prepaid expenses and committed program rights.......       405        263
  Deferred income tax assets..........................       750        216
  Other current assets................................         5         21
                                                         -------     ------
    Total current assets..............................     3,368      1,029
                                                         -------     ------
Investments in affiliates, accounted for under the
 equity method, and related receivables (note 5)......    15,922      3,079
Investments in available-for-sale securities and
 others (note 6)......................................    28,593     10,539

Property and equipment, at cost.......................       162        279
  Less accumulated depreciation.......................        19        124
                                                         -------     ------
                                                             143        155
                                                         -------     ------
Intangible assets:
  Excess cost over acquired net assets................     9,966        940
  Franchise costs.....................................       273         99
                                                         -------     ------
                                                          10,239      1,039
    Less accumulated amortization.....................       454        140
                                                         -------     ------
                                                           9,785        899
                                                         -------     ------
Other assets, at cost, net of accumulated
 amortization.........................................       839         82
                                                         -------     ------
    Total assets......................................   $58,650     15,783
                                                         =======     ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES
                           (subsidiary of AT&T Corp.)

                    CONSOLIDATED BALANCE SHEETS--(Continued)

                           December 31, 1999 and 1998

                                                                  New      Old
                                                                Liberty  Liberty
                                                                 1999     1998
                                                                -------  -------
                                                                   (note 2)
                                                                  amounts in
                                                                   millions
Liabilities and Stockholder's Equity
Current liabilities:
  Accounts payable............................................  $    44      49
  Accrued liabilities.........................................      201     199
  Accrued stock compensation..................................    2,405     126
  Program rights payable......................................      166     156
  Customer prepayments........................................      --      124
  Current portion of debt.....................................      554     184
                                                                -------  ------
    Total current liabilities.................................    3,370     838
                                                                -------  ------
Long-term debt (note 9).......................................    2,723   1,912
Deferred income tax liabilities (note 10).....................   14,103   3,582
Other liabilities.............................................       23      89
                                                                -------  ------
    Total liabilities.........................................   20,219   6,421
                                                                -------  ------
Minority interests in equity of subsidiaries (notes 7 and 8)..       23     132
Stockholder's equity (note 11):
  Preferred stock, $.0001 par value. Authorized 100,000
   shares; no shares issued and outstanding...................      --      --
  Class A common stock $.0001 par value. Authorized 1,000,000
   shares; issued and outstanding 1,000 shares ...............      --      --
  Class B common stock $.0001 par value. Authorized 1,000,000
   shares; issued and outstanding 1,000 shares ...............      --      --
  Class C common stock, $.0001 par value. Authorized 1,000,000
   shares; issued and outstanding 1,000 shares ...............      --      --
  Additional paid-in capital..................................   33,838   4,682
  Accumulated other comprehensive earnings, net of taxes (note
   13)........................................................    6,518   3,186
  Accumulated (deficit) earnings..............................   (1,975)    952
                                                                -------  ------
                                                                 38,381   8,820
  Due to related parties......................................       27     410
                                                                -------  ------
    Total stockholder's equity................................   38,408   9,230
                                                                -------  ------
Commitments and contingencies (note 14)
    Total liabilities and stockholder's equity................  $58,650  15,783
                                                                =======  ======

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES
                           (subsidiary of AT&T Corp.)

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ --------------------------
                                                                                       Ten months   Two months  Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, -------------
                                                                                          1999         1999      1998   1997
                                                                                      ------------ ------------ ------  -----
                                                                                           amounts in millions(note 2)
Revenue:
  Unaffiliated parties...............................................................   $   549         192      1,197  1,070
  Related parties (note 11)..........................................................       180          43        162    155
                                                                                        -------        ----     ------  -----
                                                                                            729         235      1,359  1,225
                                                                                        -------        ----     ------  -----
Operating costs and expenses:
  Operating..........................................................................       343          95        713    627
  Selling, general and administrative................................................       229          87        387    342
  Charges from related parties (note 11).............................................        24           6         43     97
  Stock compensation (note 12).......................................................     1,785         183        518    296
  Depreciation and amortization......................................................       562          22        129    123
                                                                                        -------        ----     ------  -----
                                                                                          2,943         393      1,790  1,485
                                                                                        -------        ----     ------  -----
    Operating loss...................................................................    (2,214)       (158)      (431)  (260)
Other income (expense):
  Interest expense...................................................................      (287)        (25)      (104)   (40)
  Interest expense to related parties, net (note 11).................................        (1)         (1)        (9)   (15)
  Dividend and interest income.......................................................       242          10         65     59
  Share of losses of affiliates, net (note 5)........................................      (904)        (66)    (1,002)  (785)
  Minority interests in losses (earnings) of subsidiaries............................        92           4         13    (10)
  Gains on dispositions, net (notes 5 and 6).........................................         4          14      2,449    406
  Gains on issuance of equity by affiliates and subsidiaries (notes 5 and 7).........       --          372        105    --
Other, net...........................................................................        (4)         (9)        (3)   --
                                                                                        -------        ----     ------  -----
                                                                                           (858)        299      1,514   (385)
                                                                                        -------        ----     ------  -----
    Earnings (loss) before income taxes..............................................    (3,072)        141      1,083   (645)
Income tax benefit (expense) (note 10)...............................................     1,097        (211)      (461)   175
                                                                                        -------        ----     ------  -----
    Net earnings (loss)..............................................................   $(1,975)        (70)       622   (470)
                                                                                        -------        ----     ------  -----
Other comprehensive earnings, net of taxes:
  Foreign currency translation adjustments...........................................        60         (15)         2    (23)
  Unrealized holding gains arising during the period, net of reclassification
   adjustments.......................................................................     6,458         885      2,417    747
                                                                                        -------        ----     ------  -----
  Other comprehensive earnings (loss)................................................     6,518         870      2,419    724
                                                                                        -------        ----     ------  -----
Comprehensive earnings (note 13).....................................................   $ 4,543         800      3,041    254
--------------------------------------------------
                                                                                        =======        ====     ======  =====

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES
                           (subsidiary of AT&T Corp.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                       Accumulated
                                                                          other
                                        Common stock       Additional comprehensive Accumulated Due to       Total
                         Preferred -----------------------  paid-in     earnings,    (deficit)  related  stockholder's
                           stock   Class A Class B Class C  captial   net of taxes   earnings   parties     equity
                         --------- ------- ------- ------- ---------- ------------- ----------- -------  -------------
                                                             amounts in millions
Balance at January 1,
 1997...................   $--       --      --      --       3,495          43          800       177       4,515
 Net loss...............    --       --      --      --         --          --          (470)      --         (470)
 Foreign currency
  translation
  adjustments...........    --       --      --      --         --          (23)         --        --          (23)
 Unrealized gains on
  available-for-sale
  securities............    --       --      --      --         --          747          --        --          747
 Excess of consideration
  paid over carryover
  basis of net assets
  acquired from related
  party.................    --       --      --      --         (86)        --           --        --          (86)
 Gains in connection
  with issuances of
  stock of affiliates
  and subsidiaries (note
  5)....................    --       --      --      --          85         --           --        --           85
 Excess of cash received
  over carryover basis
  of SUMMITrak Assets...    --       --      --      --          30         --           --        --           30
 Contribution to equity
  from related party for
  acquisitions..........    --       --      --      --          30         --           --        --           30
 Other transfers from
  (to) related parties,
  net...................    --       --      --      --          56         --           --       (163)       (107)
                           ----      ---     ---     ---     ------       -----       ------    ------      ------
Balance at December 31,
 1997...................    --       --      --      --       3,610         767          330        14       4,721
 Net earnings...........    --       --      --      --         --          --           622       --          622
 Foreign currency
  translation
  adjustments...........    --       --      --      --         --            2          --        --            2
 Unrealized gains on
  available-for-sale
  securities............    --       --      --      --         --        2,417          --        --        2,417
 Payments for call
  agreements............    --       --      --      --        (140)        --           --        --         (140)
 Gains in connection
  with issuances of
  stock of affiliates
  and subsidiaries (note
  5)....................    --       --      --      --          70         --           --        --           70
 Transfers from related
  party due to
  acquisitions of
  minority interests
  (note 7)..............    --       --      --      --         772         --           --        --          772
 Assignment of option
  from related party....    --       --      --      --          16         --           --        (16)        --
 Transfer from related
  party for acquisition
  of cost investment ...    --       --      --      --         354         --           --        --          354
 Other transfers from
  related parties, net..    --       --      --      --         --          --           --        412         412
                           ----      ---     ---     ---     ------       -----       ------    ------      ------
Balance at December 31,
 1998...................    --       --      --      --       4,682       3,186          952       410       9,230
 Net loss...............    --       --      --      --         --          --           (70)      --          (70)
 Foreign currency
  translation
  adjustments...........    --       --      --      --         --          (15)         --        --          (15)
 Unrealized gains on
  available-for-sale
  securities............    --       --      --      --         --          885          --        --          885
 Other transfers from
  (to) related parties,
  net...................    --       --      --      --         430         --           --     (1,011)       (581)
                           ----      ---     ---     ---     ------       -----       ------    ------      ------
Balance on February 28,
 1999...................    --       --      --      --       5,112       4,056          882      (601)      9,449
                           ----      ---     ---     ---     ------       -----       ------    ------      ------
Balance at March 1,
 1999...................    --       --      --      --      33,468         --           --        197      33,665
 Net loss...............    --       --      --      --         --          --        (1,975)      --       (1,975)
 Foreign currency
  translation
  adjustments...........    --       --      --      --         --           60          --        --           60
 Recognition of
  previously unrealized
  losses on available-
  for-sale securities,
  net...................    --       --      --      --         --            7          --        --            7
 Unrealized gains on
  available-for-sale
  securities............    --       --      --      --         --        6,451          --        --        6,451
 Transfer from related
  party for redemption
  of debentures.........    --       --      --      --         354         --           --        --          354
 Gains in connection
  with issuances of
  stock of affiliates
  and subsidiaries (note
  8)....................    --       --      --      --         104         --           --        --          104
 Utilization of net
  operating losses of
  Liberty by AT&T (note
  10)...................    --       --      --      --         (88)        --           --        --          (88)
 Other transfers to
  related parties, net..    --       --      --      --         --          --           --       (170)       (170)
                           ----      ---     ---     ---     ------       -----       ------    ------      ------
Balance at December 31,
 1999...................   $--       --      --      --      33,838       6,518       (1,975)       27      38,408
                           ====      ===     ===     ===     ======       =====       ======    ======      ======

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES
                           (subsidiary of AT&T Corp.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ ----------------------------
                                                                                       Ten months   Two months
                                                                                         ended        ended      Years ended
                                                                                      December 31, February 28, December 31,
                                                                                          1999         1999      1998    1997
                                                                                      ------------ ------------ -------  ------
                                                                                           amounts in millions (note 4)
Cash flows from operating activities:
 Net earnings (loss).................................................................   $(1,975)        (70)        622   (470)
 Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
 Depreciation and amortization.......................................................       562          22         129    123
 Stock compensation..................................................................     1,785         183         518    296
 Payments of stock compensation......................................................      (111)       (126)        (58)   (75)
 Share of losses of affiliates, net..................................................       904          66       1,002    785
 Deferred income tax (benefit) expense...............................................    (1,025)        212         546     11
 Intergroup tax allocation...........................................................       (75)         (1)        (89)  (189)
 Cash payment from AT&T pursuant to tax sharing agreement............................         1         --          --     --
 Minority interests in (losses) earnings of subsidiaries.............................       (92)         (4)        (13)    10
 Gains on issuance of equity by affiliates and subsidiaries..........................       --         (372)       (105)   --
 Gains on disposition of assets, net.................................................        (4)        (14)     (2,449)  (406)
 Noncash interest....................................................................       153         --          --     --
 Other noncash charges...............................................................         3          18         --      32
 Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
  Change in receivables..............................................................         7          33         (56)     6
  Change in prepaid expenses and committed program rights............................      (119)        (23)        (65)    (1)
  Change in payables, accruals and customer prepayments..............................       119         (31)         44     27
                                                                                        -------        ----     -------  -----
   Net cash provided (used) by operating activities..................................       133        (107)         26    149
                                                                                        -------        ----     -------  -----
Cash flows from investing activities:
 Cash paid for acquisitions..........................................................      (109)        --          (92)   (41)
 Capital expended for property and equipment.........................................       (40)        (15)        (60)  (110)
 Cash balances of deconsolidated subsidiaries........................................       --          (53)        --     (39)
 Investments in and loans to affiliates and others...................................    (2,596)        (51)     (1,404)  (580)
 Purchases of marketable securities..................................................    (7,757)         (3)        --     --
 Sales and maturities of marketable securities.......................................     5,725           9         --     --
 Return of capital from affiliates...................................................         7         --           12      5
 Collections on loans to affiliates and others.......................................       --          --          --     133
 Cash proceeds from dispositions.....................................................       130          43         423    268
 Other, net..........................................................................       (18)         (9)        --      (6)
                                                                                        -------        ----     -------  -----
   Net cash used by investing activities.............................................    (4,658)        (79)     (1,121)  (370)
                                                                                        -------        ----     -------  -----
Cash flows from financing activities:
 Borrowings of debt..................................................................     3,187         155       2,199    661
 Repayments of debt..................................................................    (2,211)       (145)       (609)  (341)
 Net proceeds from issuance of stock by subsidiaries.................................       123         --          --     --
 Payments for call agreements........................................................       --          --         (140)   --
 Cash transfers (to) from related parties............................................      (159)         31        (215)  (428)
 Repurchase of stock of subsidiary...................................................       --          (45)        --     --
 Other, net..........................................................................       (20)         (7)        (12)    (5)
                                                                                        -------        ----     -------  -----
   Net cash provided (used) by financing activities..................................       920         (11)      1,223   (113)
                                                                                        -------        ----     -------  -----
   Net increase (decrease) in cash and cash equivalents..............................    (3,605)       (197)        128   (334)
    Cash and cash equivalents at beginning of year...................................     5,319         228         100    434
                                                                                        -------        ----     -------  -----
    Cash and cash equivalents at end of year.........................................   $ 1,714          31         228    100
--------------------------------------------------
                                                                                        =======        ====     =======  =====

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

(1) Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Liberty Media Corporation ("Liberty" or the "Company") and those of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Effective March 9, 1999, AT&T Corp. ("AT&T") indirectly owns 100% of the outstanding common stock of Liberty. Previously, Liberty was a wholly owned subsidiary of TCI.

  Liberty's domestic subsidiaries generally operate or hold interests in businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, certain of Liberty's subsidiaries hold interests in businesses engaged in wireless telephony, electronic retailing, direct marketing and advertising sales relating to programming services, infomercials and transaction processing. Liberty also has significant interests in foreign affiliates which operate in cable television, programming and satellite distribution.

(2) Merger with AT&T

  On March 9, 1999, AT&T acquired TCI in a merger transaction (the "AT&T Merger") whereby a wholly owned subsidiary of AT&T merged with and into TCI, and TCI thereby became a subsidiary of AT&T. As a result of the AT&T Merger, each series of TCI common stock was converted into a class of AT&T common stock subject to applicable exchange ratios. The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty's assets and liabilities have been recorded at their respective fair values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty" refers to both New Liberty and Old Liberty.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table represents the summary balance sheet of Old Liberty at February 28, 1999, prior to the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999, and March 9, 1999, that affected Old Liberty's equity, gains on issuance of equity by affiliates and subsidiaries and stock compensation have been reflected in the two-month period ended February 28, 1999.

                                                                                                                  Old     New
                                                                                                                Liberty Liberty
                                                                                                                ------- -------
                                                                                                                  amounts in
                                                                                                                   millions
   Assets:
     Cash and cash equivalents................................................................................. $    31  5,319
     Other current assets......................................................................................     410    434
     Investments in affiliates.................................................................................   3,971 17,116
     Investment in Time Warner.................................................................................   7,361  7,832
     Investment in Sprint......................................................................................   3,381  3,681
     Other investments.........................................................................................   1,232  1,540
     Property and equipment, net...............................................................................     111    125
     Intangibles and other assets..............................................................................     389 11,159
                                                                                                                ------- ------
                                                                                                                $16,886 47,206
                                                                                                                ======= ======
   Liabilities and Equity:
     Current liabilities....................................................................................... $ 1,051  1,675
     Long-term debt............................................................................................   2,087  1,845
     Deferred income taxes.....................................................................................   4,147  9,963
     Other liabilities.........................................................................................      90     19
                                                                                                                ------- ------
       Total liabilities.......................................................................................   7,375 13,502
                                                                                                                ------- ------
     Minority interests in equity of subsidiaries..............................................................      62     39
     Stockholder's equity......................................................................................   9,449 33,665
                                                                                                                ------- ------
                                                                                                                $16,886 47,206
   --------------------------------------------------
                                                                                                                ======= ======

  The following table reflects the recapitalization resulting from the AT&T Merger (amounts in millions):

   Stockholder's equity of Old Liberty................................ $ 9,449
   Purchase accounting adjustments....................................  24,216
                                                                       -------
   Initial stockholder's equity of New Liberty subsequent to the AT&T
    Merger............................................................ $33,665
                                                                       =======

  The following unaudited condensed results of operations for the years ended December 31, 1999 and 1998 were prepared assuming the AT&T Merger occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger had occurred on January 1, 1998.

                                                                  Years ended
                                                                 December 31,
                                                                 --------------
                                                                  1999    1998
                                                                 -------  -----
                                                                  amounts in
                                                                   millions
   Revenue...................................................... $   964  1,359
   Net loss..................................................... $(2,201)  (306)

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(3) Summary of Significant Accounting Policies

 Cash and Cash Equivalents

  Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

 Receivables

  Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 and 1998 was not material.

 Program Rights

  Prepaid program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

 Investments

  All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in stockholder's equity. Realized gains and losses are determined on a specific-identification basis.

  Other investments in which the ownership interest is less than 20% and are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

  Subsequent to the AT&T Merger, changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Company's consolidated statements of stockholder's equity.

 Property and Equipment

  Property and equipment, including significant improvements, is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

 Excess Cost Over Acquired Net Assets

  Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 20 years.

 Franchise Costs

  Franchise costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 40 years.

 Impairment of Long-lived Assets

  The Company periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

 Minority Interests

  Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

  Preferred stock (and accumulated dividends thereon) of subsidiaries are included in minority interests in equity of subsidiaries. Dividend requirements on such preferred stocks are reflected as minority interests in earnings of subsidiaries in the accompanying consolidated statements of operations and comprehensive earnings.

 Foreign Currency Translation

  The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable loacl currency for each foreign subsidiary and foreign equity method investee. In this regard, the functional currency of certain of the Company's foreign subsidiaries and foreign equity investees is the Argentine peso, the United Kingdom ("UK") pound sterling ("(Pounds)" or "pounds"), the French franc ("FF") and the Japanese yen ("(Yen)"). Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and the Company's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholder's equity.

  Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 1999, as published in The Wall Street Journal.

 Derivative Instruments and Hedging Activities

  Liberty has entered into "cashless collar" transactions with respect to certain securities held by Liberty. The cashless collar provides Liberty with a put option that gives it the right to require its counterparty to buy designated shares at a designated price per share and simultaneously provides the counterparty a call option giving it the right to buy the same number of shares at a designated price per share.

  As Liberty's cashless collars are designated to specific shares of stock held by Liberty and the changes in the fair value of the cashless collars are correlated with changes in the fair value of the underlying securities, the cashless collars function as hedges. Accordingly, changes in the fair value of the cashless collars designated to specific shares which are accounted for as available-for-sale securities are reported as a component of comprehensive earnings (in unrealized gains) along with the changes in the fair value of the underlying securities.

  During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("Statement 133"), which is effective for all fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposure of net investments in foreign operations. Although the Company's management has not completed its assessment of the impact of Statement 133 on its consolidated results of operations and financial position, management does not expect that the impact of Statement 133 will be significant, however, there can be no assurances that the impact will not be significant.

 Revenue Recognition

  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Cable revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

 Stock Based Compensation

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement 123, Liberty continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25").

 Reclassifications

  Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(4) Supplemental Disclosures to Consolidated Statements of Cash Flows

  Cash paid for interest was $93 million, $32 million, $103 million and $41 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Cash paid for income taxes during the ten months ended December 31, 1999 and the two months ended February 28, 1999 was not material. Cash paid for income taxes during the years ended December 31, 1998 and 1997 was $29 million and $35 million, respectively.

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ ---------------------------
                                                                                       Ten months   Two months   Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, --------------
                                                                                          1999         1999      1998    1997
                                                                                      ------------ ------------ ------  ------
                                                                                                amounts in millions
   Cash paid for acquisitions:
     Fair value of assets acquired...................................................     $122         --          162     260
     Net liabilities assumed.........................................................      (13)        --         (107)    (72)
     Debt issued to related parties and others.......................................      --          --          --     (128)
     Deferred tax asset recorded in acquisition......................................      --          --          --       14
     Minority interest in equity of acquired subsidiaries............................      --          --           39    (119)
     Excess consideration paid over carryover basis of net assets acquired from
      related party..................................................................      --          --          --       86
     Gain in connection with the issuance of stock by subsidiary.....................      --          --           (2)    --
                                                                                          ----         ---      ------  ------
       Cash paid for acquisitions....................................................     $109         --           92      41
   --------------------------------------------------
                                                                                          ====         ===      ======  ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Significant noncash investing and financing activities are as follows:

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ ---------------------------
                                                                                       Ten months   Two months   Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, --------------
                                                                                          1999         1999      1998    1997
                                                                                      ------------ ------------ ------  ------
                                                                                                amounts in millions
   Exchange of subsidiaries for limited partnership interest.........................     $135         --          --     --
                                                                                          ====         ===      ======  =====
   Noncash acquisitions of minority interests in equity of subsidiaries (note 7):
     Fair value of assets............................................................     $--          --         (741)   (29)
     Deferred tax liability recorded.................................................      --          --          154    --
     Minority interests in equity of subsidiaries....................................      --          --         (185)    (1)
     Contribution to equity from related party for acquisitions......................      --          --          772     30
                                                                                          ----         ---      ------  -----
                                                                                          $--          --          --     --
                                                                                          ====         ===      ======  =====
   Common stock received in exchange for option (note 6).............................     $--          --          --     306
                                                                                          ====         ===      ======  =====
   Preferred stock received in exchange for common stock and note receivable (note
    6)...............................................................................     $--          --          --     371
   --------------------------------------------------
                                                                                          ====         ===      ======  =====

  The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

   Cash and cash equivalents prior to the AT&T Merger                     $   31
     Cash contribution in connection with the AT&T Merger                  5,464
     Cash paid to TCI for certain warrants to purchase shares of General
      Instruments Corporation ("General Instrument")                        (176)
                                                                          ------
   Cash and cash equivalents subsequent to the AT&T Merger                $5,319
                                                                          ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Liberty ceased to include TV Guide, Inc. ("TV Guide") in its consolidated financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 78). Liberty ceased to include Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") in its consolidated financial results and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting for Liberty's ownership interests in these investments from the consolidation method to the equity method are summarized below:

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ --------------------------
                                                                                       Ten months   Two months   Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, -------------
                                                                                          1999         1999      1998   1997
                                                                                      ------------ ------------ ------ ------
                                                                                                amounts in millions
   Assets (other than cash and cash equivalents) reclassified to investments in
    affiliates.......................................................................     $--          (200)      --     (596)
   Liabilities reclassified to investments in affiliates.............................      --           190       --      484
   Minority interests in equity of subsidiaries reclassified to investments in
    affiliates.......................................................................      --            63       --      151
                                                                                          ----         ----     -----  ------
   Decrease in cash and cash equivalents.............................................     $--            53       --       39
   --------------------------------------------------
                                                                                          ====         ====     =====  ======

(5) Investments in Affiliates Accounted for under the Equity Method

  Liberty has various investments accounted for under the equity method. The following table includes Liberty's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 1999 and the carrying amount at December 31, 1998:

                                                                                                  New Liberty     Old Liberty
                                                                                              ------------------- ------------
                                                                                                                  December 31,
                                                                                               December 31, 1999      1998
                                                                                              ------------------- ------------
                                                                                              Percentage Carrying   Carrying
                                                                                              Ownership   Amount     Amount
                                                                                              ---------- -------- ------------
                                                                                                    amounts in millions
   USA Networks, Inc. ("USAI") and related investments.......................................       21%  $ 2,699     1,042
   Telewest Communications plc ("Telewest")..................................................       22%    1,996       515
   Discovery Communications, Inc. ("Discovery")..............................................       49%    3,441        49
   TV Guide..................................................................................       44%    1,732       --
   QVC Inc. ("QVC")..........................................................................       43%    2,515       197
   Flextech..................................................................................       37%      727       320
   UnitedGlobalCom, Inc. ("UnitedGlobalCom").................................................       10%      505       --
   Jupiter Telecommunications Co., Ltd. ("Jupiter")..........................................       40%      399       143
   Various foreign equity investments (other than Telewest, Flextech and Jupiter) ...........  various     1,064       518
   Other ....................................................................................  various       844       295
                                                                                                         -------     -----
   --------------------------------------------------                                                    $15,922     3,079
                                                                                                         =======     =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table reflects Liberty's share of earnings (losses) of affiliates:

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ ----------------------------
                                                                                       Ten months   Two months   Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, ---------------
                                                                                          1999         1999      1998    1997
                                                                                      ------------ ------------ -------  ------
                                                                                                amounts in millions
   USAI and related investments......................................................    $ (20)         10           30      5
   Telewest..........................................................................     (222)        (38)        (134)  (145)
   Discovery.........................................................................     (269)         (8)         (39)   (29)
   TV Guide..........................................................................      (46)        --           --     --
   QVC...............................................................................      (11)         13           64     30
   Flextech..........................................................................      (41)         (5)         (21)   (16)
   Fox/Liberty Networks LLC ("Fox/Liberty Networks").................................      (48)         (1)         (83)   --
   UnitedGlobalCom...................................................................       23         --           --     --
   Jupiter...........................................................................      (54)         (7)         (26)   (23)
   Other foreign investments.........................................................     (113)        (15)         (99)   (80)
   Sprint Spectrum Holding Company, L.P., MinorCo, L.P. and PhillieCo Partnership I,
    L.P. (the "PCS Ventures") (note 6)...............................................      --          --          (629)  (493)
   Other.............................................................................     (103)        (15)         (65)   (34)
                                                                                         -----         ---      -------  -----
                                                                                         $(904)        (66)      (1,002)  (785)
   --------------------------------------------------
                                                                                         =====         ===      =======  =====

  Summarized unaudited combined financial information for affiliates is as follows:

                                                                                                                  December 31,
                                                                                                                 --------------
                                                                                                                  1999    1998
                                                                                                                 ------- ------
                                                                                                                   amounts in
                                                                                                                    millions
   Combined Financial Position
     Investments................................................................................................ $ 1,415  2,003
     Property and equipment, net................................................................................   8,885  8,147
     Other intangibles, net.....................................................................................  19,778 14,395
     Other assets, net..........................................................................................   9,207  7,553
                                                                                                                 ------- ------
       Total assets............................................................................................. $39,285 32,098
                                                                                                                 ======= ======
     Debt....................................................................................................... $17,210 15,264
     Other liabilities..........................................................................................  12,645 11,620
     Owners' equity.............................................................................................   9,430  5,214
                                                                                                                 ------- ------
     Total liabilities and equity............................................................................. $39,285 32,098
                                                                                                                 ======= ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                                                                   New Liberty          Old Liberty
                                                                                   ------------ ----------------------------
                                                                                    Ten months   Two months   Years ended
                                                                                      ended        ended      December 31,
                                                                                   December 31, February 28, ---------------
                                                                                       1999         1999      1998     1997
                                                                                   ------------ ------------ -------  ------
                                                                                             amounts in millions
   Combined Operations
     Revenue......................................................................   $10,492        2,341     14,062   6,613
     Operating expenses...........................................................    (9,066)      (1,894)   (13,092) (7,163)
     Depreciation and amortization................................................    (1,461)        (353)    (2,629)   (997)
                                                                                     -------       ------    -------  ------
     Operating income (loss)......................................................       (35)          94     (1,659) (1,547)
     Interest expense.............................................................      (886)        (281)    (1,728)   (540)
     Other, net...................................................................      (151)        (127)      (166)   (469)
                                                                                     -------       ------    -------  ------
       Net loss...................................................................   $(1,072)        (314)    (3,553) (2,556)
   --------------------------------------------------
                                                                                     =======       ======    =======  ======

  USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At December 31, 1999, Liberty directly and indirectly held
66.5 million shares of USAI's common stock (as adjusted for a subsequent two-for-one stock split). Liberty also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock (as adjusted for the two-for-one stock split). Liberty's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at December 31, 1999, Liberty would own 145.5 million shares (as adjusted for the two-for-one stock split) or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market value of $27.63 per share (as adjusted for the two-for-one stock split) on December 31, 1999. Liberty accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

  In February 1998, USAI paid cash and issued shares and one of its subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty recorded an increase to its investment in USAI of $54 million and an increase to additional paid-in-capital of $33 million (after deducting deferred income taxes of $21 million) as a result of this share issuance.

  USAI issued shares in June 1998 to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own (the "Ticketmaster Transaction"). Liberty recorded an increase to its investment in USAI of $52 million and an increase to additional paid-in-capital of $31 million (after deducting deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the consolidated statement of operations and comprehensive earnings for either the Universal Transaction or the Ticketmaster Transaction due primarily to Liberty's intention to purchase additional equity interests in USAI.

  In connection with the Universal Transaction, Liberty was granted an antidilutive right with respect to any future issuance of USAI's common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

  Telewest currently operates and constructs cable television and telephone systems in the UK. At December 31, 1999 Liberty indirectly owned 506 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was $5.34 per share at December 31, 1999.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received New Telewest shares and cash. Based upon Telewest's closing price of $1.51 per share on April 14, 1998, the General Cable Merger was valued at approximately $1.1 billion. The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of $1.57 per share (the "Telewest Offer"). Liberty subscribed to 85 million Telewest ordinary shares at an aggregate cost of $133 million in connection with the Telewest Offer. In connection with the General Cable Merger, Liberty converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty's interest in Telewest, that resulted from the General Cable Merger, Liberty recorded a non-cash gain of $60 million (before deducting deferred income taxes of $21 million) during 1998.

  The Class A common stock of TV Guide is publicly traded. At December 31, 1999, Liberty held 58 million shares of TV Guide Class A common stock (as adjusted for a two-for-one stock split) and 75 million shares of TV Guide Class B common stock (as adjusted for a two-for-one stock split). See note 7. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $43.00 per share on December 31, 1999.

  Flextech develops and sells a variety of television programming in the UK. At December 31, 1999, Liberty indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was $18.58 per share at December 31, 1999.

  In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of Liberty's economic ownership interest in Flextech from 46.2% to 36.8%. Liberty continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, Liberty recorded a $152 million increase to the carrying amount of Liberty's investment in Flextech, a $53 million increase to deferred income tax liability, a $66 million increase to additional paid-in-capital and a $33 million increase to minority interests in equity of subsidiaries. No gain was recognized in the consolidated statement of operations and comprehensive earnings due primarily to certain contingent obligations of Liberty with respect to one of the BBC Joint Ventures (see note 14).

  Liberty and The News Corporation Limited ("News Corp.") each previously owned 50% of Fox/Liberty Networks which operates national and regional sports networks. Prior to the first quarter of 1998, Liberty had no obligation, nor intention, to fund Fox/Liberty Networks. During 1998, Liberty made the determination to provide funding to Fox/Liberty Networks based on specific transactions consummated by Fox/Liberty Networks. Consequently, Liberty's share of losses of Fox/Liberty Networks for the year ended December 31, 1998 included previously unrecognized losses of Fox/Liberty Networks of approximately $64 million. Losses for Fox/Liberty Networks were not recognized in prior periods due to the fact that Liberty's investment in Fox/Liberty Networks was less than zero. During 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks (see note 6).

  On September 30, 1999, Liberty purchased 9.9 million class B shares of UnitedGlobalCom for approximately $493 million in cash. UnitedGlobalCom is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At December 31, 1999, Liberty owned an approximate 10% economic ownership interest representing an approximate 36% voting interest in UnitedGlobalCom. The closing price for UnitedGlobalCom Class A

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES common stock was $70.63 per share on December 31, 1999. The UnitedGlobalCom Class B common stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock.

  On October 9, 1997, Liberty sold a portion of its 51% interest in Cablevision to unaffiliated third parties. In connection with such sale and certain related transactions, Liberty recognized a gain of $49 million. Liberty's equity interest in Cablevision was 28% at December 31, 1999.

  The $13 billion aggregate excess of Liberty's aggregate carrying amount in its affiliates over Liberty's proportionate share of its affiliates' net assets is being amortized over estimated useful life of 20 years.

  Certain of Liberty's affiliates are general partnerships and, as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(6) Investments in Available-for-sale Securities and Others

  Investments in available-for-sale securities and others are summarized as follows:

                                                                                                        New Liberty Old Liberty
                                                                                                        ----------- -----------
                                                                                                             December 31,
                                                                                                        -----------------------
                                                                                                           1999        1998
                                                                                                        ----------- -----------
                                                                                                          amounts in millions
   Sprint Corporation ("Sprint")(a)....................................................................   $10,186      2,446
   Time Warner, Inc. ("Time Warner")(b)................................................................     8,202      7,083
   News Corp.(c).......................................................................................     2,403        --
   General Instrument(d)...............................................................................     3,430        396
   Other available-for-sale securities.................................................................     3,765        315
   Other investments, at cost, and related receivables(e)..............................................       985        458
                                                                                                          -------     ------
                                                                                                           28,971     10,698
     Less short-term investments.......................................................................       378        159
                                                                                                          -------     ------
                                                                                                           28,593     10,539
   --------------------------------------------------
                                                                                                          =======     ======

--------
(a) Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause Liberty to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty.

  The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition of Liberty of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

  The PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty. Liberty had

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

  On November 23, 1998, Liberty, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of Sprint PCS Group Stock, which tracks the performance of Sprint's then newly created PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, Liberty, through the trust established pursuant to the Final Judgment, holds the Sprint Securities which consists of shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, Liberty accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the PCS Exchange, Liberty's less than 1% voting interest in Sprint and the Final Judgment, Liberty no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

  As a result of the PCS Exchange, Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income taxes of $647 million) during the fourth quarter of 1998 based on the difference between the carrying amount of Liberty's interest in the PCS Ventures and the fair value of the Sprint Securities received.

  In September 1999, a trust for Liberty's benefit entered into a four and one-half year "cashless collar" with a financial institution with respect to 35 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split), secured by 35 million shares of such stock (as adjusted for a two-for-one stock split). The collar provides the trust with a put option that gives it the right to require its counterparty to buy 35 million shares of Sprint PCS Group Stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $27.62 per share (as adjusted for a two-for-one stock split). Liberty simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $57.42 per share (as adjusted for a two-for-one stock split).

  Additionally, on December 15, 1999, the trust entered into a "cashless collar" with a financial institution with respect to 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). The collar consists of a put option that gives the trust the right to require its counterparty to buy 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split) from the trust in three tranches in approximately two years for $50.00 per share (as adjusted for a two-for-one stock split). The counterparty has a call option giving the counterparty the right to buy the same shares from the trust in three tranches in approximately two years for $65.23 per share (as adjusted for a two-for-one stock split). The put and the call options of each of these collars were equally priced, resulting in no cash cost to the trust or Liberty.

(b) Liberty holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock. Liberty accounts for its investment in Time Warner as an available-for-sale security.

  On June 24, 1997, Liberty granted Time Warner an option to acquire the business of Southern Satellite Systems, Inc. (the "Southern Business") from Liberty. Liberty received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Pursuant to the option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. Liberty recognized a $515 million pre-tax gain in connection with such transaction in the first quarter of 1998.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  In March 1999, Liberty entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its TW Exchange Stock. This cashless collar provides Liberty with a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty in approximately seven years for $67.45 per share. Liberty simultaneously sold a call option giving the counterparty the right to buy the same number of Time Warner shares from Liberty in approximately seven years for $158.33 per share. The put and the call options were equally priced, resulting in no cash cost to Liberty.

(c) On July 15, 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks in exchange for 51.8 million News Corp. American Depository Receipts ("ADRs") representing preferred limited voting ordinary shares of News Corp. Of the 51.8 million ADRs received, 3.6 million were placed in an escrow (the "Escrow Shares") pending an independent third party valuation, as of the third anniversary of the transaction. The remainder of the 51.8 million ADRs received (the "Restricted Shares") are subject to a two-year lockup which restricts any transfer of the securities for a period of two years from the date of the transaction. Liberty recorded the ADRs at fair value of $1,403 million, which included a discount from market value for the Restricted Shares due to the two-year restriction on transfer, resulting in a $13 million gain on the transaction. In a related transaction, Liberty acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. Liberty accounts for its investment in News Corp. as an available-for-sale security, with the exception of the Restricted Shares and the Escrow Shares.

(d) On July 17, 1998, TCI acquired 21.4 million shares of restricted stock of General Instrument in exchange for (i) certain of the assets of the National Digital Television Center, Inc.'s ("NDTC") set-top authorization business, (ii) the license of certain related software to General Instrument, (iii) a $50 million promissory note from TCI to General Instrument and (iv) a nine year revenue guarantee from TCI in favor of General Instrument. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to General Instrument's set-top authorization business. Such shares of General Instrument stock and the promissory note were contributed to Liberty. The 21.4 million shares of General Instrument common stock were, in addition to other transfer restrictions, originally restricted as to their sale by Liberty for a three year period. Liberty recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. The $396 million fair value of General Instrument common stock received net of the $42 million present value of the promissory note due from Liberty to General Instrument, has been reflected as an increase in additional paid-in capital.

  On January 5, 2000, Motorola, Inc. completed the acquisition of General Instrument through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 0.575 shares of Motorola common stock. In connection with the merger Liberty received 18 million shares and warrants to purchase 12 million shares of Motorola common stock in exchange for its holdings in General Instrument. Subsequent to the merger, the Motorola securities are no longer subject to the three year restriction and accordingly, Liberty accounted for its investment in General Instrument as an available-for-sale security at December 31, 1999. Liberty has agreed not to transfer or encumber the Motorola securities for a specified period which is less than one year.

  Liberty's ability to exercise warrants to purchase 6.1 million shares of Motorola common stock are subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty $14.35 for each warrant that does not vest as a result of the purchase commitment not being met.

(e) On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty, which held non-voting Class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock ("Convertible Notes"),

                  LIBERTY MEDIA CORPORATION AND SUBSIDIARIES contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million. As a result of the exchange, Liberty recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

  Investments in available-for-sale securities are summarized as follows:

                                                         New Liberty Old Liberty
                                                         ----------- -----------
                                                              December 31,
                                                         -----------------------
                                                            1999        1998
                                                         ----------- -----------
                                                           amounts in millions
   Equity securities:
     Fair value.........................................   $24,464      9,721
     Gross unrealized holding gains.....................    11,453      3,998
     Gross unrealized holding losses....................      (646)       --
   Debt securities:
     Fair value.........................................   $ 1,995        --
     Gross unrealized holding losses....................       (22)       --

  Management of Liberty estimates the market value, calculated using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty's investments in available-for-sale securities and others aggregated $29.2 billion and $11.2 billion at December 31, 1999 and December 31, 1998, respectively. No independent appraisals were conducted for those assets.

(7) Acquisitions and Dispositions

  During July 1997, the 10% minority interest in Encore Media Corporation ("EMC") was purchased by TCI for approximately 2.4 million shares of Liberty Media Group Series A Stock. Such 10% interest in EMC was simultaneously contributed to Liberty and was accounted for as an acquisition of a minority interest and resulted in an increase of $30 million in additional paid-in-capital.

  On January 12, 1998, TCI acquired from a minority shareholder of TV Guide, formerly named United Video Satellite Group, Inc. ("UVSG"), 49.6 million shares of UVSG Class A common stock (as adjusted for a two-for-one stock split) in exchange for shares of TCI stock. The aggregate value assigned to the shares issued by TCI was based upon the market value of such shares at the time the transaction was announced. Such transaction was accounted for as an acquisition of minority interest. Simultaneously, TCI contributed such UVSG shares of common stock to Liberty. As a result of such transaction, Liberty increased its ownership in the equity of UVSG to approximately 73% and the voting power increased to 93%. The purchase price of $346 million in TCI stock was recorded as an increase in additional paid-in-capital by Liberty.

  Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of such transaction, Liberty's ownership interest in SNG decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty's ownership interest in SNG, that resulted from such transaction, Liberty recognized a gain of $38 million (before deducting deferred income taxes of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  On August 24, 1998, Liberty purchased 100% of the issued and outstanding common stock of Pramer S.A. ("Pramer"), an Argentine programming company, for a total purchase price of $97 million, which was satisfied by $32 million in cash and the issuance of notes payable in the amount of $65 million. Such transaction was accounted for under the purchase method. Accordingly, the results of operations of Pramer have been consolidated with those of Liberty since August 24, 1998. The $101 million excess cost over acquired net assets is being amortized over ten years.

  On November 19, 1998, TCI exchanged, in a merger transaction, 10.1 million shares of TCI common stock for shares of Tele-Communications International, Inc. ("TINTA") common stock not beneficially owned by TCI. Such transaction was accounted for by Liberty as an acquisition of minority interest in equity of subsidiaries. The aggregate value assigned to the shares issued by TCI was based upon the market value of the common stock at the time the merger was announced. In connection with the contribution to Liberty of the TINTA shares in such merger transaction, Liberty recorded the total purchase price of $426 million as an increase to additional paid-in-capital.

  On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 22.5 million shares of UVSG's Class A common stock and 37.5 million shares of UVSG's Class B common stock valued at an average of $18.65 per share. In addition, News Corp. purchased approximately
6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty's ownership interest in TV Guide, Liberty recognized a gain of $372 million (before deducting deferred income taxes of $147 million). Upon consummation, Liberty began accounting for its interest in TV Guide under the equity method of accounting.

(8) Liberty Digital, Inc.

  Effective July 11, 1997, a wholly-owned subsidiary of Liberty Digital (then named TCI Music) was merged with and into DMX, Inc. with DMX as the surviving corporation (the "DMX Merger"). As a result of the DMX Merger, stockholders of DMX became stockholders of TCI Music.

  In connection with the DMX Merger, TCI granted to each stockholder who became a stockholder of TCI Music pursuant to the DMX Merger, one right (a "Right") with respect to each whole share of TCI Music Series A common stock acquired by such stockholder in the DMX Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement").

  Each Right entitled the holder to require TCI to purchase from such holder one share of TCI Music Series A common stock for $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and, payable at the election of TCI, in cash, a number of shares of TCI Group Series A stock, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the DMX Merger, the price of TCI Music Series A common stock did not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

  Effective with the DMX Merger, TCI beneficially owned approximately 45.7% of the outstanding shares of TCI Music Series A common stock and 100% of the outstanding shares of TCI Music Series B common

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES stock, which represented 89.6% of the equity and 98.7% of the voting power of TCI Music. Simultaneously with the DMX Merger, Liberty acquired the TCI-owned TCI Music common stock by agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under the Rights Agreement to purchase up to 15 million shares (7 million of which were owned by Liberty) of TCI Music Series A common stock and issuing an $80 million promissory note (the "Music Note") to TCI. Liberty recorded its contingent obligation to purchase such shares under the Rights Agreement as a component of minority interest in equity of subsidiaries in the accompanying consolidated financial statements. TCI Music was included in the consolidated financial results of Liberty as of the date of the DMX Merger. Due to the related party nature of the transaction, the $86 million excess of the consideration paid over the carryover basis of the TCI Music common stock acquired by Liberty from TCI was reflected as a decrease in additional paid-in-capital. The Music Note was repaid during 1999.

  Prior to the July 1998 expiration of the Rights, Liberty was notified of the tender of 4.9 million shares of TCI Music Series A common stock and associated Rights. On August 27, 1998, Liberty paid $39 million to satisfy TCI's obligation under the Rights Agreement. Such transaction was recorded as an acquisition of minority interest in equity of subsidiaries.

  On September 9, 1999, Liberty and TCI Music completed a transaction (the "Liberty Digital Transaction") pursuant to which Liberty contributed to TCI Music substantially all of its directly held internet content and interactive television assets, its rights to provide interactive video services on AT&T's cable television systems and a combination of cash and notes receivable equal to $150 million. In exchange, TCI Music issued common stock and convertible preferred stock to Liberty and was renamed Liberty Digital, Inc.

  During 1999, Liberty Digital issued approximately 4.8 million shares of common stock in connection with the conversion of its preferred stock and approximately 2.8 million shares of common stock in connection with the exercise of certain employee stock options. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty's interest in Liberty Digital, that resulted from such stock issuances, Liberty recorded a $102 million increase to additional paid-in-capital.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(9) Long-Term Debt

  Debt is summarized as follows:

                                                                                                         Weighted
                                                                                                         average
                                                                                                         interest December 31,
                                                                                                           rate   ------------
                                                                                                           1999    1999  1998
                                                                                                         -------- ------ -----
                                                                                                                   amounts in
                                                                                                                    millions
   Parent company debt:
     Bank credit facilities.............................................................................    5.7%  $  390   116
     Senior notes (a)...................................................................................  7.875%     741   --
     Senior debentures (a)..............................................................................    8.5%     494   --
     Senior exchangeable debentures (b).................................................................    4.0%   1,022   --
                                                                                                                  ------ -----
                                                                                                                   2,647   116
   Debt of subsidiaries:
     Bank credit facilities.............................................................................    6.2%     573 1,513
     Convertible subordinated debentures (note 11)......................................................    --       --    345
     Other debt, at varying rates.......................................................................              57   122
                                                                                                                  ------ -----
                                                                                                                     630 1,980
                                                                                                                  ------ -----
     Total debt.........................................................................................           3,277 2,096
   Less current maturities..............................................................................             554   184
                                                                                                                  ------ -----
     Total long-term debt...............................................................................          $2,723 1,912
   --------------------------------------------------
                                                                                                                  ====== =====

--------
(a) On July 7, 1999, Liberty received net cash proceeds of approximately $741 million and $494 million from the issuance of 7 7/8% Senior Notes due 2009 (the "Senior Notes") and 8 1/2% Senior Debentures due 2029 (the "Senior Debentures"), respectively. The Senior Notes, which are stated net of unamortized discount of $9 million, have an aggregate principal amount of $750 million and the Senior Debentures, which are stated net of unamortized discount of $6 million, have an aggregate principal amount of $500 million. Interest on the Senior Notes and the Senior Debentures is payable on January 15 and July 15 of each year. The proceeds were used to repay outstanding borrowings under certain of Liberty's credit facilities, which were subsequently canceled.

(b) On November 16, 1999, Liberty received net cash proceeds of $854 million from the issuance of 4% Senior Exchangeable Debentures due 2030. The exchangeable debentures have an aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). This amount will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty falls below a designated level, after which at Liberty's election, Liberty may pay the amount in cash, Sprint PCS Group Stock or a combination thereof. Interest on these exchangeable debentures is payable on May 15 and November 15 of each year. The carrying amount of the exchangeable debentures in excess of the principal amount (the "Contingent Portion) is based on the fair value of the underlying Sprint PCS Group Stock. The increase or decrease in the Contingent Portion is recorded as an increase or decrease to interest expense in the consolidated statement of operations and comprehensive earnings.

  At December 31, 1999, Liberty had approximately $160 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens,

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty was in compliance with its debt covenants at December 31, 1999. Additionally, Liberty pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

  The U.S. dollar equivalent of the annual maturities of Liberty's debt for each of the next five years are as follows: 2000: $554 million; 2001: $72 million; 2002: $80 million; 2003: $99 million and 2004: $145 million.

  Based on quoted market prices, the fair value of Liberty's debt at December 31, 1999 is as follows (amounts in millions):

   Senior Notes.......................................................... $ 742
   Senior Debentures.....................................................   506
   4% Senior Exchangeable Debentures..................................... 1,088

  Liberty believes that the carrying amount of the remainder of its debt approximated its fair value at December 31, 1999.

(10) Income Taxes

  Subsequent to the AT&T Merger, Liberty is included in the consolidated federal income tax return of AT&T and party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Liberty calculates its respective tax liability on a separate return basis. The income tax provision for Liberty is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to Liberty.

  Under the AT&T Tax Sharing Agreement, Liberty will receive a cash payment from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses will be accounted for by Liberty as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts will be available to reduce federal taxable income generated by Liberty in future periods, similar to a net operating loss carryforward, and will be accounted for as a deferred federal income tax benefit.

  In periods when Liberty generates federal taxable income, AT&T has agreed to satisfy such tax liability on Liberty's behalf up to a certain amount. The reduction of such computed tax liabilities will be accounted for by Liberty as an addition to additional paid-in-capital. The total amount of future federal tax liabilities of Liberty which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $512 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return, subject to IRS adjustments. Thereafter, Liberty is required to make cash payments to AT&T for federal tax liabilities of Liberty.

  To the extent AT&T utilizes existing net operating losses of Liberty, such amounts will be accounted for by Liberty as a reduction of additional paid-in-capital. During the ten month period ending December 31, 1999, AT&T utilized net operating losses of Liberty with a tax effected carrying value of $88 million.

  Liberty will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

  Prior to the AT&T Merger, Liberty was included in TCI's consolidated tax return and was a party to the TCI tax sharing agreements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Liberty's obligation under the 1995 TCI Tax Sharing Agreement of approximately $139 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty deconsolidates from the AT&T income tax return. Liberty's receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to additional paid-in-capital by Liberty in connection with the AT&T Merger.

  Income tax benefit (expense) consists of:

                                                       Current Deferred Total
                                                       ------- -------- -----
                                                        amounts in millions
   Ten months ended December 31, 1999:
     State and local income tax (expense) benefit,
      including intercompany tax allocation...........  $ (3)     152     149
     Federal income tax benefit, including
      intercompany tax allocation.....................    75      873     948
                                                        ----    -----   -----
                                                        $ 72    1,025   1,097
                                                        ====    =====   =====
  ----------------------------------------------------------------------------
   Two months ended February 28, 1999:
     State and local income tax expense, including
      intercompany tax allocation.....................  $--       (44)    (44)
     Federal income tax benefit (expense), including
      intercompany tax allocation.....................     1     (168)   (167)
                                                        ----    -----   -----
                                                        $  1     (212)   (211)
                                                        ====    =====   =====
   Year ended December 31, 1998:
     State and local income tax expense, including
      intercompany tax allocation.....................  $ (4)    (109)   (113)
     Federal income tax benefit (expense), including
      intercompany tax allocation.....................    89     (437)   (348)
                                                        ----    -----   -----
                                                        $ 85     (546)   (461)
                                                        ====    =====   =====
   Year ended December 31, 1997:
     State and local income tax expense, including
      intercompany tax allocation.....................  $ (3)     (25)    (28)
     Federal income tax benefit, including
      intercompany tax allocation.....................   189       14     203
                                                        ----    -----   -----
                                                        $186      (11)    175
                                                        ====    =====   =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

                                                                                      New Liberty         Old Liberty
                                                                                      ------------ ---------------------------
                                                                                       Ten months   Two months   Years ended
                                                                                         ended        ended     December 31,
                                                                                      December 31, February 28, --------------
                                                                                          1999         1999      1998    1997
                                                                                      ------------ ------------ ------  ------
                                                                                                amounts in millions
   Computed expected tax benefit (expense)...........................................    $1,075         (49)      (379)   226
   Dividends excluded for income tax purposes........................................        11           2         13      8
   Minority interest in equity of subsidiaries.......................................        32         --          (5)     4
   Amortization not deductible for income tax purposes...............................      (122)         (4)       (21)   (10)
   State and local income taxes, net of federal income taxes.........................        97         (29)       (74)   (18)
   Recognition of difference in income tax basis of investments in subsidiaries......       --         (130)       --     (25)
   Other, net........................................................................         4          (1)         5    (10)
                                                                                         ------        ----     ------  -----
                                                                                         $1,097        (211)      (461)   175
   --------------------------------------------------
                                                                                         ======        ====     ======  =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                                                         New Liberty Old Liberty
                                                                                                         ----------- -----------
                                                                                                              December 31,
                                                                                                         -----------------------
                                                                                                            1999        1998
                                                                                                         ----------- -----------
                                                                                                           amounts in millions
   Deferred tax assets:
     Net operating and capital loss carryforwards......................................................    $    43         99
     Future deductible amount attributable to accrued stock compensation and deferred compensation.....        749        218
     Other future deductible amounts due principally to non-deductible accruals........................         37         33
                                                                                                           -------      -----
     Deferred tax assets...............................................................................        829        350
     Less valuation allowance..........................................................................         50         42
                                                                                                           -------      -----
     Net deferred tax assets...........................................................................        779        308
                                                                                                           -------      -----
   Deferred tax liabilities:
     Investments in affiliates, due principally to the application of purchase accounting and losses of affiliates recognized for income tax purposes in excess of losses recognized for financial
      statement purposes...............................................................................     13,912      3,637
     Intangibles, principally due to differences in amortization.......................................        200          3
     Other, net........................................................................................         20         34
                                                                                                           -------      -----
     Deferred tax liabilities..........................................................................     14,132      3,674
                                                                                                           -------      -----
     Net deferred tax liabilities........................................................................    $13,353      3,366
                                                                                                           =======      =====

  At December 31, 1999, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $94 million which, if not utilized to reduce taxable income in future periods, will

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES expire as follows: 2004: $18 million; 2005: $14 million; 2006: $14 million; 2007: $13 million; 2008: $12 million; and $23 million between 2009 and 2010. These net operating losses are subject to certain rules limiting their usage.

(11) Stockholder's Equity

 Preferred Stock

  The Preferred Stock is issuable, from time to time, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board.

 Common Stock

  The Class A Stock has one vote per share, and each of the Class B and Class C Stock has ten votes per share.

  As of December 31, 1999, all of the issued and outstanding common stock of Liberty was held by AT&T.

 Transactions with Officers and Directors

  In connection with the AT&T Merger, Liberty paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying consolidated statements of operations and comprehensive earnings.

  On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them that entitle the holder to cast more than one vote per share (the "High-Voting Shares") upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the "Low-Voting Stock"), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their High-Voting Shares would be the price paid for shares of the relevant series of Low-Voting Stock by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their High-Voting Shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their High-Voting Shares after conversion to the respective series of Low-Voting Stock) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by Liberty.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

 Transactions with AT&T (formerly transactions with TCI) and Other Related
Parties

  Certain AT&T corporate general and administrative costs are charged to Liberty at rates set at the beginning of the year based on projected utilization for that year. Management believes this allocation method is reasonable. During the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 Liberty was allocated less than $1 million, $2 million, $13 million and $13 million, respectively, in corporate general and administrative costs by AT&T. These costs are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

  Subsidiaries of Liberty lease satellite transponder facilities from a subsidiary of AT&T. Charges for such arrangements and other related operating expenses for the ten months ended December 31, 1999, two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 aggregated $20 million, $4 million, $25 million and $65 million, respectively, and are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

  During 1999, 1998 and 1997, Liberty made marketing support payments to AT&T. Charges by AT&T for such arrangements for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 aggregated $4 million, less than $1 million, $5 million and $19 million, respectively, and are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

  The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $6 million and $1 million during the ten months ended December 31, 1999, the two months ended February 28, 1999, respectively, and $6 million for each of the years ended December 31, 1998 and 1997, and are included in operating expenses in the accompanying consolidated statements of operations and comprehensive earnings.

  In connection with the AT&T Merger, warrants to buy 3 million shares of common stock of CSG Systems International, Inc. ("CSG") and related registration rights were transferred to Liberty. On April 13, 1999, AT&T purchased these warrants from Liberty for an aggregate purchase price of $75 million along with the related registration rights. The vesting of the CSG warrants is contingent on AT&T meeting certain subscriber commitments to CSG. If any warrants do not vest, Liberty must repurchase the unvested warrants from AT&T, with interest at 6% from April 12, 1999. Accordingly, Liberty has recorded the unvested CSG warrants as deferred income until such time as the CSG warrants vest.

  On April 8, 1999, Liberty redeemed all of its outstanding 4 1/2% convertible subordinated debentures due February 15, 2005. The debentures were convertible into shares of AT&T Liberty Media Group Class A tracking stock at a conversion price of $23.54, or 42.48 shares per $1,000 principal amount. Certain holders of the debentures had exercised their rights to convert their debentures and
14.6 million shares of AT&T Liberty Media Group tracking stock were issued to such holders. In connection with such issuance of AT&T Liberty Media Group tracking stock, Liberty recorded an increase to additional paid-in-capital of $354 million.

  During September 1998, TCI assigned its obligation under an option contract to Liberty. As a result of such assignment, Liberty recorded a $16 million reduction to the intercompany amount due to TCI and a corresponding increase to additional paid-in-capital.

  Cablevision purchases programming services from certain Liberty affiliates. The related charges generally are based upon the number of Cablevision's subscribers that receive the respective services. During the year

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES ended December 31, 1997, such charges aggregated $12 million. Additionally, certain of Cablevision's general and administrative functions are provided by Liberty. The related charges, which generally are based upon the respective affiliate's cost of providing such functions, aggregated $2 million during the year ended December 31, 1997. The above-described programming and general and administrative charges were included in operating costs in the accompanying consolidated statements of operations and comprehensive earnings.

  During July 1997, AT&T entered into a 25 year affiliation agreement with Starz Encore Group (the "EMG Affiliation Agreement") pursuant to which AT&T will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

  Liberty Digital and AT&T entered into an Amended and Restated Contribution Agreement to be effective as of July 11, 1997 which provides, among other things, for AT&T to deliver, or cause certain of its subsidiaries to deliver to Liberty Digital fixed monthly payments (subject to inflation and other adjustments) through 2017.

  During the third quarter of 1997, Liberty sold certain assets (the "SUMMITrak Assets") to CSG for cash consideration of $106 million, plus five-year warrants to purchase up to 1.5 million shares of CSG common stock at $24 per share and $12 million in cash, once certain numbers of TCI affiliated customers are being processed on a CSG billing system. In connection with the sale of the SUMMITrak Assets, TCI committed to purchase billing services from CSG through 2012. In light of such commitment, Liberty has reflected the $30 million excess (after deducting deferred income taxes of $17 million) of the cash received over the book value of the SUMMITrak Assets as an increase to additional paid-in-capital.

  During the fourth quarter of 1997, Liberty's remaining assets in TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. were transferred to TCI in exchange for a $19 million reduction of the amount owed by Liberty to TCI. Such transfer was accounted for at historical cost due to the related party nature of the transaction.

 Due to Related Parties

  The components of "Due to related parties" are as follows:

                                                                                                        New Liberty Old Liberty
                                                                                                        ----------- -----------
                                                                                                             December 31,
                                                                                                        -----------------------
                                                                                                           1999        1998
                                                                                                        ----------- -----------
                                                                                                          amounts in millions
   Notes payable to TCI, including accrued interest....................................................    $--          141
   Intercompany account................................................................................      27         269
                                                                                                           ----         ---
                                                                                                           $ 27         410
   --------------------------------------------------
                                                                                                           ====         ===

  The non-interest bearing intercompany account includes certain stock compensation allocations (in Old Liberty) and income tax allocations that are to be settled at some future date. Stock compensation liabilities of New Liberty are classified as a separate component of current liabilities. All other amounts included in the intercompany account are to be settled within thirty days following notification.

  Amounts outstanding at December 31, 1998 under notes payable to TCI had varying rates of interest. During the second quarter of 1998, TCI made a contribution to Liberty of $5 million, which was used to reduce the amount due under the Music Note.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(12) Stock Options and Stock Appreciation Rights

  Certain officers and other key employees of Liberty had been granted restricted stock awards and/or options with tandem stock appreciation rights ("SARs") to acquire certain series of TCI stock. In connection with the AT&T Merger, all series of TCI stock were converted to classes of AT&T stock. As a result of the AT&T Merger, each stock option and SAR to purchase TCI Group Series A tracking stock was converted into a stock option and SAR to purchase
0.7757 of a share of AT&T common stock at an exercise price divided by 0.7757, each stock option and SAR to purchase TCI Ventures Group Series A tracking stock was converted into a stock option and SAR to purchase 0.52 of a share of AT&T Liberty Media Group Class A tracking stock at an exercise price divided by
0.52 and each option and SAR to purchase Liberty Media Group Series A tracking stock was converted into a stock option and SAR to purchase one share of AT&T Liberty Media Group Class A tracking stock at an unchanged exercise price. Certain officers and employees of Liberty hold options with tandem SARs to acquire AT&T common stock and AT&T Liberty Media Group Class A tracking stock as well as restricted stock awards of AT&T common stock and AT&T Liberty Media Group Class A tracking stock. Estimates of compensation relating to SARs granted to such employees of Liberty have been recorded in the accompanying consolidated financial statements pursuant to APB Opinion No. 25. Such estimates are subject to future adjustment based upon vesting of the related stock options and SARs and the market value of AT&T common stock and AT&T Liberty Media Group Class A tracking stock and, ultimately, on the final determination of market value when the rights are exercised. Had Liberty accounted for its stock based compensation pursuant to the fair value based accounting method in Statement 123, the amount of compensation would not have been significantly different from what has been reflected in the accompanying consolidated financial statements due to substantially all of Liberty's stock option plans having tandem SARs, which are treated as liabilities for financial statement purposes and require periodic remeasurement under both APB Opinion No. 25 and Statement 123. The following descriptions of stock options and/or SARs have been adjusted to reflect the AT&T Merger and any subsequent stock splits.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table presents the number and weighted average exercise price ("WAEP") of certain options in tandem with SARs to purchase AT&T common stock and AT&T Liberty Media Group Class A tracking stock granted to certain officers and other key employees of the Company.

                                                            AT&T Liberty
                                               AT&T         Media Group
                                              common          Class A
                                              stock   WAEP     stock      WAEP
                                              ------  ----- ------------ ------
                                              amounts in thousands, except for
                                                            WAEP
   Outstanding at January 1, 1997............  8,033  $9.14    18,836    $19.62
     Adjustment for TCI Ventures Exchange.... (2,500) 12.27     4,470      7.43
     Adjustment for transfer of employees....    265  10.38        (8)    46.73
     Granted.................................    692  12.93     2,495      8.96
     Exercised............................... (2,827)  8.43    (1,469)    10.71
     Canceled................................    (35)  9.24       (46)    21.34
                                              ------           ------
   Outstanding at December 31, 1997..........  3,628  10.38    24,278     16.84
     Granted.................................    137  22.10    16,681     86.22
     Exercised............................... (1,549)  8.90    (4,769)    13.25
     Canceled................................    (27) 12.82       (23)     8.79
                                              ------           ------
   Outstanding at December 31, 1998..........  2,189  12.06    36,167     49.32
     Granted.................................    --     --         69     32.72
     Exercised...............................   (316) 11.65    (3,755)    10.03
     Adjustment for transfer of employees.... (1,140)  8.14      (579)    13.39
                                              ------           ------
   Outstanding at December 31, 1999..........    733  13.23    31,902     13.89
                                              ======           ======
   Exercisable at December 31, 1999..........    389           14,341
                                              ======           ======
     Vesting period..........................  5 yrs             5yrs

  On November 2, 1999, the Company granted 500,000 free-standing SARs to an officer of the Company. The SARs vest and become exercisable ratably over a five-year term, commencing on each anniversary of the date of the grant. The SARs expire on November 2, 2009, subject to earlier termination in certain events. Upon the valid exercise of SARs, the officer shall be entitled to receive from Liberty cash equal to the excess of the fair value of each share of AT&T Class A Liberty Media Group tracking stock with respect to which such SARs have been exercised over $37.25 per share.

  On December 16, 1997, the Company granted options in tandem with SARs to acquire 2,912,000 shares of AT&T Liberty Media Group Class B tracking stock to an officer and director of the Company. The options in tandem with SARs have an exercise price of $9.97 and vest ratably over five years with such vesting period beginning December 16, 1997, first became exercisable on December 16, 1998 and expire on December 16, 2007.

  Liberty Digital, Inc. Stock Incentive Plan. During 1997, 1998 and 1999, Liberty Digital granted stock options with tandem SARs to employees under the Liberty Digital 1997 Stock Inventive Plan ( the "Stock Plan") which is authorized to issue up to 4,000,000 shares. Options granted under the Stock Plan expire ten years from the date of grant. In addition, Liberty Digital granted stock options with tandem SARs to the board of directors and employees in connection with the DMX Merger. Options issued under the Stock Plan and in connection with the DMX Merger vest annually in 20% cumulative increments.

  On December 11, 1998, Liberty Digital re-priced the stock options with tandem SARs at $4.00 for all grants to executive officers and employees of Liberty Digital and its subsidiaries.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table presents the number and WAEP of options in tandem with SARs to purchase Liberty Digital Series A Common Stock, for 1997, 1998 and 1999.

                                                          Liberty Digital
                                                           Stock Options
                                                            Tandem SARs   WAEP
                                                          --------------- -----
                                                          amounts in millions,
                                                             except for WAEP
   Outstanding at July 1, 1997
     Granted.............................................      3,609      $5.75
                                                              ------
   Outstanding at December 31, 1997......................      3,609       5.75
     Granted.............................................      1,771       4.00
     Exercised...........................................        (21)      4.00
     Canceled............................................       (311)      4.00
                                                              ------
   Outstanding at December 31, 1998......................      5,048       5.25
     Granted.............................................      1,038      10.10
     Exercised...........................................     (2,708)      5.60
     Canceled............................................       (864)      4.00
                                                              ------
   Outstanding at December 31, 1999......................      2,514       7.32
                                                              ======
   Exercisable at December 31, 1999......................        563
                                                              ======

  Exercise prices for options outstanding at the end of year for 1999, 1998 and 1997 ranged from $4.00 to $22.13, $4.00 to $6.25, and $5.75, respectively. The
1999, 1998, and 1997 year-end weighted average remaining contractual life of such options is 8.2 years, 8.7 years and 9.5 years, respectively.

  Deferred Compensation and Stock Option Plan. On September 8, 1999, the Deferred Compensation and Stock Appreciation Rights Plan was adopted for key executives. This plan is comprised of a deferred compensation component and SARs grants. The deferred compensation component provides participants with the right to receive an aggregate of nine and one half percent of the appreciation in the Liberty Digital Series A common stock market price over $2.46 subject to a maximum amount of $19.125. The SARs provide participants with the appreciation in the market price of the Liberty Digital Series A common stock above the maximum amount payable under the deferred compensation component.

  There are 19,295,193 shares subject to this plan all of which were granted in 1999 at an effective exercise price of $2.46 and a weighted average remaining life of 4 years at year end. The deferred compensation and SARs components vest 20% annually beginning with the first vesting date of December 15, 1999. Fully vested options total 3,859,038 at year-end. No options were exercised, cancelled or expired during 1999. This plan terminates on December 15, 2003.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(13) Other Comprehensive Earnings

  Accumulated other comprehensive earnings included in Liberty's consolidated balance sheets and consolidated statements of stockholder's equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings, net of taxes, is summarized as follows:

                                                                   Accumulated
                                             Foreign                  other
                                            currency   Unrealized comprehensive
                                           translation  gains on  earnings, net
                                           adjustments securities   of taxes
                                           ----------- ---------- -------------
                                                    amounts in millions
   Balance at January 1, 1997.............    $ 26          17           43
   Other comprehensive earnings (loss)....     (23)        747          724
                                              ----       -----        -----
   Balance at December 31, 1997...........       3         764          767
   Other comprehensive earnings...........       2       2,417        2,419
                                              ----       -----        -----
   Balance at December 31, 1998...........       5       3,181        3,186
   Other comprehensive earnings (loss)....     (15)        885          870
                                              ----       -----        -----
   Balance at February 28, 1999...........    $(10)      4,066        4,056
                                              ====       =====        =====
  -----------------------------------------------------------------------------
   Balance at March 1, 1999...............    $--          --           --
   Other comprehensive earnings...........      60       6,458        6,518
                                              ----       -----        -----
   Balance at December 31, 1999...........    $ 60       6,458        6,518
                                              ====       =====        =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The components of other comprehensive earnings are reflected in Liberty's consolidated statements of operations and comprehensive earnings, net of taxes and reclassification adjustments for gains realized in net earnings (loss). The following table summarizes the tax effects and reclassification adjustments related to each component of other comprehensive earnings.

                                                              Tax
                                                Before-tax (expense) Net-of-tax
                                                  amount    benefit    amount
                                                ---------- --------- ----------
                                                      amounts in millions
Ten months ended December 31, 1999:
Foreign currency translation adjustments.......  $    99       (39)       60
                                                 -------    ------     -----
Unrealized gains on securities:
  Unrealized holding gains arising during
   period......................................   10,671    (4,220)    6,451
  Less: reclassification adjustment for losses
   realized in net loss........................       12        (5)        7
                                                 -------    ------     -----
  Net unrealized gains.........................   10,683    (4,225)    6,458
                                                 -------    ------     -----
Other comprehensive earnings...................  $10,782    (4,264)    6,518
                                                 =======    ======     =====
-------------------------------------------------------------------------------
Two months ended February 28, 1999:
Foreign currency translation adjustments.......  $   (25)       10       (15)
Unrealized gains on securities:
  Unrealized holding gains arising during
   period......................................    1,464      (579)      885
                                                 -------    ------     -----
Other comprehensive earnings...................  $ 1,439      (569)      870
                                                 =======    ======     =====
Year ended December 31, 1998:
Foreign currency translation adjustments.......  $     3        (1)        2
Unrealized gains on securities:
  Unrealized holding gains arising during
   period......................................    3,998    (1,581)    2,417
                                                 -------    ------     -----
Other comprehensive earnings...................  $ 4,001    (1,582)    2,419
                                                 =======    ======     =====
Year ended December 31, 1997:
Foreign currency translation adjustments.......  $   (38)       15       (23)
Unrealized gains on securities:
  Unrealized holding gains arising during
   period......................................    1,236      (489)      747
                                                 -------    ------     -----
Other comprehensive earnings...................  $ 1,198      (474)      724
                                                 =======    ======     =====

(14) Commitments and Contingencies

  Starz Encore Group, a wholly owned subsidiary of Liberty, provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1999, these agreements require minimum payments aggregating approximately $900 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

  Flextech has undertaken to finance the working capital requirements of a joint venture (the "Principal Joint Venture") formed with BBC Worldwide, and is obligated to provide the Principal Joint Venture with a

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES primary credit facility of (Pounds)88 million and, subject to certain restrictions, a standby credit facility of (Pounds)30 million. As of December 31, 1999, the Principal Joint Venture had borrowed (Pounds)53 million under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty assume all of Flextech's funding obligations to the Principal Joint Venture.

  Liberty has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At December 31, 1999, the Guaranteed Obligations aggregated approximately $655 million. Currently, Liberty is not certain of the likelihood of being required to perform under such guarantees.

  Liberty leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounts to $30 million, $9 million, $27 million and $20 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively.

  A summary of future minimum lease payments under noncancelable operating leases as of December 31, 1999 follows (amounts in millions):

       Years ending December 31:
         2000.............................................................. $21
         2001..............................................................  18
         2002..............................................................  16
         2003..............................................................  16
         2004..............................................................  13
         Thereafter........................................................  21

  It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

  Liberty has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(15) Information about Liberty's Operating Segments

  Liberty is a holding company with a variety of subsidiaries and investments operating in the media, communications and entertainment industries. Each of these businesses is separately managed. Liberty identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its combined revenue and those equity method affiliates whose share of earnings or losses represent 10% or more of its pre-tax earnings or loss. Subsidiaries and affiliates not meeting this threshold are aggregated together for segment reporting purposes.

  For the ten months ended December 31, 1999, Liberty had three operating segments: Starz Encore Group, Liberty Digital and Other. Starz Encore Group owns and operates cable and satellite-delivered premium movie networks in the United States. Starz Encore Group is wholly owned and consolidated by Liberty. Liberty Digital is primarily engaged in programming, distributing and marketing a digital music service delivered to homes and businesses. Liberty Digital is majority owned and consolidated by Liberty. Other includes Liberty's

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES investments, primarily in cable television programming entities, corporate and other consolidated businesses not representing separately reportable segments.

  The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant accounting policies. Liberty evaluates performance based on the measures of revenue and operating cash flow (as defined by Liberty), appreciation in stock price along with other non-financial measures such as average prime time rating, prime time audience delivery, subscriber growth and penetration, as appropriate. Liberty believes operating cash flow is a widely used financial indicator of companies similar to Liberty and its affiliates, which should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

  Liberty's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology and marketing strategies.

  Liberty utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                 Starz
                                                 Encore  Liberty
                                                 Group   Digital Other  Total
                                                 ------  ------- ------ ------
                                                      amounts in millions
Ten months ended December 31, 1999
Segment revenue from external customers
 including intersegment revenue................. $  539      66     124    729
Segment operating cash flow.....................    124       4       5    133
------------------------------------------------------------------------------
Two months ended February 28, 1999
Segment revenue from external customers
 including intersegment revenue................. $  101      15     119    235
Segment operating cash flow.....................     41       1       5     47
Year ended December 31, 1998
Segment revenue from external customers
 including intersegment revenue.................    541      86     732  1,359
Segment operating cash flow.....................     96       1     119    216
Year ended December 31, 1997
Segment revenue from external customers
 including intersegment revenue.................    350      23     852  1,225
Segment operating cash flow (deficit)...........    (32)      9     182    159
As of December 31, 1999
Segment assets..................................  2,636   1,728  54,286 58,650
Investments in affiliates.......................    --      --   15,922 15,922
As of December 31, 1998
Segment assets..................................    355     200  15,228 15,783
Investments in affiliates.......................    --      --    3,079  3,079

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table provides a reconciliation of segment operating cash flow to earnings before income taxes:

                                                                                      New Liberty        Old Liberty
                                                                                      ------------ -------------------------
                                                                                                                Year ended
                                                                                       Ten months   Two months   December
                                                                                         ended        ended         31,
                                                                                      December 31, February 28, ------------
                                                                                          1999         1999      1998   1997
                                                                                      ------------ ------------ ------  ----
                                                                                              (amounts in millions)
   Segment operating cash flow.......................................................   $   133          47        216   159
   Stock compensation................................................................    (1,785)       (183)      (518) (296)
   Depreciation and amortization.....................................................      (562)        (22)      (129) (123)
   Interest expense, including amounts to related parties............................      (288)        (26)      (113)  (55)
   Segment equity in losses of affiliates............................................      (904)        (66)    (1,002) (785)
   Gains on dispositions, net........................................................         4          14      2,449   406
   Gain on issuance of equity by affiliates and subsidiaries.........................       --          372        105   --
   Other, net........................................................................       330           5         75    49
                                                                                        -------        ----     ------  ----
   Earnings (loss) before income taxes...............................................   $(3,072)        141      1,083  (645)
   --------------------------------------------------
                                                                                        =======        ====     ======  ====

(16) Quarterly Financial Information (Unaudited)

                                                                               New Liberty            Old Liberty
                                                                               ----------- ---------------------------------
                                                                               Two months  One month
                                                                                  ended      ended     2nd     3rd     4th
                                                                               February 28 March 31, Quarter Quarter Quarter
                                                                               ----------- --------- ------- ------- -------
                                                                                            amounts in millions
   1999:
     Revenue..................................................................    $ 235        71      221     214      223
                                                                                  =====       ===     ====    ====   ======
     Operating income (loss)..................................................    $(158)        3     (636)    (95)  (1,486)
                                                                                  =====       ===     ====    ====   ======
   Net loss.................................................................    $ (70)      (58)    (543)   (213)  (1,161)
                                                                                  =====       ===     ====    ====   ======

                                                           Old Liberty
                                                 -------------------------------
                                                   1st     2nd     3rd     4th
                                                 Quarter Quarter Quarter Quarter
                                                 ------- ------- ------- -------
                                                       amounts in millions
   1998:
     Revenue....................................  $ 313    334     358     354
                                                  =====   ====    ====    ====
     Operating income (loss)....................  $(135)   (92)     39    (243)
                                                  =====   ====    ====    ====
     Net earnings (loss)........................  $ 126   (251)   (135)    882
                                                  =====   ====    ====    ====

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

                                 $1,000,000,000

                      [LOGO OF LIBERTY MEDIA CORPORATION]

                           Liberty Media Corporation


                           -------------------------

                               OFFER TO EXCHANGE

                           -------------------------


                                 $1,000,000,000
                       8 1/4% Senior Debentures due 2030
                                      for
                               any and all of its
                            outstanding unregistered
                       8 1/4% Senior Debentures due 2030


                                   Prospectus

                    The Bank of New York, as Exchange Agent
                               101 Barclay Street
                            New York, New York 10286

                                        , 2000

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

  Article V, Section E of the Restated Certificate of Incorporation, as amended ("Liberty Charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

  "1.Limitation on Liability.

       To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this subparagraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

    2.Indemnification.

       (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

       (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this subparagraph 2 or otherwise.

       (c) Claims. If a claim for indemnification or payment of expenses under this subparagraph 2 is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

       (d) Non-Exclusivity of Rights. The rights conferred on any person by this subparagraph 2 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

       (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

    3.Amendment or Repeal.

       Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement:

 Exhibits Description
 -------- -----------
 3.1      Restated Certificate of Incorporation of Liberty, dated March 8, 1999
          (incorporated by reference to Exhibit 3.1 to the Registration
          Statement on Form S-4 of Liberty Media Corporation (File No. 333-
          86491) as filed on September 3, 1999 (the "Liberty S-4 Registration
          Statement")).

 3.2 Bylaws of Liberty, as adopted March 8, 1999 (incorporated by reference to Exhibit 3.2 of the Liberty S-4 Registration Statement).

 4.1      Indenture dated as of July 7, 1999, between Liberty and The Bank of
          New York (incorporated by reference to Exhibit 4.1 to the Liberty S-4
          Registration Statement).

 4.2      Third Supplemental Indenture dated as of February 2, 2000, between
          Liberty and The Bank of New York (incorporated by reference to
          Exhibit 4.8 to the Annual Report on Form 10-K of Liberty Media
          Corporation for the year ended December 31, 1999, as files on March
          27, 2000 (the "Liberty 10-K").


 Exhibits Description
 -------- -----------
 4.3      Registration Rights Agreement dated as of February 2, 2000, among
          Liberty, Lehman Brothers Inc. and Salomon Smith Barney Inc.
          (incorporated by reference to Exhibit 4.9 to the Liberty 10-K).

 4.4 Form of 8 1/4% Senior Debenture due 2030 (incorporated by reference to Exhibit 4.10 to the Liberty 10-K).

 4.5 Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.

          Opinion of Baker Botts L.L.P. with respect to legality of debentures
 5        being registered.

 10.1     Contribution Agreement dated March 9, 1999, by and among Liberty
          Media Corporation, Liberty Media Management LLC, Liberty Media Group
          LLC and Liberty Ventures Group LLC (incorporated by reference to
          Exhibit 10.1 to the Liberty S-4 Registration Statement).

 10.2     Inter-Group Agreement dated as of March 9, 1999, between AT&T Corp.
          and Liberty Media Corporation, Liberty Media Group LLC and each
          Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.2 to the Liberty S-4 Registration Statement).

 10.3     Intercompany Agreement dated as of March 9, 1999, between Liberty and
          AT&T Corp. (incorporated by reference to Exhibit 10.3 to the Liberty
          S-4 Registration Statement).

 10.4     Tax Sharing Agreement dated as of March 9, 1999, by and among AT&T
          Corp., Liberty Media Corporation, Tele-Communications, Inc., Liberty
          Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
          Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.4 to the Liberty S-4
          Registration Statement).

 10.5 First Amendment to Tax Sharing Agreement dated as of May 28, 1999, by and among AT&T Corp., Liberty Media Corporation, Tele-Communications,
          Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz,
          Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.5 to the Liberty S-4 Registration Statement).

 10.6     Second Amendment to Tax Sharing Agreement dated as of September 24,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 of Liberty Media
          Corporation (File No. 333-93917) as filed on December 30, 1999 (the
          "Liberty S-1 Registration Statement")).

 10.7     Third Amendment to Tax Sharing Agreement dated as of October 20,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.7 to the Liberty S-l Registration Statement).

 10.8     Fourth Amendment to Tax Sharing Agreement dated as of October 28,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.8 to the Liberty S-l Registration Statement).

 10.9     Fifth Amendment to Tax Sharing Agreement dated as of December 6,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.9 to the Liberty S-l Registration Statement).


 Exhibits Description
 -------- -----------
 10.10    Sixth Amendment to Tax Sharing Agreement dated as of December 10,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to
          Exhibit 10.10 to the Liberty S-l Registration Statement).

 10.11    Seventh Amendment to Tax Sharing Agreement dated as of December 30,
          1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
          Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
          LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.11 to the Liberty S-l Registration Statement).

 10.12    Instrument dated January 14, 2000, adding The Associated Group, Inc.
          as a party to the Tax Sharing Agreement dated as of March 9, 1999, as amended, among The Associated Group, Inc., AT&T Corp., Liberty Media
          Corporation, Tele-Communications, Inc., Liberty Ventures Group LLC,
          Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof
          (incorporated by reference to Exhibit 10.12 to the Liberty S-1
          Registration Statement).

 10.13 Amended and Restated Contribution Agreement dated January 14, 2000, by and among Liberty Media Corporation, Liberty Media Management LLC,
          Liberty Media Group LLC, Liberty Ventures Group LLC, The Associated
          Group, Inc. and Liberty AGI, Inc. (incorporated by reference to
          Exhibit 10.13 to the Liberty S-1 Registration Statement).

 10.14 First Supplement to Inter-Group Agreement dated as of May 28, 1999, between and among AT&T Corp., on the one hand, and Liberty Media
          Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.14 to the Liberty S-1 Registration
          Statement).

 10.15    Second Supplement to Inter-Group Agreement dated as of September 24,
          1999, between and among AT&T Corp., on the one hand, and Liberty
          Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.15 to the Liberty S-1
          Registration Statement).

 10.16    Third Supplement to Inter-Group Agreement dated as of October 20,
          1999, between and among AT&T Corp., on the one hand, and Liberty
          Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.16 to the Liberty S-1
          Registration Statement).

 10.17    Fourth Supplement to Inter-Group Agreement dated as of December 6,
          1999, between and among AT&T Corp., on the one hand, and Liberty
          Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.17 to the Liberty S-1
          Registration Statement).

 10.18    Fifth Supplement to Inter-Group Agreement dated as of December 10,
          1999, between and among AT&T Corp., on the one hand, and Liberty
          Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.18 to the Liberty S-1
          Registration Statement).

 10.19    Sixth Supplement to Inter-Group Agreement dated as of December 30,
          1999, between and among AT&T Corp., on the one hand, and Liberty
          Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.19 to the Liberty S-1
          Registration Statement).


 Exhibits Description
 -------- -----------
 10.20    Instrument dated January 14, 2000, adding The Associated Group, Inc.
          as a party to the Inter-Group Agreement dated as of March 9, 1999, as supplemented, between and among AT&T Corp., on the one hand, and
          Liberty Media Corporation, Liberty Media Group LLC and each Covered
          Entity listed on the signature pages thereof, on the other hand
          (incorporated by reference to Exhibit 10.20 to the Liberty S-1
          Registration Statement).

 10.21    Restated and Amended Employment Agreement dated November 1, 1992, between Tele-Communications, Inc. and John C. Malone (assumed by
          Liberty as of March 9, 1999), and the amendment thereto dated June
          30, 1999 and effective as of March 9, 1999, between Liberty and John
          C. Malone (incorporated by reference to Exhibit 10.6 to the Liberty
          S-4 Registration Statement).
 12       Computation of Ratio of Earnings to Fixed Charges.
 21       Subsidiaries of Liberty Media Corporation.
 23.1     Consent of KPMG LLP.
 23.2     Consent of Baker Botts L.L.P. (included in Exhibit 5).
 24       Powers of Attorney (included on pages II-7 and II-8).
 25       Statement of Eligibility of Trustee.
 99.1     Form of Letter of Transmittal with respect to Exchange Offer.
 99.2     Form of Notice of Guaranteed Delivery.

  (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings

  (a) Liberty hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, provided, in the case of a transaction that (but for the possibility of integration with other transactions) would itself qualify for an exemption from registration, that (i) such transaction by itself or when aggregated with other such transactions made since the filing of the most recent audited financial statements of Liberty would have a material financial effect upon Liberty and (ii) the information required to be supplied in a post-effective amendment by this paragraph 6 is not contained in periodic reports filed by Liberty pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Douglas, state of Colorado, on April 25, 2000.

                                          LIBERTY MEDIA CORPORATION

                                          By:  /s/ Charles Y. Tanabe
                                             ----------------------------
                                             Name:  Charles Y. Tanabe
                                             Title: Senior Vice President
                                                    and General Counsel

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Y. Tanabe, Esq. and Robert W. Murray, Jr., Esq., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign and file (i) any or all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ John C. Malone             Chairman of the Board and    April 25, 2000
______________________________________  Director
            John C. Malone

       /s/ Robert R. Bennett           President, Chief Executive   April 25, 2000
______________________________________  Officer and Director
          Robert R. Bennett             (Principal Executive
                                        Officer)

        /s/ Gary S. Howard             Executive Vice President,    April 25, 2000
______________________________________  Chief Operating Officer
            Gary S. Howard              and Director

                                       Director
______________________________________
            Paul A. Gould

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Jerome H. Kern             Director                     April 25, 2000
______________________________________
            Jerome H. Kern

                                       Director
______________________________________
           John C. Petrillo

       /s/ Larry E. Romrell            Director                     April 25, 2000
______________________________________
           Larry E. Romrell

                                       Director
______________________________________
           Daniel E. Somers

                                       Director
______________________________________
            John D. Zeglis

       /s/ Kathryn Scherff             Vice President and           April 25, 2000
______________________________________  Controller (Principal
           Kathryn Scherff              Financial Officer and
                                        Principal Accounting
                                        Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
 3.1     Restated Certificate of Incorporation of Liberty, dated March 8, 1999
         (incorporated by reference to Exhibit 3.1 to the Registration
         Statement on Form S-4 of Liberty Media Corporation (File No. 333-
         86491) as filed on September 3, 1999 (the "Liberty S-4 Registration
         Statement")).

 3.2 Bylaws of Liberty, as adopted March 8, 1999 (incorporated by reference to Exhibit 3.2 of the Liberty S-4 Registration Statement).

 4.1     Indenture dated as of July 7, 1999, between Liberty and The Bank of
         New York (incorporated by reference to Exhibit 4.1 to the Liberty S-4
         Registration Statement).

 4.2     Third Supplemental Indenture dated as of February 2, 2000, between
         Liberty and The Bank of New York (incorporated by reference to Exhibit
         4.8 to the Annual Report on Form 10-K of Liberty Media Corporation for the year ended December 31, 1999, as files on March 27, 2000 (the
         "Liberty 10-K").

 4.3     Registration Rights Agreement dated as of February 2, 2000, among
         Liberty, Lehman Brothers Inc. and Salomon Smith Barney Inc.
         (incorporated by reference to Exhibit 4.9 to the Liberty 10-K).

 4.4     Form of 8 1/4% Senior Debenture due 2030 (incorporated by reference to
         Exhibit 4.10 to the Liberty 10-K).

 4.5 Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.

         Opinion of Baker Botts L.L.P. with respect to legality of debentures
 5       being registered.

 10.1    Contribution Agreement dated March 9, 1999, by and among Liberty Media
         Corporation, Liberty Media Management LLC, Liberty Media Group LLC and
         Liberty Ventures Group LLC (incorporated by reference to Exhibit 10.1 to the Liberty S-4 Registration Statement).

 10.2    Inter-Group Agreement dated as of March 9, 1999, between AT&T Corp.
         and Liberty Media Corporation, Liberty Media Group LLC and each
         Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.2 to the Liberty S-4 Registration Statement).

 10.3    Intercompany Agreement dated as of March 9, 1999, between Liberty and
         AT&T Corp. (incorporated by reference to Exhibit 10.3 to the Liberty
         S-4 Registration Statement).

 10.4    Tax Sharing Agreement dated as of March 9, 1999, by and among AT&T
         Corp., Liberty Media Corporation, Tele-Communications, Inc., Liberty
         Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
         Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.4 to the Liberty S-4
         Registration Statement).

 10.5 First Amendment to Tax Sharing Agreement dated as of May 28, 1999, by and among AT&T Corp., Liberty Media Corporation, Tele-Communications,
         Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz,
         Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.5 to the Liberty S-4 Registration Statement).

 10.6    Second Amendment to Tax Sharing Agreement dated as of September 24,
         1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 of Liberty Media
         Corporation (File No. 333-93917) as filed on December 30, 1999 (the
         "Liberty S-1 Registration Statement")).


 Exhibit
 Number                                Description
 -------                               -----------
 10.7    Third Amendment to Tax Sharing Agreement dated as of October 20, 1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to
         Exhibit 10.7 to the Liberty S-l Registration Statement).

 10.8    Fourth Amendment to Tax Sharing Agreement dated as of October 28,
         1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.8 to the Liberty S-l Registration Statement).

 10.9 Fifth Amendment to Tax Sharing Agreement dated as of December 6, 1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.9 to the Liberty S-l Registration Statement).

 10.10   Sixth Amendment to Tax Sharing Agreement dated as of December 10,
         1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.10 to the Liberty S-l Registration Statement).

 10.11   Seventh Amendment to Tax Sharing Agreement dated as of December 30,
         1999, by and among AT&T Corp., Liberty Media Corporation, Tele-
         Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group
         LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.11 to the Liberty S-l Registration Statement).

 10.12   Instrument dated January 14, 2000, adding The Associated Group, Inc.
         as a party to the Tax Sharing Agreement dated as of March 9, 1999, as amended, among The Associated Group, Inc., AT&T Corp., Liberty Media
         Corporation, Tele-Communications, Inc., Liberty Ventures Group LLC,
         Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity listed on the signature pages thereof
         (incorporated by reference to Exhibit 10.12 to the Liberty S-1
         Registration Statement).

 10.13 Amended and Restated Contribution Agreement dated January 14, 2000, by and among Liberty Media Corporation, Liberty Media Management LLC,
         Liberty Media Group LLC, Liberty Ventures Group LLC, The Associated
         Group, Inc. and Liberty AGI, Inc. (incorporated by reference to
         Exhibit 10.13 to the Liberty S-1 Registration Statement).

 10.14 First Supplement to Inter-Group Agreement dated as of May 28, 1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.14 to the Liberty S-1 Registration Statement).

 10.15   Second Supplement to Inter-Group Agreement dated as of September 24,
         1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.15 to the Liberty S-1 Registration Statement).

 10.16   Third Supplement to Inter-Group Agreement dated as of October 20,
         1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.16 to the Liberty S-1 Registration Statement).


 Exhibit
 Number                                Description
 -------                               -----------
 10.17   Fourth Supplement to Inter-Group Agreement dated as of December 6,
         1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.17 to the Liberty S-1 Registration Statement).

 10.18   Fifth Supplement to Inter-Group Agreement dated as of December 10,
         1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.18 to the Liberty S-1 Registration Statement).

 10.19   Sixth Supplement to Inter-Group Agreement dated as of December 30,
         1999, between and among AT&T Corp., on the one hand, and Liberty Media
         Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.19 to the Liberty S-1 Registration Statement).

 10.20   Instrument dated January 14, 2000, adding The Associated Group, Inc.
         as a party to the Inter-Group Agreement dated as of March 9, 1999, as supplemented, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered
         Entity listed on the signature pages thereof, on the other hand
         (incorporated by reference to Exhibit 10.20 to the Liberty S-1
         Registration Statement).

 10.21   Restated and Amended Employment Agreement dated November 1, 1992, between Tele-Communications, Inc. and John C. Malone (assumed by
         Liberty as of March 9, 1999), and the amendment thereto dated June 30,
         1999 and effective as of March 9, 1999, between Liberty and John C.
         Malone (incorporated by reference to Exhibit 10.6 to the Liberty S-4
         Registration Statement).
 12      Computation of Ratio of Earnings to Fixed Charges.
 21      Subsidiaries of Liberty Media Corporation.
 23.1    Consent of KPMG LLP.
 23.2    Consent of Baker Botts L.L.P. (included in Exhibit 5).
 24      Powers of Attorney (included on pages II-7 and II-8).
 25      Statement of Eligibility of Trustee.
 99.1    Form of Letter of Transmittal with respect to Exchange Offer.
 99.2    Form of Notice of Guaranteed Delivery.